As filed with the Securities and Exchange Commission on April 1, 2019 .
Registration No. 333-230109

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________
AMENDMENT NO. 2
TO
FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_____________
Tufin Software Technologies Ltd.
(Exact name of Registrant as specified in its charter)
_____________
Not Applicable
(Translation of Registrant’s name into English)
_____________

State of Israel	7373	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Tufin Software Technologies Ltd.
5 Shoham Street
Ramat-Gan 52521, Israel
+972 (3) 612-8118
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_____________
Tufin Software North America, Inc.
2 Oliver Street, Suite 702
Boston, Massachusetts 02109-4901
+1 (877) 270-7711
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________
Copies to:

Colin J. Diamond, Esq. White & Case LLP 1221 Avenue of the Americas New York, New York 10020-1095 Tel: +1 (212) 819-8200 Fax: +1 (212) 354-8113	Amir Halevy, Adv. Perry E. Wildes, Adv. Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. One Azrieli Center, Round Tower Tel Aviv 67021, Israel Tel: +972 (3) 607-4444 Fax: +972 (3) 607-4470	Kenneth J. Gordon, Esq. Michael J. Minahan, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Tel: +1 (617) 570-1000 Fax: +1 (617) 801-8717	Ido Zemach, Adv. Yoni Henner, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Ampa Tower Tel Aviv 6789141, Israel Tel: +972 (3) 608-9999 Fax: +972 (3) 608-9855
Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company.  ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
_____________
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Ordinary shares, par value NIS 0.015 per share	8,855,000	$14.00	$123,970,000	$15,026

(1)	Includes shares granted pursuant to the underwriters’ option to purchase additional shares. See “Underwriting.”

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)	$12,120 previously paid.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 1, 2019

PRELIMINARY PROSPECTUS

7,700,000 Shares

tufin

Ordinary Shares

This is the initial public offering of Tufin Software Technologies Ltd. We are offering 7,700,000 ordinary shares.

Prior to this offering, there has been no public market for our ordinary shares. The estimated initial public offering price of the ordinary shares is between $12.00 and $14.00 per share. Our ordinary shares have been authorized for listing on the New York Stock Exchange under the symbol "TUFN."

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an "emerging growth company" under the U.S. federal securities laws as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as a result, we have elected to comply with certain reduced public company disclosure and reporting requirements.

Investing in our ordinary shares involves risks. See "Risk Factors" beginning on page 12 of this prospectus.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds to us (before expenses)	$	$

(1) See "Underwriting" for a description of compensation payable to the underwriters.

The underwriters expect to deliver the ordinary shares to purchasers on or about , 2019.

J.P. Morgan **Barclays** **Jefferies**

Oppenheimer & Co. **Piper Jaffray** **Stifel** **William Blair**

The date of this prospectus is , 2019.

We believe that fundamentally, your security is only as good as the policy that you define and enforce.

Our policy-driven solutions automate the manual network change process, allowing customers the ability to securely implement changes in minutes instead of days.

tufin

The Security Policy Company

_____________
Neither we nor the underwriters, nor any of their respective agents, have authorized anyone to provide information different from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriters, nor any of their respective agents, take any responsibility for, and can provide no assurance as to the reliability of, any information other than the information in this prospectus and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our ordinary shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy these ordinary shares in any circumstances under which such offer or solicitation is unlawful.
For investors outside of the United States: Neither we nor the underwriters, nor any of their respective agents, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.
References in this prospectus to the Global 2000 are to the world’s 2,000 largest public companies as published by Forbes on June 16, 2018.

SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our ordinary shares. You should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements and notes to those consolidated financial statements, before making an investment decision. In this prospectus, the terms “Tufin,” “we,” “us,” “our” and “the company” refer to Tufin Software Technologies Ltd. and its subsidiaries.
Overview
We are pioneering a policy-centric approach to security and IT operations. We transform enterprises’ security operations by helping them visualize, define and enforce a unified security policy across complex, heterogeneous IT and cloud environments. Our products govern how individuals, systems and applications are permitted to communicate and provide policy-based security automation, enabling customers to reduce the time to implement complex network changes from days to minutes. Our solutions increase business agility, eliminate errors from manual processes and ensure continuous compliance through a single console. Since our inception, our solutions have been purchased by over 2,000 customers in over 70 countries, including approximately 15% of the Global 2000.
Cybersecurity is critical for enterprises of all sizes. As enterprises embrace digital transformation and adopt new technologies such as cloud-based services, software-defined networks, microservices and containers, the IT and cloud environments become increasingly complex and vulnerable to attack. In response to the heightened threat environment, lack of a defined network perimeter and a constantly changing attack surface, enterprises continue to implement additional firewalls, endpoint security, identity and access management and other security solutions. However, we believe most enterprises lack effective and comprehensive security policy management, which results in a trade-off between the necessary security posture and business requirements for speed, agility and innovation.
We believe a new approach to enterprise security is necessary: a data-driven framework centered on policy management and operationalized through policy-based automation, enhancing compliance and security while improving operational efficiency. To address this need, we have developed highly differentiated technology with four main pillars:

•
Policy-centric approach. We enable enterprises to visualize, define and enforce a unified security policy that acts as the foundation of governance and control, replacing ad-hoc configurations across fragmented networks.

•
Automation of network changes. We automate the network change process across complex, heterogeneous environments, increasing business agility, enabling faster application deployment and reducing human error.

•	Data-driven. Our approach draws data from across a customer’s IT and cloud environments, providing insights on connectivity and end-to-end visibility across the network.

•
Open and extensible framework. Our open solutions serve as a centralized control layer for our customers’ networks and can connect to a wide range of third-party technologies through application program interfaces, or APIs.

We offer five products that comprise the Tufin Orchestration Suite: SecureTrack, SecureChange, SecureApp and, most recently, Orca and Iris. SecureTrack, SecureChange and SecureApp enable enterprises to visualize, define and enforce their security policy across heterogeneous networks, both on premise and in the cloud. SecureTrack serves as the foundation of SecureChange and SecureApp. SecureTrack provides visibility across the network and helps organizations define a unified security policy and maintain compliance. SecureChange provides customers with the ability to automate changes across the network while maintaining compliance with policy and security standards. SecureApp provides application connectivity management and streamlines communication between application developers and network engineers. Our newest products, Orca and Iris, provide cloud-based security automation solutions in response to the growth of containers and cloud-native environments.
We sell our products and services through our sales force, including our field sales team and our inside sales team, which works closely with our global network of approximately 140 active channel partners. Our channel partners include distributors and resellers, as well as service delivery partners that help customers successfully deploy, configure, customize and maintain our products and services.
We have experienced strong growth. For the years ended December 31, 2017 and 2018, our revenues were $64.5 million and $85.0 million, respectively, representing year-over-year growth of 31.7%. For the years ended December 31, 2017 and 2018, our net loss was $2.8 million and $4.3 million, respectively.
Industry Background
Enterprises that lack a comprehensive security policy are facing challenges in balancing the necessary security and risk posture with their business requirements, leaving security, network and compliance professionals overwhelmed. Several industry trends contribute to operational challenges in managing risk, as set forth below:

•
Increasing frequency and sophistication of cyberattacks. Enterprises worldwide are under constant security threat from both external cyberattackers and malicious insiders in search of sensitive information and vital systems. Cyberattackers are increasingly able to breach networks and locate and steal sensitive enterprise data. As a result, numerous enterprise boards are prioritizing and reshaping their cybersecurity approaches.

•
Growing complexity of software-defined networks. Enterprises have been undergoing a digital transformation. They are rapidly shifting on-premise workloads to cloud environments to meet the changing demands of their markets and customers. To keep pace with this transformation, enterprises design scalable and flexible workloads and connections, which increase network complexity and the velocity of changes. The rise of technologies such as microservices and containers introduces additional complexity. The growing use of these dynamic technologies has raised business expectations on agility and increased the need for a unified security approach across networks and applications.

•
Accelerating pace of application development and deployment. The accelerating pace of business and technological developments requires numerous and continuous application and infrastructure changes. The rise of the DevOps model, which is a set of software development practices that allows applications and features to be rapidly developed and deployed, has led to increased release velocity. Enterprises that use manual change processes struggle to keep pace and lack policy consistency, resulting in an ever-growing backlog of changes, delayed software releases and heightened security exposure.

•
Evolving regulatory and compliance requirements. Global enterprises need to maintain compliance with a new wave of government regulations, corporate security policies and industry standards related to privacy and cybersecurity. Manual changes to network policy are difficult to track and are more likely to be non-compliant. As a result, enterprises seek cost-efficient security solutions to meet compliance requirements.

•
Legacy security approaches can no longer address cybersecurity threats in the ever-changing IT and cloud environments. Traditional security policy management approaches address governance and control, but lack critical characteristics such as a unified security policy, automation, scalability, end-to-end visibility and extensibility. We believe a new approach to enterprise security is necessary: a data-driven framework centered on policy management and operationalized through automation.

Benefits of Our Solutions
Our solutions enable our customers to visualize, define and enforce a security policy that dictates how users, systems and different organizational functions across the enterprise should be allowed to communicate. We automate our customers’ security policy management, allowing them to accelerate application deployment time without introducing non-compliant changes that could lead to vulnerabilities, and giving better visibility and control over all of their IT and cloud environments. This approach drives business agility and cost reduction while facilitating continuous compliance across hybrid, multi-vendor, multi-platform and heterogeneous environments. Our customers use our products to:

•
Accelerate business agility through end-to-end automation of security changes. Our automated solutions allow our customers to implement application changes onto their networks in minutes, not days. Our solutions accelerate security management processes, increase operational efficiency and reduce the traditional lag between software development and revenue-generating deployment. Increased efficiency frees up valuable IT resources to focus on higher-value tasks, all while remaining secure and compliant.

•
Reduce security risk through adoption of a unified security policy and continuous compliance. We enable enterprises to create a unified security policy that acts as the foundation of their security decision making. Effective security policy governs how individuals, systems and applications communicate. A well-defined security policy forms the basis of our automation capabilities, guiding the change implementation logic and ensuring continuous compliance with corporate security policies, government regulations and industry standards.

•
Navigate the complexity of hybrid and fragmented networks with a centralized control layer. We offer a centralized security management layer that analyzes, defines and implements enterprise-specific security policies. Our network abstraction layer allows for the automation of security changes across the network, including firewalls, traditional networks, public and private cloud environments, microservices and containers. Our solutions act as an independent third-party management layer, extending the security policy to every corner of the network, even as it grows, changes and adapts to new business demands and cybersecurity threats.

•
Enhance visibility and control. Our solutions provide customers with complete visibility over their IT and cloud environments, and enable them to quickly view changes and their impact on security posture prior to deployment. Our solutions monitor, collect and record configuration changes across the enterprise. They verify the adherence of these changes to the unified security policy, helping customers visualize any resulting compliance gaps or related vulnerabilities. We use topology intelligence to map out resources and connections, even across fragmented, complex environments. Enterprises can use our products to centrally manage and enforce their security policy with significant improvements in speed and ease-of-use through a multi-environment, ‘single pane of glass’ interface to ensure compliance and control.

Our Market Opportunity
We believe the majority of enterprises lack effective and comprehensive security policy management, which is critical to controlling network change. As digital transformation creates more complexity within IT and cloud environments, we believe our policy-centric, automated solutions will garner a growing share of enterprise security spend. In its September 14, 2018 publication Forecast Analysis: Information Security, Worldwide, 2Q18 Update, Gartner estimated that worldwide spending on information security products and services will reach more than $133 billion in 2019. In addition, 451 Research LLC’s VotE Information Security: Workloads and Key Projects 2018 study, covering 550 organizations of different sizes across 10 industry verticals, found that 83% of the companies surveyed did not have security automation and orchestration technologies in place, but 54% of those companies planned to deploy such technologies within the next 24 months. We believe increased security spending and adoption of security automation and orchestration technologies represent a significant opportunity for us.

We also believe our policy management and automation solutions overlap with several markets defined by IDC. IDC has estimated that:

•
the market for IT operations management, which improves user access to applications, business services and data sources on diverse platforms, will grow from $8.9 billion in 2018 to $11.7 billion by 2022, according to its Worldwide IT Operations Management Software Forecast for 2018-2022;

•
the market for IT automation and configuration management, which supports DevOps automation and orchestration, digital enterprises, hybrid cloud architectures and microservices-based applications, will grow from $6.7 billion in 2018 to $8.4 billion in 2022, according to its Worldwide IT Automation and Configuration Management Software Forecast for 2018-2022;

•
the market for policy and compliance (a sub-segment of security and vulnerability management), which enables enterprises to create, measure and report on security policy and regulatory compliance, will grow from $2.0 billion in 2018 to $3.1 billion in 2022, according to its Worldwide Security and Vulnerability Management Forecast for 2018-2022; and

•
the market for vulnerability assessment (a sub-segment of security and vulnerability management), which scans networks and applications for security vulnerabilities, will grow from $2.2 billion in 2018 to $3.7 billion by 2022, according to its Worldwide Security and Vulnerability Management Forecast for 2018-2022.

We believe that our solutions will attract a meaningful portion of these markets, resulting in a multi-billion dollar addressable market. As we continue to innovate and introduce new products, the use cases for our solutions will expand, which we expect will lead to incremental growth in our addressable market opportunity.
We believe our policy management and automation functionalities define a new market, and we are not aware of any third-party research that accurately defines the scope of our directly addressable opportunity. As such, we estimated the market size using third-party data and, when third-party data was not available, internal estimates. We segment enterprises based on estimates of their network infrastructure size and their need for our solutions across their networks, and apply an average annual billings figure per segment based on an estimated prior five years of inventory, resulting in an estimated directly addressable market of $10.3 billion, which includes on-premise firewalls, private cloud and public cloud orchestration segments, for the fiscal year ending December 31, 2019.
Our Competitive Strengths
We believe we have several competitive advantages, including:

•
Pioneer in security policy management. We are a pioneer in the security policy management market. We believe we were the first company to introduce security policy automation solutions with SecureChange and SecureApp, and we believe our position as a market leader reinforces our brand and supports our position as one of the most prominent players in an increasingly important segment.

•
Advanced technology and ongoing innovation. We have over a decade of experience and believe our ability to innovate is the cornerstone of our position as a technology leader. Our comprehensive security policy management solutions rely on a set of proprietary technologies that provide a high level of security, scalability and performance. Our core technologies, which serve as the foundation of both our network and cloud-based products, include analysis engines, a provisioning engine, API integrations and infrastructure technology.

•
Scalable, extensible enterprise-grade solutions. Our solutions scale up to the largest enterprises with thousands of network devices (e.g., firewalls and routers) through their distributed architecture and high availability offering. Our extensible API framework allows our customized solutions to interface with most IT management frameworks and systems, and is used by customers, partners and our professional services team who develop scripts and extensions on top of the Tufin Orchestration Suite.

•
Customer-first approach. Customer success has always been our priority. Since our inception, we have built a strong, customer-first approach and developed a powerful array of products and solutions to meet our customers’ needs and expectations. Our premium support services are available at all times to ensure that customers’ problems are addressed quickly.

•
Automation-driven return on investment. Enterprises quickly realize value upon deployment of our solutions. Our policy-driven automation allows customers to implement accurate and compliant network changes within minutes rather than days, allowing them to introduce new business applications faster and redeploy IT resources into higher-value projects.

Our Growth Strategy

•
Acquire new Global 2000 customers and mid-market customers. Since our inception, our solutions have been purchased by over 2,000 customers in over 70 countries, including approximately 15% of the Global 2000. Revenue generated from our Global 2000 customers, excluding maintenance renewals, represented an average of 65% of our total revenue over the fiscal years ended December 31, 2016 to 2018. We believe we have a significant growth opportunity with Global 2000 customers that currently lack a security policy management solution or that use a competing product that lacks automation. We also continue to pursue mid-market accounts with increasing need for security policy management solutions.

•
Expand within our customer base through new use cases and larger deployments. We aim to drive policy management and automation across the entire enterprise to help our customers fully benefit from our solutions. Customers often contract with us for a portion of their IT and cloud environments or begin only with SecureTrack. Over time, customers often expand their network coverage or recognize the benefits of automated policy changes at the network and application levels and adopt our SecureChange and SecureApp solutions. Most recently, customers moving applications to the cloud have demonstrated interest in Orca and Iris.

•
Extend security product leadership with innovative new products. We will continue to innovate in ways that enable frictionless collaboration between business and infrastructure teams. We intend to invest further in the Tufin Orchestration Suite to extend its functionality and features. We believe this will enhance our ability to generate revenue within our existing customer base and pursue new opportunities. We will also continue to introduce new products to broaden our appeal to customers and stay ahead of the market.

•
Grow and cultivate our security partner ecosystem. We have built an extensive global channel partner ecosystem that extends our geographic coverage, drives awareness of our brand and accelerates usage and adoption of our products. We have also formed alliances with technology partners in the network security, security operations, incident response, vulnerability management and security compliance sectors.

•
Democratize policy management across functions. Our customers continue to find new use cases for our policy management and automation products. For example, as enterprises continue to implement DevOps teams and practices, we believe they will need to introduce security measures earlier in the application development and deployment lifecycle.

Risks Associated With Our Business
Investing in our ordinary shares involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 12 before making a decision to invest in our ordinary shares. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our ordinary shares would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

•
The security policy management market is rapidly evolving and difficult to predict. If the market does not evolve as we anticipate or if our target customers do not adopt our solutions, our revenues may not grow as expected and our share price may decline.

•	If we are unable to acquire new customers, particularly large organizations, our future revenues and operating results will be harmed.

•	Our business depends substantially on our ability to retain customers and expand our offerings to them, and our failure to do so could harm future results of operations.

•	Our sales cycle is long and unpredictable, which may cause significant fluctuations in our quarterly results of operations.

•	We face competition in the security policy management market in which we operate, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

•	Our revenue growth rate over the past year may not be indicative of our future performance.

•	Our business could be adversely affected if we are unable to manage changes to our business model over time.

•	Our business and operations have experienced rapid growth, and if we do not appropriately manage any future growth, our results of operations will be harmed.

•	We have a history of losses, and we may not be able to generate sufficient revenues to achieve and sustain profitability.

•
We have identified a material weakness in our internal control over financial reporting. If we fail to maintain effective internal control over financial reporting, we may be unable to report our financial results accurately or meet our reporting obligations.

•
If third-party applications and network products change such that we do not or cannot maintain the compatibility of our platforms and solutions with these applications and products, or if we fail to provide integrations that our customers desire, demand for our solutions and platforms could decline.

Corporate Information
We are incorporated under the laws of the State of Israel. Our principal executive offices are located at 5 Shoham Street, Ramat-Gan 52521, Israel, and our telephone number is +972 (3) 612-8118. Our website address is www.tufin.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. Our agent for service of process in the United States is Tufin Software North America, Inc., located at 2 Oliver Street, Suite 702, Boston, Massachusetts 02109-4901, and its telephone number is +1 (877) 270-7711.
Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. The “Tufin” design logo is the property of Tufin Software Technologies Ltd. Tufin® is our registered trademark in the United States. We have several other trademarks, service marks and pending applications relating to our products. In particular, although we have omitted the “®” and “™” trademark designations in this prospectus from each reference to Unified Security Policy, Tufin Orchestration Suite,

SecureChange, SecureTrack and SecureApp, all rights to such trademarks are nevertheless reserved. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

THE OFFERING

Ordinary shares offered	7,700,000 ordinary shares

Ordinary shares to be outstanding after this offering	32,435,871 ordinary shares

Underwriters’ option	We have granted the underwriters an option to purchase up to 1,155,000 additional ordinary shares for a period of 30 days after the date of this prospectus.

Use of proceeds
We intend to use the net proceeds we receive from this offering for working capital and other general corporate purposes. We expect to continue to invest in and to grow our research and development capabilities as well as expand our sales force and marketing team. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Proposed NYSE symbol	TUFN
The number of ordinary shares to be outstanding after this offering is based on  24,735,871  ordinary shares outstanding as of March 31, 2019. The number of ordinary shares to be outstanding after this offering excludes 9,652,267 ordinary shares reserved for issuance under our equity incentive plans, of which there were outstanding options to purchase 7,005,419 shares at a weighted average exercise price of $2.15  per share.
Unless otherwise indicated, this prospectus:

•	reflects the conversion of all outstanding preferred shares into 16,416,749 ordinary shares on a one-for-one basis, which will occur automatically immediately prior to the closing of this offering;

•	assumes an initial public offering price of $13.00 per ordinary share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus;

•
gives effect to the exercise on a cashless basis of warrants to purchase 26,667 ordinary shares with an exercise price of $ 4.30 per share issued to an Israeli non-profit organization and the resulting issuance of 17,842 ordinary shares upon the closing of this offering;

•
gives effect to the adoption of our amended and restated articles of association, which will become effective upon the closing of this offering and will replace our articles of association currently in effect;

•	assumes no exercise of the underwriters’ option to purchase up to 1,155,000 additional ordinary shares; and

•	reflects a 1.5:1 reverse share split effected on March 21, 2019.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables set forth our summary consolidated financial data. You should read the following summary consolidated financial data in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected in the future. Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP.
The summary consolidated statements of operations data for each of the years in the two-year period ended December 31, 2018 and the summary balance sheet data as of December 31, 2018 are derived from our audited consolidated financial statements appearing elsewhere in this prospectus.

	Year ended December 31,
	2017	2018
	(in thousands, except share and per share amounts)
Consolidated Statements of Operations:
Revenues:
Product	$30,855	$42,554
Maintenance and professional services	33,685	42,427
Total revenues	64,540	84,981
Cost of revenues:
Product	1,702	2,324
Maintenance and professional services	7,778	11,112
Total cost of revenues(1)	9,480	13,436
Gross profit	55,060	71,545
Operating expenses:
Research and development(1)	17,672	21,363
Sales and marketing(1)	35,042	46,092
General and administrative(1)	4,608	6,022
Total operating expenses	57,322	73,477
Operating loss	$(2,262)	$(1,932)
Financial income (loss), net	267	(1,047)
Loss before taxes on income	$(1,995)	$(2,979)
Taxes on income	(797)	(1,283)
Net loss	$(2,792)	$(4,262)
Basic and diluted net loss per ordinary share(2)	$(0.35)	$(0.53)
Weighted average number of ordinary shares used in computing basic and diluted net loss per ordinary share(2)	7,872,545	8,045,647
Basic pro forma net loss per ordinary share (unaudited)(3)		$(0.17)
Weighted average number of shares used in computing pro forma basic and diluted net loss per ordinary share (unaudited)(3)		24,462,397

	As of December 31, 2018
	Actual	Pro Forma(4)	Pro Forma As Adjusted(4)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$15,248	$15,248	$106,143
Working capital, excluding deferred revenue(5)	17,781	17,781	108,676
Deferred revenue, current and non-current	31,464	31,464	31,464
Total assets	47,133	47,133	137,298
Redeemable convertible preferred shares	26,699	—	—
Total shareholders’ equity (deficit)	(29,946)	(3,247)	87,359

	Year ended December 31,
	2017	2018
	(in thousands)
Supplemental Financial Data:
Non-GAAP operating profit (loss)(6)	$(152)	$1,249

(1)	Includes share-based compensation expense as follows:

	Year ended December 31,
	2017	2018
	(in thousands)
Share-based Compensation Expense:
Cost of revenues	$332	$634
Research and development	660	731
Sales and marketing	765	1,458
General and administrative	353	358
Total share-based compensation expenses	$2,110	$3,181

(2)
Basic and diluted net loss per ordinary share is computed based on the weighted average number of ordinary shares outstanding during each period. For additional information, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

(3)
Pro forma basic and diluted net loss per ordinary share and pro forma weighted average shares outstanding assumes the conversion of all of our outstanding preferred shares into ordinary shares, which will occur immediately prior to the closing of this offering, but does not give effect to the issuance of shares in connection with this offering. For additional information on the conversion of the preferred shares, see Note 11 to our consolidated financial statements included elsewhere in this prospectus.

(4)
Pro forma gives effect to the conversion of all of our outstanding preferred shares into ordinary shares, which will occur immediately prior to the closing of this offering. Pro forma as adjusted gives effect to (x) the same item as set forth in “pro forma,” (y) the exercise on a cashless basis of warrants to purchase 26,667 ordinary shares and the resulting issuance of 17,842 ordinary shares upon the closing of this offering and (z) the issuance and sale of ordinary shares in this offering at an assumed initial public offering price of $13.00 per ordinary share after deducting underwriting discounts and estimated offering expenses payable by us.

(5)	We define working capital as total current assets minus total current liabilities.

(6)
Non-GAAP operating profit (loss) is a non-GAAP financial measure. We define non-GAAP operating profit (loss) as operating profit excluding share-based compensation expense. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expense, we believe that providing non-GAAP financial measures that exclude non-cash share-based compensation expense allows for more meaningful comparisons between our operating results from period to period. This non-GAAP financial measure is an important tool for financial and operational decision-making and for evaluating our operating results over different periods. The following table reconciles operating loss, the most directly comparable U.S. GAAP measure, to non-GAAP operating profit (loss) for the periods presented:

	Year ended December 31,
	2017	2018
	(in thousands)
Reconciliation of Operating Loss to Non-GAAP Operating Profit (Loss):
Operating loss	$(2,262)	$(1,932)
Add: share-based compensation	$2,110	$3,181
Non-GAAP operating profit (loss)(6)	$(152)	$1,249

For a description of how we use non-GAAP operating profit (loss) to evaluate our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Performance.”
Other companies, including companies in our industry, may calculate non-GAAP operating profit (loss) differently or not at all, which reduces the usefulness of non-GAAP operating profit (loss) as a comparative measure. You should consider non-GAAP operating profit (loss) along with other financial performance measures, including operating profit, and our financial results presented in accordance with U.S. GAAP.

RISK FACTORS
This offering and an investment in our ordinary shares involve a high degree of risk. You should consider carefully the risks described below and all other information contained in this prospectus, including our financial statements and related notes thereto, before you decide to buy our ordinary shares. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our ordinary shares would likely decline, and you might lose all or part of your investment.
Risks Related to Our Business and Our Industry
The security policy management market is rapidly evolving and difficult to predict. If the market does not evolve as we anticipate or if our target customers do not adopt our solutions, our revenues may not grow as expected and our share price may decline.
We believe our future success depends in large part on growth in the security policy management market in which we compete. The security policy management market is relatively new and subject to rapid technological change, evolving industry standards, a shift in the enforcement or scope of regulations to which our customers are subject, as well as changing customer needs, requirements and preferences. As such, it is difficult to predict important market trends, including potential growth. For example, organizations that currently use home-grown tools may believe that they already have sufficient security policy management products. Therefore, such organizations may continue spending their network infrastructure budgets on other products and may not adopt our solutions in addition to or in lieu of other existing solutions. If the security policy management market does not evolve in the way we anticipate or if organizations do not recognize the benefits our solutions offer in addition to or in place of other existing solutions, then our revenues may not grow as expected and our share price could decline.
If we are unable to acquire new customers, particularly large organizations, our future revenues and operating results will be harmed.
Our growth strategy is dependent, in part, on our ability to acquire new customers, particularly large organizations. For example, in the year ended December 31, 2018, large organizations, which we define as those comprising the Global 2000, accounted for 68% of our revenues, excluding maintenance renewals. The size and number of customers that we add in a given period significantly and directly impacts both our short-term and long-term revenues. If we are unable to attract a sufficient number of new large organization customers or if we attract customers that place orders of an insufficient size, we may be unable to generate revenue growth at desired rates. The security policy management market is competitive and we cannot guarantee that we will out-perform our competitors. In addition, in many cases, our primary competition is in-house, manual, spreadsheet driven processes and homegrown approaches to security management. As a result, we may not be able to add new customers at the levels we expect, or may need to spend more than we budgeted on our efforts to do so. Competition in the marketplace may also result in us winning fewer new customers, lowering prices or offering sales incentives to new customers. These factors may have a material negative impact on our future revenues and operating results.
Sales to large organizations involve risks that may not be present (or that are present to a lesser extent) with sales to smaller entities. These risks include:

•
increased purchasing power and leverage held by large organizations in negotiating contractual arrangements with us, including, in certain cases, clauses that provide preferred pricing of configurations with similar specifications;

•	the timing of individual large sales, which in some cases have occurred in a quarter subsequent to those we anticipated, or have not occurred at all;

•
longer sales cycles and the associated risk that substantial time and resources may be spent on a potential customer that ultimately elects not to purchase our products or purchases fewer products than we anticipated;

•
more stringent or costly requirements imposed upon us in our maintenance and professional services contracts with such customers, including stricter response times and penalties for any failure to meet maintenance and professional services requirements;

•	more complicated and costly implementation processes and network infrastructure; and

•	closer relationships with, and increased dependence upon, large technology companies who may offer competing products and have stronger brand recognition.
If we are unable to increase sales of our solutions and products to large organizations while mitigating the risks associated with serving such customers, our business, results of operations, prospects and financial condition may suffer.
Our business depends substantially on our ability to retain customers and expand our offerings to them, and our failure to do so could harm future results of operations.
We generate a significant portion of our revenues from sales to existing customers and our business depends substantially on our ability to retain customers and expand our offerings to them. In 2017 and 2018, we generated over 75% and 70% of our revenues, respectively, from sales to existing customers, including renewals. Our Tufin Orchestration Suite is currently comprised of five products: SecureTrack, SecureChange, SecureApp and, most recently, Orca and Iris. The majority of our customers initially purchase SecureTrack to monitor part of their networks. Initial product deployments frequently expand across departments, divisions and geographies and result in the purchase of additional products, such as SecureChange and SecureApp. In addition, we expect an increasing portion of our revenues to be derived from additional sales to our customers of Orca and Iris, which allow for policy-driven automation and security management in cloud-native environments.
The rate at which our existing customers purchase additional products and services depends on a number of factors, including the perceived need for additional IT security, our customers’ IT budgets, the efficacy of our solutions, general economic conditions, our customers’ overall satisfaction with our products and services and the continued growth and economic health of our customer base. If our efforts to sell additional products and services to our customers are not successful, our future revenues and operating results will be harmed.
We devote significant efforts to developing and marketing product updates to existing customers and rely on these efforts for a portion of our revenues. This requires a significant investment in building and maintaining customer relationships, as well as significant research and development efforts in order to launch product updates and new products. Our future success depends, in part, on our ability to continue to expand sales of our current product offerings to existing customers, sell additional licenses for our current products to our existing customers and develop and sell new products to existing customers.
Our sales cycle is long and unpredictable, which may cause significant fluctuations in our quarterly results of operations.
The timing of our sales and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for our products. We and our channel partners often spend significant time and resources to better educate and familiarize potential customers with the value proposition of our products and platform. Our sales cycle usually lasts several months from proof of concept to purchase order from our customers, and it is often even longer, less predictable and more resource-intensive for larger transactions. Customers may also require additional internal approvals or seek to test our products for a longer trial basis before deciding to purchase our solutions. Furthermore, even if we close a large transaction during a given quarter, we may be unable to recognize the revenues derived from such a transaction due to our revenue recognition policy. See “Management’s Discussion and Analysis of

Financial Condition and Results of Operations—Application of Critical Accounting Policies and Estimates—Revenue Recognition.”
In addition, in the past, customers have deferred significant purchases to the last quarter of the year when they can determine what amount of their annual budget remains unused. As a result, the timing of individual sales can be difficult to predict. We generally expect an increase in business activity as we approach our fiscal year end in December, driven by our customers’ buying patterns. We believe that these seasonal trends will continue to affect our quarterly results. Large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated or have not occurred at all. The loss or delay of one or more large transactions in a quarter could impact our anticipated results of operations for that quarter and future quarters for which revenue from that transaction is delayed. We may not be able to accurately predict or forecast the timing of sales, which could cause our results to vary significantly from our expectations and the expectations of market analysts. In addition, we might devote substantial time and effort to a particular unsuccessful sales effort, and as a result we could lose other sales opportunities or incur expenses that are not offset by an increase in revenue, which could harm our business.
We face competition in the security policy management market in which we operate, and we may lack sufficient financial or other resources to maintain or improve our competitive position.
We face competition in the security policy management market in which we operate. In many cases, our primary competition is in-house, manual, spreadsheet driven processes and homegrown approaches to security management, and we and our channel partners may not be successful in educating and familiarizing potential customers with the value associated with our products and services. Our direct competitors include vendors such as AlgoSec, Inc., FireMon, LLC and Skybox Security LLC that offer solutions that compete with all or some of our products or product features. We also indirectly compete with large IT companies that offer a broad array of traditional security management solutions, such as Symantec Corporation and Cisco Systems, Inc., for a share of enterprises’ IT security budgets. These large companies have the technical and financial resources and broad customer bases needed to bring products that are competitive with ours to market and already have existing relationships as a trusted vendor for other products. Such companies may use these advantages to offer products and services that are perceived to be as effective as ours at a lower price or for free as part of a larger product package or solely in consideration for maintenance and professional services fees. As the security policy management market grows, we expect competition to increase in the future from both existing competitors and new companies that may enter our markets. Some of our competitors may develop different products that compete with our current solutions and respond more quickly and effectively than we do to new or changing opportunities, technologies, standards or client requirements, including in cloud-native environments.
Organizations that use other products or home-grown tools may believe that these products or tools are sufficient to meet their security policy management needs or that our products only serve the needs of a portion of the enterprise security market. Accordingly, these organizations may continue allocating their information technology budgets for other products, and may not adopt our products. Further, many organizations have invested substantial personnel and financial resources to design and operate their networks and have established deep relationships with other providers of networking and security products. As a result, these organizations may prefer to purchase from their existing suppliers rather than add or switch to a new supplier, such as us, regardless of product performance, features, or greater services offerings or may be more willing to incrementally add solutions to their existing security infrastructure from existing suppliers than to replace it wholesale with our solutions.
Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. Current or potential competitors may be acquired by third parties with greater available resources. As a result of such acquisitions, our current or potential competitors might be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of other opportunities more readily or develop and expand their product and service offerings more quickly than we do.
Our revenue growth rate over the past year may not be indicative of our future performance.
Our revenue growth rate in recent periods should not be viewed as an indication of our future performance. For the years ended December 31, 2017 and 2018, our revenues were $64.5 million and $85.0 million, respectively, representing year-over-year growth of 31.7%. We may not achieve similar revenue growth rates in future periods. Factors that could impact our ability to increase our revenue include our ability to increase the size or efficiency of our sales force, which has expanded rapidly in recent years, our ability to achieve repeat purchases by existing customers, our ability to successfully compete with other companies and the extent to which we are successful in securing large scale deployments, particularly among Global 2000 enterprises. If we are unable to maintain consistent revenue or revenue growth, our share price could experience volatility, and our ability to achieve and maintain profitability could be adversely affected.
Our business could be adversely affected if we are unable to manage changes to our business model over time.
We sell our software primarily through perpetual license agreements and, to a lesser extent, term-based license agreements rather than utilizing a Software-as-a-Service, or SaaS, model. SaaS is a model of software deployment in which a software provider typically licenses an application to customers for use as a service on demand through web browser technologies. While we do not currently earn any revenue from SaaS products, in the future, we plan to deploy certain of our new products as SaaS subscriptions to enable more customers to use our solutions beyond our existing on-premise offerings. A SaaS business model can require a vendor to undertake substantial capital investments and develop related sales and support resources and personnel. In recent years, companies have begun to expect that enterprise software solutions will be provided through a SaaS model. If customers were to require that we provide our products via a SaaS deployment, we would need to deploy resources to implement this alternative business model, which would negatively affect our results. In addition, if we shift to a subscription-based model or make other significant changes to our business model, we may fail to make such a transition in a timely manner or do so at a sustainable pace, either of which could have an adverse effect on our business, results of operations, financial condition and cash flows.
Our business and operations have experienced rapid growth, and if we do not appropriately manage any future growth, our results of operations will be harmed.
We have experienced rapid growth over the last several years, which has placed and will continue to place significant demands on our management, administrative, operational and financial infrastructure. For example, as of December 31, 2017, we had 325 employees and independent contractors compared to 424 as of December 31, 2018, and we expect to continue to expand our headcount. We expect to manage a more complex array of internal systems and processes as we scale aspects of our business in proportion to our growth, including an expanded sales force, additional customer service and research and development personnel, as well as more complex administrative systems related to managing increased headcount.
Our success will depend in part upon our ability to manage our growth effectively. To do so, we must continue to increase the productivity of our existing employees, particularly our sales force, and hire, train, and manage new employees and expand our network of channel partners. To manage the domestic and international growth of our operations and personnel, we will need to continue to improve our operational, financial, and management controls, as well as our reporting processes and procedures. In addition, we will hire additional personnel to support our financial reporting function.
These additional investments will increase our operating costs, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. We may not be able to successfully acquire or implement these or other improvements to our systems and processes in an efficient or timely manner, or once implemented, we may discover deficiencies in their capabilities or effectiveness. We may experience difficulties in managing improvements to our systems and processes or in integrating with third-party technology. In addition, our systems and processes may fail to prevent or detect errors, omissions or fraud. Our failure to improve our systems and processes, or their failure to operate effectively and in the intended manner, may result in the disruption of our current operations and customer relationships, our inability to manage the growth of our business and our inability to accurately forecast and report our revenues, expenses and earnings, any of which may materially harm our business, results of operations, prospects and financial condition.
We have a history of losses, and we may not be able to generate sufficient revenues to achieve and sustain profitability.
We have incurred net losses in each period since our inception, including net losses of $2.8 million and $4.3 million for the years ended December 31, 2017 and 2018, respectively. As of December 31, 2018, our accumulated deficit was $40.3 million. We expect our operating expenses to increase significantly as we continue to expand our sales and marketing efforts, in part, by building our sales platforms, continue to invest in research and development and continue to expand our operations in existing and new geographies and vertical markets. We also expect to continue to devote significant research and development resources to our on-premise and cloud solutions. In addition, we expect to incur significant additional legal, accounting and other expenses related to being a public company upon the completion of this offering. While our revenues have grown in recent years, if our revenues decline or fail to grow at a rate faster than these increases in our operating expenses, we will not be able to achieve and maintain profitability in future periods. As a result, we may continue to generate losses. We cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will be able to sustain profitability.
We have identified a material weakness in our internal control over financial reporting. If we fail to maintain effective internal control over financial reporting, we may be unable to report our financial results accurately or meet our reporting obligations.
In connection with the issuance of our consolidated financial statements for each of the years ended December 31, 2017 and 2018, we identified a material weakness in our internal control over financial reporting as of December 31, 2017 and 2018. A “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
Specifically, we determined that we do not have sufficient finance staff to provide for effective control over our period-end financial reporting process. As a result of having insufficient staff, we were unable to adequately segregate duties in a manner consistent with control objectives for our period-end financial reporting process.
We have initiated actions toward remediating this material weakness by identifying our staffing requirements and commencing the process of hiring additional personnel for our finance team with the appropriate level of training and expertise. However, the implementation of these initiatives may not fully address this or any other material weakness or other deficiencies that we may have in our internal control over financial reporting.
We will assess our internal control environment and the potential remediation of this material weakness. If we are unable to certify that our internal control over financial reporting is effective pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we could lose investor confidence in the accuracy and completeness of our financial reports, which could harm our business, the price of our ordinary shares and our ability to access the capital markets.

If third-party applications and network products change such that we do not or cannot maintain the compatibility of our platforms and solutions with these applications and products, or if we fail to provide integrations that our customers desire, demand for our solutions and platforms could decline.
The attractiveness of our platforms depends, in part, on our ability to integrate with third-party applications and network products that our customers use or desire to use. Third-party providers may change the features of their applications and platforms or alter the terms governing use of their applications and platforms in an adverse manner. Further, third-party application providers may refuse to partner with us, or limit or restrict our access to their applications and platforms. Such changes could functionally limit or terminate our ability to use these third-party applications and systems with our platform, which could negatively impact our offerings and harm our business. If we fail to integrate our platforms with new third-party applications that our customers desire, or to adapt to the requirements of such third-party applications and platforms, we may not be able to offer the functionality that our customers expect, which would negatively impact our offerings and, as a result, harm our business.
If our products do not effectively interoperate with our customers’ existing or future IT infrastructures, deployments and integrations could be delayed or canceled, which would harm our business.
Our products must effectively interoperate with our customers’ existing or future IT infrastructure, which often has different specifications, utilizes multiple protocol standards, deploys products from multiple vendors and contains multiple generations of products that have been added over time. As a result, when problems occur in a network, it may be difficult to identify the sources of these problems. If we find errors in the existing software or defects in the hardware used in our customers’ infrastructure or problematic network configurations or settings, we may have to modify and improve our software so that our products will integrate with our customers’ infrastructure. In such cases, our products may be unable to support some of the configurations or protocols used in our customers’ infrastructure. These issues could cause longer deployment and integration times for our products and could cause order cancellations, either of which would adversely affect our business, results of operations and financial condition. Additionally, any changes in our customers’ IT infrastructure that degrade the functionality of our products or services, which are better supported by competitive software, could adversely affect the adoption and usage of our products.
Estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate.
Growth forecasts included in this prospectus relating to our market opportunity and the expected growth in the security policy management market, which are subject to significant uncertainty, may prove to be inaccurate. We believe our policy management and automation functionalities define a new market, and we are not aware of any third-party research that accurately defines the scope of our directly addressable opportunity. As such, we estimated the market size using third-party data and, when third-party data was not available, internal estimates. We segment enterprises based on estimates of their network infrastructure size and their need for our solutions across their networks, and apply an average annual billings figure per segment based on an estimated prior five years of inventory, resulting in an estimated directly addressable market of $10.3 billion, which includes on-premise firewalls, private cloud and public cloud orchestration segments, for the fiscal year ending December 31, 2019.
The addressable market we estimate may not materialize for many years. Even if the markets in which we compete meet the size estimates and growth forecast in this prospectus, our business could fail to grow at similar rates. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus are not indicative of our future growth.

Because we derive substantially all of our revenues from sales of licenses and maintenance for SecureTrack, SecureChange and SecureApp, which belong to a single platform of products – the Tufin Orchestration Suite – the failure of these products to satisfy customers or to achieve increased market acceptance would adversely affect our business.
In 2018, we generated substantially all of our revenues from sales of licenses and maintenance for SecureTrack, SecureChange and SecureApp. We recently introduced Orca and Iris to market, and have not yet derived revenues from the sale of these products. We expect to continue to derive a majority of our revenues from license and maintenance sales relating to the Tufin Orchestration Suite in the future. As such, market acceptance of this platform of products is critical to our continued success. Demand for licenses for the Tufin Orchestration Suite is affected by a number of factors, some of which are outside of our control, including continued market acceptance of our software by our customers and potential customers, the viability of existing and new use cases, technological change and growth or contraction in our market. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of our software, our business, operations, financial results and growth prospects will be materially and adversely affected.
If we are unable to increase market awareness of our company and our solutions, or fail to successfully promote or protect our brand, our competitive market position and revenues may not continue to grow or may decline.
We believe that improved awareness of our brand and the value proposition of our solutions will be essential to our continued growth and our success. Many factors, some of which are beyond our control, are important to maintaining and enhancing our brand, including our ability to increase awareness among existing and potential channels partners through various means of marketing and promotional activities. If our marketing efforts are unsuccessful in improving market awareness of our brand and our solutions, then our business, results of operations, prospects, and financial condition will be adversely affected, and we will not be able to achieve sustained growth.
Moreover, due to the intensely competitive nature of our market, we believe that building and maintaining our brand and reputation is critical to our success and that the importance of positive brand recognition will increase as competition in our market further intensifies. While we believe that we are successfully building a well-established brand and have invested and expect to continue to invest substantial resources to promote and maintain our brand, both domestically and internationally, there can be no assurances that our brand development strategies will enhance our reputation or brand recognition or lead to increased revenue.
Furthermore, an increasing number of independent industry analysts and researchers, such as Gartner, IDC and 451 Research LLC, regularly evaluate, compare and publish reviews regarding the functionality of security products and services, including our solutions. These reviews may significantly influence the market perception of our solutions. We do not have any control over the content of these independent industry analysts and researchers’ reports, and our reputation and brand could be harmed if they publish negative reviews of our solutions or do not view us as a market leader. The strength of our brand may also be negatively impacted by our competitors’ marketing efforts, which may include incomplete, inaccurate and misleading statements about our business, products and services. If we are unable to maintain a strong brand and reputation, sales to new and existing customers could be adversely affected, and our financial performance could be harmed.
Our business and reputation could be harmed based on real or perceived shortcomings, defects or vulnerabilities in our solutions or the failure of our solutions to meet customers’ expectations.
Our customers face increasingly sophisticated and targeted cyberthreats. If we fail to update our products to detect or prevent such threats, our business and reputation will suffer. Moreover, as our solutions are adopted by an increasing number of enterprises and governmental entities, cyberattackers may focus on finding ways to defeat our solutions. The data stored in our products’ database is highly sensitive, and includes our customers’ current enterprise-wide network configuration and security policies. If our products’ security configuration is breached, this data could be used by malicious actors, including external hackers and rogue employees within our customers’ organizations, to plan how they could effectively traverse our customers’ networks and gain unauthorized access to critical systems and data. A breach or theft of our customers’ sensitive business data, regardless of whether the breach or theft is attributable to the failure of our products, could adversely affect the market’s perception of the efficacy of our solutions and current or potential customers may look to our competitors for alternatives to our solutions. The failure of our products may also subject us to lawsuits and financial losses stemming from indemnification of our partners and other third parties, as well as the expenditure of significant financial resources to analyze, correct or eliminate any vulnerabilities. Although we seek to limit our financial exposure in such circumstances through caps on our indemnification obligations, customers may litigate the enforceability of such caps and it is possible that such litigation may be successful in certain circumstances. Any such event could also cause us to suffer reputational harm, lose existing customers or deter them from purchasing additional products and services and prevent new customers from purchasing our solutions.
Our business and reputation could be harmed if cybersecurity risks materialize.
Cybersecurity threats are a growing and evolving risk, and often are difficult or impossible to detect for long periods of time or to successfully defend against. Successful attacks, whether through external or internal actors, could harm the confidentiality, integrity and availability of personal data and other sensitive information, as well as the integrity and availability of our systems, products and services in a manner that could materially and adversely affect our business. Because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, such a security breach could impair our ability to operate our business, including our ability to provide maintenance and support services to our customers. If this happens, our revenues could decline and our business could suffer. In addition, if we suffer a highly publicized security breach, even if our platform and solutions perform effectively, such a breach could cause us to suffer reputational harm, lose existing commercial relationships and customers or deter customers from purchasing additional solutions and prevent new customers from purchasing our solutions.
We are subject to data privacy laws, the breach of which could subject us to fines and harm our reputation.
We are subject to an expanding number of domestic, international and contractual legal requirements regarding privacy, personal data rights and cybersecurity. These laws, rules and regulations continue to evolve and address a range of issues, including restrictions or technological requirements regarding the collection, use, storage, protection, retention or transfer of data. Violation of these requirements could result in substantial fines, penalties and related defense costs. For example, the GDPR provides for penalties that could reach the greater of 20 million Euros or 4% of a company’s worldwide annual turnover. In addition, because we operate in a number of jurisdictions, we may be subject to a variety of local data privacy laws, which can change frequently and potentially conflict with our existing obligations. These legal requirements may be interpreted and enforced in a manner that is inconsistent with our existing practices or the features of our products and services. We may also be subject to claims of liability or responsibility for the actions of third parties with whom we interact or upon whom we rely in relation to various products and services, including but not limited to our channel partners. In addition to the possibility of our being subject to enforcement actions, fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our products and services, which could have an adverse effect on our business. Any inability to adequately address customer privacy and data protection concerns, even if unfounded, or to comply with applicable privacy and data protection laws, regulations and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business.

If we do not effectively expand, train and retain our sales force, we may be unable to acquire new customers or sell additional products and services to existing customers, and our business will suffer.
Our future success depends, in part, on our ability to continue to expand, train and retain our sales force. Our inability to attract or retain qualified personnel or delays in hiring required sales personnel may seriously harm our business, financial condition and results of operations. Any of our employees may terminate their employment at any time, subject to certain notice requirements. Our ability to continue to attract and retain highly skilled personnel is critical to our future success. During 2018, we increased the number of our sales and marketing personnel from 128 to 166. We expect to continue to expand our sales and marketing personnel significantly and face a number of challenges in achieving our hiring and integration goals. There is intense competition for individuals with sales training and experience. In addition, the training and integration of a large number of sales and marketing personnel in a short time requires the allocation of significant internal resources. We invest significant time and resources in training new sales force personnel to understand our solutions and growth strategy. However, there is no guarantee that our recent hires and planned new hires will become as productive as we expect or require, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets in which we currently operate or where we seek to conduct business. Our failure to hire a sufficient number of qualified sales force members and train them to operate at target performance levels may materially and adversely impact our projected growth rate.
Our ability to enhance our products may be harmed if we are unable to attract and retain sufficient research and development personnel, and if we are unable to generate an adequate return on our investment in research and development.
Our ability to enhance our products may be harmed if we are unable to attract and retain sufficient engineers and research and development personnel. Our principal research and development activities are conducted from our headquarters in Israel, and we face significant competition for suitably skilled engineers and research and development personnel in this region, where the availability of such personnel is limited. We also engage a number of developers in Bucharest, Romania as independent contractors in order to benefit from the significant pool of talent that is more readily available in this market. Larger companies may expend more resources than we do on employee recruitment and may be able to offer more favorable compensation and incentive packages than us. If we cannot attract or retain a sufficient number of skilled research and development employees, our business, prospects and results of operations could be adversely affected.
In order to remain competitive, we expect to continue to dedicate significant financial and other resources to develop new solutions, applications and enhancements to our existing products and platforms. For example, in 2018, we increased our dedicated research and development personnel by 33% compared to 2017. However, investing in research and development personnel, developing new products and enhancing existing products are expensive and time consuming, and there is no assurance that such activities will result in significant new marketable products or enhancements to our products, design improvements, cost savings, revenues or other expected benefits. If we delay releasing product enhancements and new solutions, or are otherwise unable to generate an adequate return on our investment, our business and results of operations may be materially and adversely affected.
If we fail to maintain successful relationships with our channel partners, or if our channel partners fail to perform, our ability to market, sell and distribute our solutions will be limited, and our business, financial position and results of operations will be harmed.
We sell our products and services through our sales force, including our field sales team and our inside sales team, which works closely with our global network of approximately 140 active channel partners. Our channel partners include distributors and resellers, as well as service delivery partners that help customers successfully deploy, configure, customize and maintain our products and services. Our channel partners fulfill orders constituting substantially all of our revenues. Certain of our new customer leads are generated by our channel partners. For the years ended December 31, 2017 and 2018, our two largest channel partners accounted for 16% and 13% of our revenues and 13% and 10% of our revenues, respectively. Our agreements with these channel partners provide that each partner agrees to sell and distribute our products within certain territories for one year. These agreements are nonexclusive and non-transferable, and automatically renew unless terminated by either party after providing prior written notice. As of December 31, 2017, five of our channel partners accounted for 10% or more of our accounts receivable, accounting for an aggregate of 62% of our accounts receivable in 2017. As of December 31, 2018, three of our channel partners accounted for 10% of more of our accounts receivable, accounting for an aggregate of 36% of our accounts receivable in 2018. Our engagements with these channel partners are generally based on separate contractual relationships with different business units across multiple jurisdictions rather than on a single agreement.
As a result of this concentration, if a channel partner ceases to perform services for us, we may face disruptions in deploying solutions to our customers. Additionally, we are exposed to the credit risk of our channel partners in the event they become insolvent while owing us payment. If our channel partners do not effectively provide support to the satisfaction of our customers, we may be required to provide support to such customers, which would require us to invest in additional personnel and may require us to devote significant time and resources. If our channel partners do not effectively market and sell our solutions, or choose to use greater efforts to market and sell the products and services of our competitors, our ability to grow our business may be adversely affected.
Our relationships with channel partners have been, and could in the future be, terminated with little or no notice if they become subject to bankruptcy or other similar proceedings. The loss of our major channel partners, the inability to replace them or the failure to recruit additional channel partners could materially and adversely affect our results of operations. If we are unable to maintain our relationship with channel partners or otherwise develop and expand our sales channels, or if our channel partners fail to perform, our business, financial position and results of operations could be adversely affected.
Our increasing focus on expanding security policy management to cloud-native environments presents execution and competitive risks.
While many organizations see the cloud as a scalable extension of their existing data center, some are adopting the DevOps approach to cloud application development. Pricing and delivery models are evolving. Different usage models and network security architectures in the cloud influence customers’ choice of cloud-based security products. We are devoting significant resources to develop and deploy our cloud-based strategies. Our ecosystem must continue to evolve with this changing environment. Unlike traditional enterprise applications, in which every connectivity change is controlled and managed by IT, in cloud-native environments the developers and DevOps engineers typically have administrative rights over the infrastructure. The connectivity decisions and changes made by developers in cloud-native applications can have an immediate impact on the organization’s security posture, with little or no oversight by the security team. Our success in developing cloud-native solutions is connected with the fragmentation of enterprise networks between on-premise networks and the cloud environment, the growing use of cloud infrastructure and cloud-native development environments and the level of adoption of cloud platforms such as such as Google Cloud, Amazon Web Services, or AWS, and Microsoft Azure.
We may not establish sufficient market share to achieve the scale necessary to achieve our business objectives. If we are not effective in executing organizational and technical changes to increase efficiency and accelerate innovation, or if we fail to generate sufficient usage of our new products and services, we may not grow revenues in line with the infrastructure and development investments described above.
If our maintenance or professional services are not satisfactory to our customers, they may not renew their maintenance or professional services contracts, which could adversely affect our future results of operations.
Our customers depend in large part on customer support delivered through our channel partners or by us to resolve issues relating to the use of our solutions. Our agreements with customers typically provide certain service level commitments, including with respect to initial response time for support. Our business relies on our customers’ satisfaction with the technical maintenance and support and professional services we provide to support our products. While the majority of our software is sold under perpetual license agreements, all of our maintenance and professional services contracts are sold on a term basis. Our customers typically purchase one or three years of software maintenance in addition to their initial purchase of our products, with an option to renew their maintenance contracts. In order for us to maintain and improve our results of operations, it is important that our existing customers renew their maintenance contracts when the term expires. For example, for each of the years ended December 31, 2017 and 2018, our maintenance renewal rate was over 90%. Maintenance and support revenues have increased as a percentage of our revenues in each of these years.
The failure of our customers to correctly use our solutions, or our failure to effectively assist customers in deploying and integrating our solutions and providing effective ongoing support, may result in an increase in the vulnerability of our customers’ networks and their sensitive business data. If we fail to provide technical support services that are responsive, satisfy our customers’ expectations and resolve issues that they encounter with our products and services, then they may elect not to renew annual maintenance and support contracts and they may choose not to purchase additional products and services from us. Accordingly, our failure to provide satisfactory technical support or professional services could lead our customers not to renew their agreements with us or renew on terms less favorable to us, and therefore have a material and adverse effect on our business and results of operations.
We depend on a single third-party hardware manufacturer for the hardware that we use to fulfill certain orders for our software licenses.
We depend on a single third-party manufacturer to supply the computer hardware on which our licensed software is installed for certain customers. Specifically, when placing an order, a customer may elect to download our software onto its own computer hardware that meets our specifications or purchase computer hardware from us with our software pre-installed. Approximately one half of our sales in 2017 and one third of our sales in 2018 were transactions in which customers purchased software pre-installed on computer hardware that we supplied. Our computer hardware supplier fulfills our requirements on a purchase order basis and we hold only limited inventory. We do not have a long-term contract with the supplier that guarantees capacity or the continuation of particular pricing terms. There are alternative suppliers for the computer hardware, but that hardware would initially not be optimized for our software. Furthermore, in the event of a disruption in supply, we would need to inform customers with pending orders regarding the change in hardware and offer them the choice of supplying their own hardware or using alternate hardware that we would supply, both of which may cause delays in the timely fulfillment of their orders. This could have a material adverse effect on our business and results of operations.
If our products fail to help our customers achieve and maintain compliance with government regulations and industry standards, our business and results of operations could be materially adversely affected.
We generate a substantial portion of our revenues from our products and services because they help our customers achieve and maintain compliance with government regulations and industry standards, and we expect that will continue for the foreseeable future. Industry standards may change with little or no notice, including changes that could make them more or less onerous for businesses. Governments may also adopt new laws or regulations, or make changes to existing laws or regulations, that could impact whether our solutions enable our customers to maintain compliance with such laws or regulations. Examples of industry and government regulations include the Payment Card Industry Data Security Standard, or PCI-DSS, the Sarbanes-Oxley Act, the North American Electric Reliability Corporation Critical Infrastructure Protection standards, or NERC-CIP, the General Data Protection Regulation, or GDPR, the NIST Cybersecurity Framework and the Health Insurance Portability and Accountability Act of 1996, or HIPAA. If we are unable to adapt our solutions to changing regulatory standards in a timely manner, or if our solutions fail to expedite our customers’ compliance initiatives, our customers may lose confidence in our products and could switch to products offered by our competitors. In addition, if regulations and standards related to information security change in a manner that makes them less onerous, our customers may view government and industry regulatory compliance as less critical to their businesses, and our customers may be less willing to purchase our products and services. In either case, our sales and financial results would suffer.
If we are unable to adequately protect our proprietary technology and intellectual property rights, our business could suffer substantial harm.
Our commercial success depends, in part, on our ability to protect our core technologies and other intellectual property assets. We rely on a combination of trade secrets, copyright and trademark laws, confidentiality procedures, technical know-how and continuing innovation to protect our intellectual property and maintain our competitive advantage.
Our software and other proprietary information are protected by copyright on creation. Copyright registrations, which have so far not been necessary, may be sought on an as-needed basis. We also control access to and use of our proprietary software, proprietary technology and other confidential information through the use of internal and external controls, including contractual agreements containing confidentiality obligations with our employees, independent consultants, independent contractors, professional services team, partners and customers. Our confidentiality agreements are designed to protect our proprietary information, and the clauses requiring assignment of inventions are designed to grant us ownership of technologies that are developed through our relationship with the respective counterparty. Despite our efforts to protect our trade secrets and proprietary rights through intellectual property rights, confidentiality agreements and licenses (including non-disclosure and invention assignment agreements), unauthorized parties may still copy or otherwise obtain and use our intellectual property and technology.
In addition, we seek to protect our intellectual property by filing Israeli, U.S. and other foreign patent applications related to our proprietary technology. As of December 31, 2018, we had 14 issued patents in the United States. We also had four issued patents and one pending patent application in Israel. We may file additional patent applications in the future. In order to benefit from the protection of patents and other intellectual property rights, we must monitor and detect infringement and pursue infringement claims in certain circumstances in relevant jurisdictions, all of which are costly, time-consuming and uncertain. We may choose not to seek patent protection for certain innovations or in certain jurisdictions. Furthermore, the scope of our issued patents may be insufficient, and they may not provide us with any competitive advantages. Our patents and other intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. In addition, the issuance of a patent does not guarantee that we have an absolute right to practice the patented invention. As a result, we may not be able to obtain adequate protection or effectively enforce our issued patents or other intellectual property rights.
We cannot assure you that the steps taken by us will deter or prevent infringement or misappropriation of our intellectual property or technology. In addition, the laws of some foreign countries where we operate do not protect our intellectual property and technology to as great an extent as the laws of the United States, and many foreign countries do not enforce these laws as diligently as government agencies and private parties in the United States.
We may be subject to intellectual property rights claims by third parties, which may be costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.
Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of copyrights, trademarks, trade secrets and patents, and frequently enter into litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. From time to time, third parties may assert their patent, copyright, trademark and other intellectual property rights against us, our channel partners or our customers.
Successful claims of infringement or misappropriation by a third-party could prevent us from using or distributing certain products or performing certain services or could require us to pay substantial damages

(including, for example, treble damages if we are found to have willfully infringed patents and increased statutory damages if we are found to have willfully infringed copyrights), royalties or other fees. Such claims also could require us to cease making, licensing or using solutions that are alleged to infringe or misappropriate the intellectual property of others, to expend additional development resources to attempt to redesign our products or services or otherwise to develop non-infringing technology, to enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies or intellectual property rights, and to indemnify our partners and other third parties, including our customers and channel partners whom we typically indemnify against such claims. Even if third parties may offer a license to their intellectual property, the terms of any offered license may not be acceptable, and the failure to obtain a license or the costs associated with any license could cause our business, results of operations or financial condition to be materially and adversely affected.
We indemnify our channel partners and customers against claims that our products infringe the intellectual property rights of third parties. Defending against claims of infringement or being deemed to be infringing the intellectual property rights of others could impair our ability to innovate, develop, distribute and sell our current and planned products and services. If we are unable to protect our intellectual property and technology and ensure that we are not violating the intellectual property rights of others, we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative products that have enabled us to be successful to date.
Our use of open source software could negatively affect our ability to sell our software and subject us to possible litigation.
We use open source software in our products and our development environments and expect to continue to use open source software in the future. Open source software is typically provided without warranties or assurances of any kind. Some open source licenses contain requirements that the users of such software make available source code for modifications or derivative works we create based upon the open source software used, and many open source licenses include provisions that have not been interpreted by the courts. We monitor and control our use of open source software in an effort to avoid unanticipated conditions or restrictions on our ability to successfully commercialize our products and solutions. We believe that our compliance with the obligations under the various applicable licenses has mitigated the risks that we would trigger any such conditions or restrictions. However, such use may have inadvertently occurred in the development and offering of our products and solutions. If we combine our proprietary software with open source software in a certain manner that is not intended under our policies or monitoring practices, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar products quickly with lower development effort and ultimately could result in a loss of sales for us.
The terms of many open source software licenses have not been interpreted by U.S. or foreign courts, and there is a risk that, once interpreted, those licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to successfully commercialize our products and solutions. For example, certain open source software licenses may be interpreted to require that we offer our products or solutions that use the open source software for no cost; that we make available the source code for modifications or derivative works we create based upon, incorporating or using the open source software (or that we grant third parties the right to decompile, disassemble, reverse engineer or otherwise derive such source code); that we license such modifications or derivative works under the terms of the particular open source license; or that otherwise impose limitations, restrictions or conditions on our ability to use, license, host or distribute our products and solutions in a manner that limits our ability to successfully commercialize our products.
This potential litigation could require us to purchase costly licenses or devote additional research and development resources to change our products or services, either of which would have a negative effect on our business and results of operations. In addition, if the license terms for the open source software we utilize change, we may be forced to reengineer our offerings or incur additional costs. Although we monitor the use and incorporation of open source software into our products, we cannot be certain that we have, in all cases, incorporated open source software in our products in a manner that is consistent with the applicable open source license terms.
Third parties may bring legal actions against us.
Third parties may bring legal actions against us. Such actions, even if without merit, could harm our business. Litigation in general, and intellectual property and securities litigation in particular, can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of any lawsuit could adversely affect our business, results of operations, prospects, or financial condition.
Although we have contractual protections, such as warranty disclaimers and limitation of liability provisions, in our standard terms and conditions of sale, they may not fully or effectively protect us from claims by customers, commercial relationships or other third parties. Any insurance coverage we have may not adequately cover all claims asserted against us, or cover only a portion of such claims. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation and divert management’s time and other resources.
We are subject to a number of risks associated with international sales and operations.
We operate a global business with offices located in Israel, the United States and England. In the year ended December 31, 2018, we generated 56.8%, 38.4% and 4.8% of our revenues from customers in the Americas, EMEA and the rest of the world, respectively. Business practices in the international markets that we serve may differ from those in the United States and may require us to include non-standard terms in customer contracts, such as extended payment or warranty terms. To the extent that we enter into customer contracts that include non-standard terms related to payment, warranties, or performance obligations, our results of operations may be adversely impacted.
Additionally, our international sales and operations are subject to a number of risks, including the following:

•	greater difficulty in enforcing contracts and managing collections, as well as longer collection periods;

•	higher costs of doing business internationally, including costs incurred in establishing and maintaining office space and equipment for our international operations;

•	management communication and integration problems resulting from cultural and geographic dispersion;

•	risks associated with trade restrictions and foreign legal requirements, including any importation, certification, and localization of our platforms that may be required in foreign countries;

•	greater risk of unexpected changes in regulatory practices, tariffs and tax laws and treaties;

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compliance with anti-bribery laws, including, without limitation, compliance with the U.S. Foreign Corrupt Practices Act, the bribery sections of the Israeli Penal Law, 5737-1977 and the U.K. Bribery Act;

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heightened risk of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, or irregularities in, financial statements;

•	the uncertainty of protection for intellectual property rights in some countries;

•	general economic and political conditions in these foreign markets; and

•	double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the United States, Israel or the other jurisdictions in which we operate.

These and other factors could harm our ability to generate future international revenues and, consequently, materially impact our business, results of operations and financial condition.
We are dependent on the continued services and performance of our two founders, the loss of either of whom could adversely affect our business.
Our business depends on the continued services and performance of our two founders, Reuven Kitov, our Chief Executive Officer and Chairman of the Board of Directors, and Reuven Harrison, our Chief Technology Officer and a director, to execute on our business plan, and to identify and pursue new opportunities and product innovations. We do not carry key man life insurance on either of Mr. Kitov or Mr. Harrison and, even if we did, such coverage would likely be insufficient to compensate us for the loss of their services. The loss of services of either of Mr. Kitov or Mr. Harrison could significantly delay or prevent the achievement of our development and strategic objectives.
Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity and teamwork fostered by our culture, which could adversely affect our business.
We believe that our corporate culture has been and will continue to be a key contributor to our success. From December 31, 2016 to December 31, 2018, we increased the size of our workforce by 55 employees in Israel and by 111 employees in other countries, and we expect to continue to hire aggressively as we expand. In addition, we plan to continue to expand our international operations, which may affect our culture as we seek to find, hire and integrate additional international employees while maintaining our corporate culture. If we do not continue to maintain our corporate culture as we grow, we may be unable to continue to foster the innovation, integrity and collaboration we believe we need to support our growth. Our substantial anticipated headcount growth, international expansion and our transition from a private company to a public company may result in a change to our corporate culture, which could adversely affect our business.
Prolonged economic uncertainties or downturns could materially adversely affect our business.
Our business depends on our current and prospective customers’ ability and willingness to invest money in security policy management, which in turn is dependent upon their overall economic health. Negative economic conditions in the global economy, including conditions resulting from financial and credit market fluctuations, could cause a decrease in corporate spending on security software. The Americas accounted for the majority of our revenues in each of the years ended December 31, 2017 and 2018, nearly all of which were generated in the United States. EMEA also accounted for a significant portion of our revenues in each of the years ended December 31, 2017 and 2018, with revenues generated in Germany representing 27% and 25%, respectively, of EMEA revenues. Economic downturns and geopolitical challenges in the Americas, EMEA or certain other parts of the world may cause our customers in those locations to reevaluate decisions to purchase our solutions or to delay their purchasing decisions, which could adversely impact our results of operations due to the importance that region to us.
In addition, a significant portion of our revenues is generated from customers in the financial services industry, including banking and insurance, and the telecommunications industry. In 2017 and 2018, we generated approximately 50% and 53%, respectively, of our revenues from customers in the financial services and telecommunications industries. Negative economic conditions may cause customers in those industries in particular to reduce their IT spending. Customers may delay or cancel IT projects, choose to focus on in-house development efforts or seek to lower their costs by renegotiating maintenance and support agreements. To the extent purchases of licenses for our software are perceived by customers and potential customers to be discretionary, our revenues may be disproportionately affected by delays or reductions in general IT spending. If the economic conditions of the general economy or industries in which we operate worsen from present levels, our results of operation could be adversely affected.

Our business depends, in part, on sales to the public sector, and significant changes in the contracting or fiscal policies of the public sector could have an adverse effect on our business.
We derive a portion of our revenues from sales of our solutions to federal, state, local and foreign governments, and we believe that the success and growth of our business will continue to depend in part on our successful procurement of government contracts. Factors that could impede our ability to maintain or increase the amount of revenues derived from government contracts include:

•	changes in fiscal or contracting policies;

•	decreases in available government funding;

•	changes in government programs or applicable requirements;

•	the adoption of new laws or regulations or changes to existing laws or regulations; and

•	potential delays or changes in the government appropriations or other funding authorization processes.
The occurrence of any of the foregoing could cause governments and governmental agencies to delay or refrain from purchasing our solutions or otherwise have an adverse effect on our business, operating results and financial condition.
Requirements associated with being a public company in the United States will require significant resources and management attention.
Requirements associated with being a public company in the United States will require significant resources and management attention. After the completion of this offering, we will become subject to certain reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and the other rules and regulations of the Securities and Exchange Commission, or the SEC, and the New York Stock Exchange, or the NYSE. We will also be subject to various other regulatory requirements, including the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.
We have recently implemented a new ERP system to provide for greater depth and breadth of functionality and effectively manage our business data, communications, operations and other business processes. A failure of our new system to perform as we anticipate may result in transaction errors, processing inefficiencies and sales losses, may otherwise disrupt our operations and materially and adversely affect our business, results of operations and financial condition and may harm our ability to accurately forecast sales demand, fulfill our contractual obligations and file reports with the SEC on a timely and accurate basis. In addition, due to the systemic internal control features within ERP systems, we may experience difficulties that may affect our internal control over financial reporting, which may create a significant deficiency or material weakness in our overall internal controls. The risks associated with a new ERP system are greater for us as a newly public company.
In addition, complying with these rules and regulations and the increasingly complex laws pertaining to public companies will require substantial attention from our senior management, which could divert their attention away from the day-to-day management of our business. These cost increases and the diversion of management’s attention could materially and adversely affect our business, financial condition and results of operations. We will also need to hire additional personnel to support our financial reporting function, and may face challenges in doing so.

We may acquire other businesses, which could require significant management attention, disrupt our business, dilute shareholder value and adversely affect our results of operations.
As part of our business strategy and in order to remain competitive, we may acquire or make investments in complementary companies, products or technologies. However, we have not made any acquisitions to date, and as a result, our ability as an organization to acquire and integrate other companies, products or technologies in a successful manner is unproven. We may not be able to find suitable acquisition candidates, and we may not be able to complete such acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by our customers, analysts and investors. In addition, if we are unsuccessful at integrating such acquisitions or the technologies associated with such acquisitions, our revenues and results of operations could be adversely affected. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology or personnel or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could adversely affect our financial condition or the value of our ordinary shares. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.
We are subject to governmental export and import controls that could subject us to liability in the event of non-compliance or impair our ability to compete in international markets.
We incorporate encryption capabilities into certain of our products and these products thus may be subject to U.S. export control requirements. We are also subject to Israeli regulations controlling the use, import and export of encryption technology since our product development initiatives are primarily conducted in Israel. In December 2013, regulations under the Wassenaar Arrangement for the first time included a chapter on cyber-related matters. We believe that our products do not fall under this chapter; however, in the future we may become subject to this regulation or similar regulations, which would limit our sales and marketing activities and could therefore have an adverse effect on our results of operations. We have satisfied U.S. and Israeli export control requirements to export our products to most customers and jurisdictions outside of the United States and Israel, and we have satisfied other provisions of Israeli law governing the use of encryption technology. If the applicable U.S. and Israeli requirements regarding the export of encryption software or technology change or if we change the encryption means in our products or technology, we may need to satisfy additional requirements in the United States or Israel. Furthermore, various other countries regulate the import of certain encryption products and technology, including import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products or could limit our customers’ ability to implement our products in those countries.
We are also subject to U.S. and Israeli export control and economic sanctions laws, which prohibit the shipment of certain products to embargoed or sanctioned countries and regions, governments and persons. Our products and technologies could be exported to these sanctioned targets by our channel partners despite the contractual undertakings they have given us and any such export could have negative consequences, including government investigations, penalties and reputational harm. Any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business, financial condition and results of operations.
In addition, in the future we may be subject to defense-related export controls. For example, currently our solutions are not subject to supervision under the Israeli Defense Export Control Law, 5767-2007, or the Import and Export Decree (Export Control over Dual Use Goods, Services and Technology), 5766-2006, but if the definitions of regulated cybersecurity are changed and our products are becoming classified as defense-related, we would become subject to such regulation. In particular, under the Defense Export Control Law, an Israeli company may not conduct “defense marketing activity” without a defense marketing license from the Israeli ministry of defense and may be subject to a requirement to obtain a specific license from the Israeli ministry of defense for any export of defense-related products, services and/or know-how. The definition of defense marketing activity is broad and includes any marketing of “defense equipment, services and/or know-how” outside of Israel or to a non-Israeli, which includes dual-use equipment, services and/or know-how (equipment, services and/or know-how that can be used for civilian or defensive purposes such as our cybersecurity solutions) that is specified in the list of Goods and Dual-Use Technology annexed to the Wassenaar Arrangement on Export Controls for Conventional Arms and Dual-Use Goods and Technologies, if intended for defense use or defense user only, or is specified under Israeli legislation. Similar issues could arise under the U.S. defense/military export controls under the Arms Export Control Act and the International Traffic in Arms Regulations.
Risks Related to Our Ordinary Shares and the Offering
Our share price may be volatile, and you may lose all or part of your investment.
The initial public offering price for the ordinary shares sold in this offering will be determined by negotiation between us and representatives of the underwriters. This price may not reflect the market price of our ordinary shares following this offering and the price of our ordinary shares may decline. In addition, the market price of our ordinary shares could be highly volatile and may fluctuate substantially as a result of many factors, including:

•	actual or anticipated fluctuations in our results of operations;

•	variance in our financial performance from the expectations of market analysts;

•	announcements by us or our competitors of significant business developments, changes in service provider relationships, acquisitions or expansion plans;

•	changes in the prices of our products and services;

•	our involvement in litigation;

•	our sale of ordinary shares or other securities in the future;

•	market conditions in our industry;

•	changes in key personnel;

•	the trading volume of our ordinary shares;

•	changes in the estimation of the future size and growth rate of our markets; and

•	general economic and market conditions.
In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our ordinary shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were to be involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted.
Low trading volume may also increase the price volatility of our ordinary shares. A thin trading market could cause the price of our ordinary shares to fluctuate significantly more than the stock market as a whole.

There has been no prior public market for our ordinary shares, and an active trading market may never develop.
Prior to this offering, there has been no public market for our ordinary shares. An active trading market may never develop following completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your ordinary shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your ordinary shares. An inactive market may also impair our ability to raise capital by selling our ordinary shares and may impair our ability to acquire other companies by using our ordinary shares as consideration.
If we do not meet the expectations of equity research analysts, if they do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our ordinary shares, the price of our ordinary shares could decline.
The trading market for our ordinary shares will rely, in part, on the research and reports that equity research analysts publish about us and our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of public market analysts and investors, our share price could decline. Moreover, the price of our ordinary shares could decline if one or more securities analysts downgrade our ordinary shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.
Following the closing of this offering, a number of significant beneficial owners of our shares will have a significant influence over matters requiring shareholder approval, which could delay or prevent a change of control, and our articles of association will contain provisions that could make it difficult or expensive for a third party to pursue a takeover attempt.
Following the closing of this offering, the largest beneficial owners of our shares, entities and individuals affiliated with Marker LLC and Catalyst Private Equity Partners (Israel) II, Limited Partnership, each of which currently beneficially owns more than 10% of our outstanding shares, will beneficially own in the aggregate 41.8% of our ordinary shares or, if the underwriters exercise their option to purchase additional ordinary shares, 40.4% of our ordinary shares. As a result, these shareholders individually could exert significant influence, and if they were to act together could exert a controlling influence, over our operations and business strategy and would have sufficient voting power to control the outcome of matters requiring shareholder approval. These matters may include:

•	the composition of our board of directors, which has the authority to direct our business and to appoint and remove our officers;

•	approving or rejecting a merger, consolidation or other business combination;

•	raising future capital; and

•	amending our articles of association, which govern the rights attached to our ordinary shares.
This concentration of ownership of our ordinary shares could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our ordinary shares that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our ordinary shares. This concentration of ownership may also adversely affect our share price. Further, our amended and restated articles of association, which will become effective upon the closing of this offering, contain provisions that could make it difficult or expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors even if such a transaction would be beneficial to our shareholders. We will also have a staggered board of directors that could make it more difficult for shareholders to change the composition of our board of directors in any one year. These anti-takeover provisions could substantially impede the ability of public shareholders to change our management or board of directors.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of otherwise applicable NYSE requirements, which may, in the future, result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.
As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under NYSE rules for U.S. domestic issuers. For example, foreign private issuers are permitted to follow home country practices with regard to director nomination procedures and the approval of compensation of officers. Additionally, foreign private issuers are not required to maintain a board comprised of a majority of independent directors. Foreign private issuers are also exempt from NYSE rules that require shareholder approval prior to (i) the adoption or amendment of an equity compensation plan or (ii) the issuance of ordinary shares, or securities convertible into or exercisable for ordinary shares, in private offerings in excess of 20% of a company’s outstanding ordinary shares or voting power, as well as other private offerings to related parties. However, notwithstanding our ability to follow the corporate governance practices of our home country, Israel, we have elected to comply with NYSE corporate governance requirements that are applicable to U.S. domestic issuers. Nevertheless, we may, in the future, decide to rely on foreign private issuer exemptions and follow Israeli home country governance practices in lieu of complying with some or all NYSE corporate governance requirements, which may provide less protection to you than is accorded to investors of domestic issuers. See “Management-Corporate Governance Practices.”
As a foreign private issuer we will not be subject to the provisions of Regulation FD or U.S. proxy rules and will be exempt from filing certain Exchange Act reports.
As a foreign private issuer, we will be exempt from a number of requirements under U.S. securities laws that apply to public companies that are not foreign private issuers. In particular, we will be exempt from the rules and regulations under the Exchange Act, related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual and current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we will generally be exempt from filing quarterly reports with the SEC under the Exchange Act. We will also be exempt from the provisions of Regulation FD, which prohibits the selective disclosure of material nonpublic information to, among others, broker-dealers and holders of a company’s securities under circumstances in which it is reasonably foreseeable that the holder will trade in such company’s securities on the basis of the information. Even though we intend to comply voluntarily with Regulation FD, these exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.
We are not required to comply with the proxy rules applicable to U.S. domestic filers, including the requirement applicable to emerging growth companies to disclose the compensation of our Chief Executive Officer and other two most highly compensated executive officers on an individual, rather than an aggregate, basis. Nevertheless, regulations promulgated under the Israeli Companies Law will require us, after we become a public company, to disclose the annual compensation of our five most highly compensated officers on an individual basis, rather than on an aggregate basis. This disclosure will not be as extensive as that required of a U.S. domestic issuer. We intend to commence providing such disclosure, at the latest, in the annual proxy statement for our 2020 annual general meeting of shareholders, which will be furnished under cover of a Form 6-K and we may elect to provide such information at an earlier date.
In order to maintain our current status as a foreign private issuer, either (a) more than 50% of our outstanding voting securities must be directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors may not be U.S. citizens or residents, (ii) more than 50% of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. Following the completion of this offering or at some other time thereafter, U.S. residents may directly or indirectly own more than 50% of our outstanding voting securities. If so, we will cease to qualify as a foreign private issuer if we do not meet the requirements set forth in (b) above.
Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer would be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We would also be required to follow U.S. proxy disclosure requirements, including the requirement to disclose more detailed information about the compensation of our senior executive officers on an individual basis. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we would lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.
The market price of our ordinary shares could be negatively affected by future sales of our ordinary shares.
After this offering, there will be  32,435,871    shares of our ordinary shares outstanding. Sales by us or our shareholders of a substantial number of ordinary shares in the public market following this offering, or the perception that these sales might occur, could cause the market price of our ordinary shares to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Of our issued and outstanding shares, all the ordinary shares sold in this offering will be freely transferable, except for any shares acquired by our “affiliates,” as that term is defined in Rule 144 under the U.S. Securities Act of 1933, as amended, or the Securities Act. Following completion of this offering,  76.3 % of our outstanding ordinary shares (or 73.6% if the underwriters exercise their option in full) will be considered restricted shares. Such securities can be resold into the public markets in the future in accordance with the requirements of Rule 144, including volume limitations, manner of sale requirements and notice requirements. See “Shares Eligible for Future Sale.”
We, our executive officers and directors, and the holders of substantially all of our outstanding ordinary shares, have agreed with the underwriters that, subject to limited exceptions, for a period of 180 days after the date of this prospectus, we and they will not directly or indirectly offer, pledge, sell, contract to sell, grant any option to purchase or otherwise dispose of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or in any manner transfer all or a portion of the economic consequences associated with the ownership of ordinary shares, or cause a registration statement covering any ordinary shares to be filed except for the ordinary shares offered in this offering, without the prior written consent of the designated representatives of the underwriters, who may, in their sole discretion and at any time without notice, release all or any portion of the shares subject to these lock-up agreements.
At any time following the closing of this offering, subject, however, to the 180-day lock-up agreement entered into with the underwriters, the holders of  23,294,601  of our ordinary shares are entitled to require that we register their shares under the Securities Act for resale into the public markets. All shares sold pursuant to an offering covered by such registration statement will be freely transferable. See “Certain Relationships and Related Party Transactions—Registration Rights.”
In addition to our current shareholders’ registration rights, as of December 31, 2018 we had granted options to purchase 6,750,259 shares under our share option plans and had an additional 134,349 shares available for future grant. Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act registering the shares under our share option plans. Shares included in such registration statement will be available for sale in the public market immediately after such filing, subject to vesting provisions, except for shares held by affiliates who will have certain restrictions on their ability to sell.

We may have exposure to greater tax liabilities than anticipated.
We have endeavored to structure our activities in a manner so as to minimize our and our subsidiaries’ aggregate tax liabilities. However, we have operations in various taxing jurisdictions, and our tax liabilities in one or more jurisdictions could be more than reported in respect of prior taxable periods and more than anticipated in respect of future taxable periods. In this regard, the amount of income taxes that we pay in future taxable periods could be higher if earnings are lower than anticipated in jurisdictions where lower statutory tax rates apply and higher than anticipated in jurisdictions where higher statutory tax rates apply.
In addition, we have entered into transfer pricing arrangements that establish transfer prices for our intercompany operations. However, our transfer pricing procedures are not binding on the applicable taxing authorities. No official authority in any country has made a binding determination as to whether or not we are operating in compliance with its transfer pricing laws. Accordingly, taxing authorities in any of the countries in which we operate could challenge our transfer prices and require us to adjust them to reallocate our income and potentially to pay additional taxes for prior tax periods. For example, the tax authorities in the United States have increased their focus on transfer pricing procedures, which could result in a greater likelihood of a challenge to our transfer pricing arrangements and the risk that we will be required to adjust them and reallocate our income. Such an adjustment could result in a higher effective tax rate than that to which we are currently subject. We expect that the issue of the validity of our transfer pricing procedures will become of greater importance as we continue our expansion in markets in which we currently have a limited presence and attempt to penetrate new markets. Any change to the allocation of our income as a result of reviews by taxing authorities could have a negative effect on our financial condition and results of operations.
Moreover, the determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment and the ultimate tax determination is uncertain for many transactions and calculations. Although we believe our estimates are reasonable, our ultimate tax liability may differ from the amounts recorded in our financial statements and may materially adversely affect our financial condition and results of operations in the period or periods for which such determination is made. We have created reserves with respect to tax liabilities where we believe it to be appropriate. However, there can be no assurance that our ultimate tax liability will not exceed the reserves we have created.
The Base Erosion and Profit Shifting, or BEPS, project undertaken by the Organization for Economic Cooperation and Development, or the OECD, may also have adverse consequences on our tax liabilities. The BEPS project contemplates changes to numerous international tax principles, as well as national tax incentives, and these changes, which are being adopted in different manners by individual countries, could adversely affect our income tax liability. Even as countries translate the BEPS recommendations into specific national tax laws, it remains difficult to predict with accuracy the magnitude of any impact that such new rules may have on our financial results.
In addition, the 2017 Tax Cuts and Jobs Act, or the TCJA, made significant changes to the U.S. Internal Revenue Code, including a reduction in the U.S. federal corporate income tax rate from the previous top marginal rate of 35% to a flat rate of 21% and limitations on certain corporate deductions and credits. Also, the TCJA requires complex computations to be performed that were not previously required in U.S. tax law, significant judgments to be made in interpretation of the provisions of the TCJA and significant estimates in calculations and the preparation and analysis of information not previously relevant or regularly produced. The U.S. Treasury Department, the U.S. Internal Revenue Service, or IRS, and other standard-setting bodies could interpret or issue guidance on how provisions of the TCJA will be applied or otherwise administered that is different from our interpretation. Finally, foreign governments may enact tax laws in response to the TCJA that could result in further changes to global taxation and materially adversely affect our financial position and results of operations.

U.S. holders that own 10% or more of the vote or value of our ordinary shares may suffer adverse tax consequences if we and/or any of our non-U.S. subsidiaries are characterized as a “controlled foreign corporation,” or a CFC, under Section 957(a) of the U.S. Internal Revenue Code of 1986, as amended, or the Code.
A non-U.S. corporation is considered a CFC if more than 50% of (1) the total combined voting power of all classes of shares of such corporation entitled to vote or (2) the total value of the shares of such corporation, is owned, or is considered as owned by applying certain constructive ownership rules, by U.S. shareholders (within the meaning of the Code) on any day during the taxable year of such non-U.S. corporation. Certain U.S. shareholders of a CFC generally are required to include currently in gross income such shareholders’ share of the CFC’s “Subpart F income,” a portion of the CFC’s earnings to the extent the CFC holds certain U.S. property and a portion of the CFC’s “global intangible low-taxed income” (as defined under Section 951A of the Code). Such U.S. shareholders are subject to current U.S. federal income tax with respect to such items, even if the CFC has not made an actual distribution to such shareholders. “Subpart F income” includes, among other things, certain passive income (such as income from dividends, interests, royalties, rents and annuities or gain from the sale of property that produces such types of income) and certain sales and services income arising in connection with transactions between the CFC and a person related to the CFC. “Global intangible low-taxed income” may include most of the remainder of a CFC’s income over a deemed return on its tangible assets.
As a result of the ownership of our shares, certain voting arrangements with respect to our shares, and certain changes in the U.S. tax law introduced by the TCJA, we believe that we and our non-U.S. subsidiaries may be classified as CFCs in the prior taxable year as well as the current taxable year in which this offering occurs. These determinations cannot be made with certainty. In the event that we or any of our subsidiaries are a CFC, U.S. holders who hold 10% or more of the vote or value of our ordinary shares may realize adverse U.S. federal income tax consequences, such as current U.S. taxation of Subpart F income and of any such shareholder’s share of our or our subsidiaries’ accumulated non-U.S. earnings and profits (regardless of whether we make any distributions), taxation of amounts treated as global intangible low-taxed income under Section 951A of the Code with respect to such shareholder and being subject to certain reporting requirements with the IRS. Any such U.S. holder who is an individual generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a U.S. corporation. If you are a U.S. holder who holds 10% or more of the vote or value of our ordinary shares, you should consult your own tax advisors regarding the U.S. tax consequences of acquiring, owning or disposing our ordinary shares and the impact of the TCJA, especially the changes to the rules relating to CFCs.
U.S. holders of our ordinary shares may suffer adverse tax consequences if we are characterized as a passive foreign investment company, or a PFIC, under Section 1297(a) of the Code.
Generally, if, for any taxable year, at least 75% of our gross income is passive income, or at least 50% of the average quarterly value of our total gross assets (which, if we are a CFC for the year of the offering may be measured by the adjusted tax basis of our assets, and for subsequent years, assuming we are publicly traded, the total value of our assets may be measured in part by the market value of our ordinary shares, which is subject to change) is attributable to assets that produce passive income or that are held for the production of passive income, including cash, we would be characterized as a PFIC for U.S. federal income tax purposes. For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. Additionally, a look-through rule generally applies with respect to 25% or more owned subsidiaries. If we are characterized as a PFIC, U.S. holders of our ordinary shares may suffer adverse tax consequences, including having gains realized on the sale of our ordinary shares treated as ordinary income, rather than capital gain, the loss of the preferential tax rate applicable to dividends received on our ordinary shares by individuals who are U.S. holders and having interest charges apply to distributions by us and to the proceeds of sales of our ordinary shares. In addition, special information reporting may be required. See “U.S. and Israeli Tax Consequences for our Shareholders—Certain U.S. Federal Income Tax Consequences—Passive Foreign Investment Company Considerations.”
The determination of whether we are a PFIC will depend on the nature and composition of our income and the nature, composition and value of our assets from time to time. The 50% passive asset test described above is generally based on the fair market value of each asset, with the value of goodwill and going concern value determined in large part by reference to the market value of our ordinary shares, which may be volatile. If we are a CFC and not publicly traded throughout the relevant taxable year, however, the test may be applied based on the adjusted basis of our assets. Based on our belief that we may be classified as a CFC in the current taxable year in which this offering occurs and certain estimates of the adjusted tax bases of our assets, we believe that we may be classified as a PFIC with respect to the taxable year ending December 31, 2019. However, this determination is subject to uncertainty. Our status may also depend, for example, on how quickly we utilize the cash proceeds from this offering in our business. Moreover, because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for the 2019 taxable year or any subsequent year until after the close of the relevant year. We can therefore make no assurances regarding our PFIC status for any taxable year, and our U.S. counsel expresses no opinion with respect to our PFIC status for our current or future taxable years. We will determine whether we were a PFIC or not for each taxable year and make such determination available to U.S. holders.
The tax consequences that would apply if we were a PFIC would also be different from those described above if a U.S. holder were able to make a valid “qualified electing fund,” or QEF, election. We will use commercially reasonable efforts to make available to U.S. holders such information with respect to the Company as is necessary for U.S. holders to make QEF elections with respect to the Company if we are classified as a PFIC. See “U.S. and Israeli Tax Consequences for our Shareholders—Certain U.S. Federal Income Tax Consequences—Passive Foreign Investment Company Considerations.”
You will experience immediate and substantial dilution in the net tangible book value of the ordinary shares you purchase in this offering.
The initial public offering price of our ordinary shares substantially exceeds the pro forma net tangible book value per share of our ordinary shares immediately after this offering. Accordingly, based on an initial public offering price of $13.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and the estimated offering expenses payable by us, you will pay more for your shares than the amounts paid by our existing shareholders for their ordinary shares and you will suffer immediate dilution of $10.30 per share in pro forma net tangible book value of our ordinary shares. If outstanding options to purchase our ordinary shares are exercised in the future, you will experience additional dilution. See “Dilution.”
We have broad discretion over the use of proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.
Our management will have broad discretion in the application of the net proceeds from this offering and, as a result, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds in ways that not all shareholders approve of or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business.
We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our ordinary shares less attractive to investors.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of

Section 404 of the Sarbanes-Oxley Act not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our ordinary shares less attractive if we rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.
We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our ordinary shares.
We have never declared or paid any cash dividends on our ordinary shares and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. In addition, our ability to pay cash dividends is currently limited by the terms of our credit agreements, and any future credit agreements may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our ordinary shares. Accordingly, investors must rely on sales of their ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
Risks Related to Our Incorporation and Location in Israel
Our corporate headquarters and principal research and development activities are located in Israel and, therefore, our business and operations may be adversely affected by political, economic and military conditions in Israel.
We are incorporated under Israeli law and our corporate headquarters, including our principal research and development facilities, are located in Israel. In addition, certain of our key employees and directors and officers are residents of Israel. Accordingly, political, economic and military conditions in the Middle East in general, and in Israel in particular, directly affect our business, product development and results of operations, and we may be adversely affected by a significant increase in the rate of inflation or a significant downturn in the economic or financial condition in Israel.
Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries, and since 2000, there have been increasing occurrences of terrorist violence. In recent years, hostilities between Israel and Hezbollah in Lebanon (and Syria) and Hamas in the Gaza Strip have both involved missile strikes in various parts of Israel causing disruption of economic activities. This violence has strained Israel’s relationship with its Arab citizens, Arab countries and, to some extent, with other countries around the world. Our corporate headquarters and principal research and development activities are located in the range of missiles that could be fired from Lebanon, Syria or the Gaza Strip into Israel. In addition, Israel faces many threats from more distant neighbors, in particular, Iran (which is believed to be an ally of Hamas in Gaza and Hezbollah in Lebanon). Any armed conflicts involving Israel or in the region or any political instability in the region, including acts of terrorism as well as cyberattacks or any other hostilities involving or threatening Israel, would likely negatively affect business conditions and could make it more difficult for us to conduct our operations in Israel, which could increase our costs and adversely affect our financial results. Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East, such as damages to our facilities resulting in disruption of our operations. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflict involving Israel could adversely affect our operations and results of operations.

Several countries, principally in the Middle East, as well as certain companies, organizations and movements, restrict doing business with Israel or Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies. In addition, there have been increased efforts by activists to cause companies and consumers to boycott Israeli goods based on Israeli government policies. Similarly, Israeli companies are limited in conducting business with entities from several countries. Such business restrictions and boycotts, particularly if they become more widespread, may materially and adversely impact our ability to sell our products and on the expansion of our business. We could be adversely affected by the interruption or curtailment of trade between Israel and its trading partners.
Exchange rate fluctuations between the U.S. dollar, the New Israeli Shekel, the Euro and other foreign currencies, may negatively affect our future revenues.
We generate substantially all of our revenues in U.S. dollars. The majority of our operating expenses are incurred in foreign currencies, and are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes between the U.S. dollar and the New Israeli Shekel, or the NIS, the Euro and, to a lesser extent, the British Pound. As a result, our financial results may be affected by fluctuations in the exchange rates of currencies in the countries in which our products may be sold. For example, during 2017, we witnessed a strengthening of the average exchange rate of the NIS against the dollar, which increased the dollar value of Israeli expenses. If the NIS strengthens against the dollar, as it did in 2017, the dollar value of our Israeli expenses, mainly personnel and facility-related, will increase. We have entered into forward contracts with major banks to provide partial protection against foreign currency exchange risks resulting from expenses paid in NIS during the year. Although exposure to currency fluctuations to date has not had a material adverse effect on our business, there can be no assurance that our limited hedging transactions will provide sufficient protection and that such fluctuations in the future will not have a material adverse effect on our operating results and financial condition.
Our operations may be affected by negative labor conditions in Israel.
Strikes and work stoppages occur relatively frequently in Israel. If Israeli trade unions threaten additional strikes or work stoppages and such strikes or work stoppages occur, these may, if prolonged, have a material adverse effect on the Israeli economy and on our business, including our ability to deliver products to our customers in a timely manner.
Our operations could be disrupted by the obligations of our personnel to perform military service.
As of December 31, 2018, we had 217 employees based in Israel. Our operations could be disrupted by the obligations of some of our personnel to perform military service. Certain of our employees in Israel, generally males, including executive officers, may be called upon to perform obligatory military reserve service on an annual basis until they reach the age of 40 (and in some cases, up to age 49) and, in certain emergency circumstances, may be called to immediate and prolonged active duty on very short notice. Our operations could be disrupted by the absence for military service for extended periods of a significant number of our employees. Such disruption could materially and adversely affect our business and results of operations.
The termination or reduction of tax and other incentives that the Israeli government provides to domestic companies may increase the costs involved in operating a company in Israel.
The Israeli government currently provides tax and capital investment incentives to domestic companies, as well as grant and loan programs relating to research and development and marketing and export activities. In recent years, the Israeli government has reduced the benefits available under these programs and the Israeli governmental authorities have indicated that the government may in the future further reduce or eliminate the benefits of those programs. We have taken in the past and may take advantage of these benefits and programs again in the future, however, there is no assurance that such benefits and programs will continue to be available to us in the future. If such benefits and programs were terminated or further reduced, it could have an adverse effect on our business, operating results and financial condition.
Enforcing a U.S. judgment against us and our current executive officers and directors, or asserting U.S. securities law claims in Israel, may be difficult.
We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and any Israeli experts named in this registration statement, most of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because a majority of our assets and most of our directors, officers and such Israeli experts are located outside of the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.
We have irrevocably appointed Tufin Software North America, Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.
We have been informed by our legal counsel in Israel, Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws on the basis that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.
See “Enforceability of Civil Liabilities” for additional information on your ability to enforce civil claim against us and our executive officers and directors named in this prospectus.
Provisions of our amended and restated articles of association and Israeli law and tax considerations may delay, prevent or make difficult an acquisition of us, which could prevent a change of control and negatively affect the price of our ordinary shares.
Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law may delay, prevent or make difficult an acquisition of us, which could prevent a change of control and therefore negatively affect the price of our ordinary shares. For example, under the Israeli Companies Law, upon the request of a creditor of either party to a proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, our executive officers and certain other key employees are entitled to certain benefits in connection with a change of control of our company.
Our amended and restated articles of association provide that our directors (other than external directors) are elected on a staggered basis, such that a potential acquirer cannot readily replace our entire board of directors at a single annual general shareholder meeting.
Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders, especially for those shareholders whose country of residence does not have a tax treaty with Israel, which exempts such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred. In order to benefit from the tax deferral, a pre-ruling from the Israel Tax Authority might be required.
We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.
We have entered into assignment of invention agreements with our research and development employees pursuant to which such individuals agreed to assign to us all rights to any inventions created during or as a result of their employment or engagement with us or in our field of business. A significant portion of our intellectual property has been developed by our employees in the course and as a result of their employment for us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee during the scope of his or her employment with a company and as a result thereof are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no agreement between an employer and an employee with respect to the employee’s right to receive compensation for such “service inventions,” the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for his or her service inventions and the scope and conditions for such remuneration. A recent decision by the Committee clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. In order to determine the scope and validity of such wavier, the Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration (but rather uses the criteria specified in the Patent Law). Although our employees have agreed to assign to us service invention rights and have specifically waived their right to receive any special remuneration for such assignment beyond their regular salary and benefits, we may face claims that the assignment is not enforceable or demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.
The government tax benefits that we currently are entitled to receive require us to meet several conditions and may be terminated or reduced in the future.
Some of our operations in Israel may entitle us to certain tax benefits under the Law for the Encouragement of Capital Investments, 5719-1959, or the Investment Law, once we are profitable. If we do not meet the requirements for maintaining these benefits, they may be reduced or canceled and the relevant operations would be subject to Israeli corporate tax at the standard rate, which is set at 23% in 2018 and thereafter. In addition to being subject to the standard corporate tax rate, we could be required to refund any tax benefits that we have already received, plus interest and penalties thereon. Even if we continue to meet the relevant requirements, the tax benefits that our current “Benefited Enterprise” is entitled to may not be continued in the future at their current levels or at all. If these tax benefits were reduced or eliminated, the amount of taxes that we pay would likely increase, as all of our operations would consequently be subject to corporate tax at the standard rate, which could adversely affect our results of operations. Additionally, if we increase our activities outside of Israel, for example, by way of acquisitions, our increased activities may not be eligible for inclusion in Israeli tax benefits programs. See “Taxation and Israeli Government Programs Applicable to our Company” for additional information concerning these tax benefits.
Your rights and responsibilities as a shareholder will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.
The rights and responsibilities of the holders of our ordinary shares are governed by our amended and restated articles of association and by Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in U.S. corporations. For example, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards such company and its shareholders, and to refrain from abusing its power in such company, including, among other things, voting at a general meeting of shareholders on matters such as amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and acquisitions and related party transactions requiring shareholder approval. In addition, a shareholder who is aware that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the nature of these duties or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares that are not typically imposed on shareholders of U.S. corporations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. The statements we make regarding the following matters are forward-looking by their nature:

•	our expectation that policy-centric, automated solutions will garner a growing share of enterprise security spend;

•	our expectations for growth in certain key verticals and geographic regions and our intention to expand international operations;

•	our plans to invest in and grow our sales force and marketing team and develop our sales platform;

•	our plans to deploy additional cloud-based subscription products over time, to enable more customers to consume our products beyond our existing on-premise solutions;

•	our expectations regarding customer relationships developed by our hybrid sales model;

•	our expectations regarding maintaining a high level of customer retention to achieve favorable return on investments;

•	our expectations regarding growth in the market for enterprise security and network management products;

•	our plans to continue investing in and growing our research and development capabilities;

•	our expectations regarding sales of our new products, Orca and Iris;

•	our intention to invest further in the Tufin Orchestration Suite to extend its functionality and features;

•	our expectations regarding seasonality;

•	our expectations regarding sales driven by channel partners and our technology alliance partners through joint selling efforts and go-to-market strategies; and

•	our expectations regarding our tax classifications.
The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks provided under “Risk Factors” in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results or to changes in our expectations.

MARKET AND INDUSTRY DATA
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, is based on information from various sources, including Gartner, Inc., or Gartner, International Data Corporation, or IDC, and 451 Research LLC on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our products and services. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS
We estimate that our net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $90.6 million, or approximately $104.6 million if the underwriters exercise in full their option to purchase additional ordinary shares, based upon an assumed initial public offering price of $13.00 per ordinary share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.
A $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per ordinary share would increase (decrease) the net proceeds to us from this offering by approximately $7.2 million, assuming the number of shares offered as set forth on the cover page of this prospectus remains the same and after deducting underwriting discounts and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of ordinary shares offered would increase (decrease) the net proceeds to us from this offering by approximately $12.1 million, assuming that the assumed initial public offering price remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us.
We anticipate that we will use the net proceeds we receive from this offering, including any net proceeds we receive from the exercise of the underwriters’ option to acquire additional ordinary shares in the offering, for working capital and other general corporate purposes. We expect to continue to invest in and to grow our research and development capabilities as well as expand our sales force and marketing team.

DIVIDEND POLICY
We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. However, we have never declared or paid any cash dividends on our ordinary shares and we do not anticipate paying any cash dividends in the foreseeable future. In addition, our ability to pay cash dividends is currently limited by the terms of our credit agreements, and any future credit agreements may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our ordinary shares. We currently intend to retain future earnings to finance operations and expand our business.
The distribution of dividends may also be limited by the Israeli Companies Law, 5759-1999, or the Israeli Companies Law, which permits the distribution of dividends only out of “profits,” as such term is defined in the Israeli Companies Law. Our board of directors is authorized to declare dividends, provided that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. For purposes of the Israeli Companies Law, profits means the greater of retained earnings or earnings derived over the two most recent fiscal years after deduction of previous distributions that were not already deducted from the surpluses, as evidenced by financial statements prepared for periods no more than six months prior to the date of distribution. In addition, dividends may be paid with the permission of an Israeli court, provided that there is no reasonable concern that payment of the dividend will prevent a company from satisfying its existing and foreseeable obligations as they become due. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors, subject to the provisions of the Israeli Companies Law.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2018, as follows:

•	on an actual basis;

•	on a pro forma basis to give effect to the conversion of all of our outstanding preferred shares into ordinary shares, which will occur immediately prior to the closing of this offering; and

•
on a pro forma as adjusted basis to give effect to (x) the same item as set forth in “pro forma,” (y) the exercise on a cashless basis of warrants to purchase 26,667 ordinary shares and the resulting issuance of 17,842 ordinary shares upon the closing of this offering and (z) the issuance and sale of ordinary shares in this offering at an assumed initial public offering price of $13.00 per ordinary share after deducting underwriting discounts and estimated offering expenses payable by us.

You should read this information in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of December 31, 2018
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$15,248	$15,248	$106,143
Long-term loan	—	—	—
Redeemable Convertible Preferred Shares:
Preferred shares of NIS 0.015 par value: 19,534,021 preferred shares authorized at December 31, 2018; 16,416,749 preferred shares issued and outstanding at December 31, 2018; no preferred shares issued and outstanding pro forma and pro forma as adjusted (unaudited)	26,699	—	—
Shareholders’ (deficit) equity:
Ordinary shares of NIS 0.015 par value; 52,666,712 shares authorized at December 31, 2017 and 2018; 7,966,612 and 8,265,988 shares issued and outstanding at December 31, 2017 and 2018; 24,682,737 shares issued and outstanding pro forma (unaudited); 32,400,579 shares issued and outstanding pro forma as adjusted (unaudited)	30	96	127
Additional paid-in capital	10,337	36,970	127,545
Accumulated deficit	(40,313)	(40,313)	(40,313)
Total shareholders’ equity (deficit)	(29,946)	(3,247)	87,359
Total capitalization	$(3,247)	$(3,247)	$87,359

A $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per ordinary share, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total equity and total capitalization by approximately $7.2 million, assuming that the number of ordinary shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and estimated offering expenses payable by us.

DILUTION
If you purchase any of the shares offered by this prospectus, you will experience dilution to the extent of the difference between the offering price per share that you pay in this offering and the pro forma as adjusted net tangible book value per ordinary share immediately after this offering. Our net tangible book deficit as of December 31, 2018 was $0.13 per ordinary share. Consolidated net tangible book deficit per ordinary share was calculated by subtracting our total tangible assets from our total liabilities and dividing the difference by the number of ordinary shares outstanding.
After giving effect to the sale of ordinary shares that we are offering at an assumed initial public offering price of $13.00 per ordinary share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us, our consolidated net tangible book value on an adjusted basis as of December 31, 2018 would have been $2.70 per ordinary share. This amount represents an immediate increase in net tangible book value of $2.83 per ordinary share to our existing shareholders and an immediate decrease in net tangible book value of $10.30 per ordinary share to new investors purchasing ordinary shares in this offering. We determine dilution by subtracting the as adjusted net tangible book value per ordinary share after this offering from the amount of cash that a new investor paid for an ordinary share.
The following table illustrates this dilution:

Assumed initial public offering price per ordinary share		$13.00
Net tangible book deficit per ordinary share as of December 31, 2018	$(0.13)
Increase per ordinary share attributable to this offering	2.83
Pro forma as adjusted net tangible book value per ordinary share after this offering		2.70
Dilution per ordinary share to new investors in this offering		$10.30

A $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per ordinary share would increase (decrease) our pro forma as adjusted net tangible book value by $7.2 million, or $0.22 per share, and would increase (decrease) the pro forma dilution per share to investors in this offering by $0.78 per share, assuming that the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us. Each increase (decrease) of 1,000,000 shares in the number of shares offered would increase (decrease) our pro forma as adjusted net tangible book value by approximately $12.1 million, or $0.28 per share, and the pro forma dilution to investors in this offering would increase (decrease), as applicable, by $0.28 per share, assuming that the assumed initial public offering price remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us.
If the underwriters exercise their option to purchase additional ordinary shares in full in this offering, the as adjusted net tangible book value after the offering would be $3.02 per ordinary share, the increase in net tangible book value per ordinary share to existing shareholders would be $3.15 and the decrease in net tangible book value per ordinary share to new investors would be $9.98 per ordinary share, in each case assuming an initial public offering price of $13.00 per ordinary share.

The following table summarizes, as of December 31, 2018, the differences between the number of purchased ordinary shares, the total consideration paid in cash and the average price per ordinary share that existing shareholders paid, on the one hand, and new investors are paying in this offering, on the other hand. The calculation below is based on an assumed initial public offering price of $13.00 per ordinary share before deducting underwriting discounts and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
	(in thousands, except share and per share amounts)
Existing shareholders	24,700,579	76.2%	$28,531	22.2%	$1.16
New investors	7,700,000	23.8	100,000	77.8	13.00
Total	32,400,579	100.0%	$128,531	100.0%

The foregoing tables and calculations exclude 6,884,608 ordinary shares reserved for issuance under our equity incentive plans, of which there were outstanding options to purchase 6,750,259 shares at a weighted average exercise price of $1.77 per share.
To the extent any of these outstanding options is exercised, there will be further dilution to new investors. To the extent all of such outstanding options had been exercised as of December 31, 2018, the as adjusted net tangible book value per share after this offering would be $2.54, and total dilution per share to new investors would be $10.46.
If the underwriters exercise their option to purchase additional shares in full:

•	the percentage of ordinary shares held by existing shareholders will decrease to approximately 73.6% of the total number of our ordinary shares outstanding after this offering; and

•	the number of shares held by new investors will increase to 8,855,000, or approximately 26.4% of the total number of our ordinary shares outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL DATA
The following tables set forth our selected consolidated financial data. You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected in the future. Our financial statements have been prepared in accordance with U.S. GAAP.
The selected consolidated statements of operations data for each of the years in the two-year period ended December 31, 2018 and the consolidated balance sheet data as of December 31, 2018 are derived from our audited consolidated financial statements appearing elsewhere in this prospectus.

	Year ended December 31,
	2017	2018
	(in thousands, except share and per share amounts)
Consolidated Statements of Operations:
Revenues:
Product	$30,855	$42,554
Maintenance and professional services	33,685	42,427
Total revenues	64,540	84,981
Cost of revenues:
Product	1,702	2,324
Maintenance and professional services	7,778	11,112
Total cost of revenues(1)	9,480	13,436
Gross profit	55,060	71,545
Operating expenses:
Research and development(1)	17,672	21,363
Sales and marketing(1)	35,042	46,092
General and administrative(1)	4,608	6,022
Total operating expenses	57,322	73,477
Operating loss	$(2,262)	$(1,932)
Financial income (loss), net	267	(1,047)
Loss before taxes on income	$(1,995)	$(2,979)
Taxes on income	(797)	(1,283)
Net loss	$(2,792)	$(4,262)
Basic and diluted net loss per ordinary share(2)	$(0.35)	$(0.53)
Weighted average number of ordinary shares used in computing basic and diluted net loss per ordinary share(2)	7,872,545	8,045,647
Basic pro forma net loss per ordinary share (unaudited)(3)		(0.17)
Weighted average number of shares used in computing pro forma basic and diluted net loss per ordinary share (unaudited)(3)		24,462,397

	Year ended December 31,
	2017	2018
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$14,700	$15,248
Working capital, excluding deferred revenue(4)	15,247	17,781
Deferred revenue, current and non-current	23,957	31,464
Total assets	35,126	47,133
Redeemable convertible preferred shares	26,699	26,699
Total shareholders’ equity (deficit)	(29,028)	(29,946)

	Year ended December 31,
	2017	2018
	(in thousands)
Supplemental Financial Data:
Non-GAAP operating profit (loss)(5)	$(152)	$1,249

(1)	Includes share-based compensation expense as follows:

	Year ended December 31,
	2017	2018
	(in thousands)
Share-based Compensation Expense:
Cost of revenues	$332	$634
Research and development	660	731
Sales and marketing	765	1,458
General and administrative	353	358
Total share-based compensation expenses	$2,110	$3,181

(2)
Basic and diluted net loss per ordinary share is computed based on the weighted average number of ordinary shares outstanding during each period. For additional information, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

(3)
Pro forma basic and diluted net loss per ordinary share and pro forma weighted average shares outstanding assumes the conversion of all of our outstanding preferred shares into ordinary shares, which will occur immediately prior to the closing of this offering, but does not give effect to the issuance of shares in connection with this offering. For additional information on the conversion of the preferred shares, see Note 11 to our consolidated financial statements included elsewhere in this prospectus.

(4)	We define working capital as total current assets minus total current liabilities.

(5)
Non-GAAP operating profit (loss) is a non-GAAP financial measure. We define non-GAAP operating profit (loss) as operating profit excluding share-based compensation expense. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expense, we believe that providing non-GAAP financial measures that exclude non-cash share-based compensation expense allows for more meaningful comparisons between our operating results from period to period. This non-GAAP financial measure is an important tool for financial and operational decision-making and for evaluating our operating results over different periods. The following table reconciles operating loss, the most directly comparable U.S. GAAP measure, to non-GAAP operating profit (loss) for the periods presented:

	Year ended December 31,
	2017	2018
	(in thousands)
Reconciliation of Operating Loss to Non-GAAP Operating Profit (Loss):
Operating loss	$(2,262)	$(1,932)
Add: share-based compensation	2,110	3.181
Non-GAAP operating profit (loss)	$(152)	$1,249

For a description of how we use non-GAAP operating profit (loss) to evaluate our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Performance.”
Other companies, including companies in our industry, may calculate non-GAAP operating profit (loss) differently or not at all, which reduces the usefulness of non-GAAP operating profit (loss) as a comparative measure. You should consider non-GAAP operating profit (loss) along with other financial performance measures, including operating profit, and our financial results presented in accordance with U.S. GAAP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in the section entitled “Risk Factors” and elsewhere in this prospectus. You should read the following discussion in conjunction with “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”
Overview
We are pioneering a policy-centric approach to security and IT operations. We transform enterprises’ security operations by helping them visualize, define and enforce a unified security policy across complex, heterogeneous IT and cloud environments. Our products govern how individuals, systems and applications are permitted to communicate and provide policy-based security automation, enabling customers to reduce the time to implement complex network changes from days to minutes. Our solutions increase business agility, eliminate errors from manual processes and ensure continuous compliance through a single console. Since our inception, our solutions have been purchased by over 2,000 customers in over 70 countries, including approximately 15% of the Global 2000.
We generate revenues from sales of our products and associated maintenance and professional services. We primarily sell our software through perpetual license agreements and, to a lesser extent, term-based license agreements. Our products offer the same functionality whether our customers receive them through a perpetual or term-based license. Our agreements with customers for software licenses include maintenance contracts and may also include professional services contracts. Maintenance revenues consist of fees for providing software updates and technical support for our products for a specified term, which is typically one or three years. We offer a portfolio of professional services and extended support contract options to assist our customers with integration, customization, optimization, training and ongoing advanced technical support.
Our goal is to provide significant benefits to customers seeking to enforce enterprise-wide security policies and automate network change process, which we believe will enable us to maximize the lifetime value of our customers. We believe our existing customers serve as a strong source of incremental revenues given our multiple product offerings and the growing complexity of IT and cloud environments and networks. Our products provide customers the flexibility to initially deploy one or more of our products in all or parts of their IT and cloud environments, and further expand deployment as they purchase additional products or cover additional parts of their IT and cloud environments. We believe our “land and expand” sales strategy capitalizes on this potential. We make significant investments in acquiring new customers and expect to achieve a favorable return on investments by maintaining a high level of customer retention, which we define as our maintenance renewal rate. We calculate our maintenance renewal rate by taking the total prior period maintenance revenues from customers that have renewed in the trailing 12-month period and dividing that figure by our total prior period maintenance revenues for all customers with contracts that were up for renewal in the trailing 12-month period. For each of the years ended December 31, 2017 and 2018, our maintenance renewal rate was over 90%. Our new business from existing customers, including new licenses for our products and attached maintenance and professional services contracts, constitutes a significant part of our revenues, accounting for 65% and 60% of our total revenues from new business in the years ended December 31, 2017 and 2018, respectively.
We believe our diverse global footprint provides a significant growth opportunity. We aim to continue to expand our business globally, particularly in the Americas and EMEA. In 2018, the Americas accounted for 57% of our revenues and EMEA accounted for 38% of our revenues. We expect sales in the Americas to continue to account for a majority of our revenues in the near- and medium- terms. Our customers include leading enterprises across a broad range of geographies in a diverse set of industries, including financial services, telecommunications, automotive, manufacturing, energy, healthcare and pharmaceuticals, technology, government, retail and business services. We believe our expansion within the Global 2000 is a key indicator of our market penetration and the value that our products provide to large customers.
We sell our products and services through our sales force, including our field sales team and our inside sales team, which works closely with our global network of approximately 140 active channel partners. Our highly trained sales force is responsible for overall market development. Our sales force consists of our field sales team, which accounts for most of our sales, and our inside sales team. Our field sales team targets large organizations, which we define as those comprising the Global 2000, while our inside sales team targets mid-market companies that do not belong to the Global 2000. Within our field sales team, our regional field sales representatives develop new business relationships with our key customers, and our channel account managers support and expand existing relationships with our channel partners. Our sales engineers provide technical expertise and support, and architect our solutions to address the business needs of our customers. Our sales cycle usually lasts several months from proof of concept to purchase order, and is often longer for larger transactions. As of December 31, 2018, we had sales personnel in 24 countries. We have expanded our sales force in each of the last two fiscal years, and we plan to continue to do so.
Our channel partners include distributors and resellers, as well as service delivery partners that help customers successfully deploy, configure, customize and maintain our products and services. We sell substantially all of our products and services through our global network of channel partners, who then sell to end-user customers. When analyzing our business, we refer to end-user customers as our customers throughout this prospectus even if our direct commercial relationship is with a channel partner. We consider our channel partners active if they have sold our products or services in the trailing 12-month period.
We integrate with our platform partners, such as Check Point, Cisco, Fortinet, Palo Alto Networks, F5 Networks, Forcepoint, Juniper Networks, VMware, AWS and Microsoft Azure, to provide vendor agnostic solutions, which is key to our value proposition. In addition, we believe our technology alliance partner program, which is an ecosystem of technology partners who build certified integrations to our platform, helps to expand our common use cases.
We have been growing our business consistently over the last several years. Our revenue growth is attributable to sales to new enterprise customers and incremental sales to existing customers. For the years ended December 31, 2017 and 2018, our revenues were $64.5 million and $85.0 million, respectively, representing year-over-year growth of 31.7%.
Key Factors Affecting Our Performance
We believe the growth of our business and our future success depends on a number of factors, including the following:

•
Number of Customers. We believe the size of our customer base is an indicator of our market penetration and our net customer additions are an indicator of the growth of our business and future revenue opportunity. We believe we have a significant opportunity to expand our footprint through new installations and displacement of our competitors’ solutions. To do so, we plan to continue to grow our sales team, leverage our channel partner relationships and enhance our marketing efforts. We believe organizations choose us for our customer-first approach, continuing innovation and seamless integration with third-party technologies.

We define a customer as a distinct entity, division or business unit of a company that has purchased our products or services and is eligible to receive maintenance and support. Since our inception, over 2,000 customers in over 70 countries have purchased our solutions, including approximately 15% of the Global 2000. As of December 31, 2017 and 2018, we had 1,489 and 1,566 customers, respectively.

•
Sales to Existing Customers. We believe our existing customers provide a significant source of revenue growth. We derive an increasing portion of our revenues from existing customers. For example, during the year ended December 31, 2018, we generated approximately 60% of our revenues, excluding maintenance renewals, from sales to existing customers. We exclude maintenance renewals from this and other calculations (in each case, as indicated) in order to illustrate the impact of new sales to existing customers, isolated from the incremental maintenance revenues we receive when our existing customers renew their maintenance contracts.

The chart below shows the initial and incremental sales of perpetual and term licenses, excluding maintenance renewals, by cohort. Each colored segment represents a new customer cohort in their initial year of purchase. The pattern of a large spend in the initial year followed by consistent and incremental buying in subsequent years reflects our ability to expand the deployment of our solutions as our existing customers purchase additional products or cover additional parts of their networks.

•
Maintenance Renewal Rates. We believe our maintenance renewal rates are an important metric to measure our ability to provide significant value to our existing customers. We generate incremental maintenance revenues when our customers renew their maintenance contracts. We measure the maintenance renewal rate of our customers over a trailing 12-month period, based on a dollar renewal rate of contracts expiring during that time period. For each of the years ended December 31, 2017 and 2018, our maintenance renewal rate was over 90%. Our key strategies to maintain our renewal rate include continuing to provide more valuable features and network device coverage in our product updates, focusing on the quality and reliability of our customer service and support and ensuring our customers receive value from our products.

•
Sales to Large Organizations. In the year ended December 31, 2018, large organizations, which we define as those comprising the Global 2000, accounted for 68% of our revenues, compared to 67% of our revenues in 2017, in each case excluding maintenance renewals. Sales to large organizations involve a distinct set of opportunities and challenges. Large organizations sales are characterized by longer sales cycles and additional time and resources spent on a potential customer.

For the years ended December 31, 2017 and 2018, the average spend for all customers, excluding maintenance renewals, was $94,000 and $119,000, respectively. During those years, the average spend for Global 2000 customers, excluding maintenance renewals, was $151,000 and $201,000, respectively; and the average spend for non-Global 2000 customers, excluding maintenance renewals, was $48,000 and $66,000, respectively. We define average spend as total sales, excluding maintenance renewals, for the relevant customer group (i.e., all customers, Global 2000 customers or non-Global 2000 customers) divided by the number of customers belonging to such customer group.

•
Seasonality. We generally expect an increase in business activity in the fourth quarter, driven by our customers’ buying patterns. We believe that these seasonal trends will continue to affect our quarterly results. The loss or delay of one or more large transactions in a quarter could impact our anticipated results of operations for that quarter and future quarters for which revenue from that transaction is delayed.

Components of Statements of Operations
Revenues
We derive our revenues from the following:
Product Revenues. We generate product revenues from sales of our software licenses and third-party hardware to new customers and sales of additional licenses and third-party hardware to existing customers. We generate the vast majority of our revenues through sales of software with less than 5% of our revenues generated through sales of third-party hardware in 2017. We primarily sell our software through perpetual license agreements and, to a lesser extent, term-based license agreements. Beginning on January 1, 2017, we adopted ASC 606. As a result, we recognize revenues from software sold through term-based license agreements upfront, upon delivery. As a percentage of total revenues, we expect our product revenues to vary from quarter to quarter based on seasonal and cyclical factors. We are focused on acquiring new customers as well as increasing product revenues from our existing customers.
Maintenance and Professional Services Revenues. We generate maintenance and professional services revenues by selling maintenance contracts and, to a lesser extent, by providing professional services to our customers. Maintenance includes software updates and technical support. Our contracts with customers for software licenses include maintenance for a specified term. We recognize revenues associated with maintenance on a straight-line basis over the specified maintenance period. Professional services consist of deployment services for our products, and customization of our solutions and their integration in the customer’s environment. We typically bill for professional services and training services on a fixed fee basis and recognize revenues as we perform the services. As a percentage of total revenues, we expect our maintenance and professional services revenues to vary from quarter to quarter based on fluctuations in license sales, maintenance renewal rates, professional services attach rates and cyclical factors. The increase in maintenance is attributable to the growth in our software license sales to new and existing customers.
See Note 2 to our consolidated financial statements “Significant Accounting Policies—Revenue recognition” for more information.

Geographic Breakdown of Revenues
The following table sets forth the geographic breakdown of our revenues by region for the periods indicated:

	Year ended December 31,
	2017		2018
	Amount	%	Amount	%
	(in thousands)
Americas	$35,020	54.3%	$48,267	56.8%
EMEA	26,099	40.4	32,595	38.4
Rest of World	3,421	5.3	4,119	4.8
Total	$64,540	100.0%	$84,981	100.0%

The Americas accounted for the majority of our revenues in each of the years ended December 31, 2017 and 2018, nearly all of which were generated in the United States. EMEA also accounted for a significant portion of our revenues in each of the years ended December 31, 2017 and 2018, with revenues generated in Germany representing 27% and 25%, respectively, of EMEA revenues.
Cost of Revenues and Gross Profit
Our total cost of revenues is comprised of the following:
Cost of Product Revenues. Cost of product revenues consist primarily of personnel costs (including share-based compensation) associated with the processing and delivery of our software licenses to customers and, to a lesser extent, the purchase and delivery of third-party hardware as well as other overhead costs. There is no direct cost of revenues associated with our software products because we deliver our software products electronically. Electronic delivery occurs when we provide the customer with access to the software and license key via a secure portal. We expect our cost of product revenues to increase in absolute dollar amounts as we increase the number of personnel involved in the delivery of our products and as we increase sales of third-party hardware.
Cost of Maintenance and Professional Services Revenues. Cost of maintenance and professional services revenues consist primarily of personnel costs for those responsible for providing maintenance and support and professional services to our global customer base. Such personnel costs consist of salaries, benefits, bonuses and share-based compensation. We expect our cost of maintenance and professional services revenues to continue to increase in absolute dollars as we hire additional professional services and technical support personnel to support our business.
Gross profit is total revenues less total cost of revenues. Gross margin is gross profit expressed as a percentage of total revenues. Our gross margin fluctuates from quarter-to-quarter based on the mix of product revenues and maintenance and professional services revenues. We expect our gross margins to continue to fluctuate.
Operating Expenses
Our operating expenses consist of research and development expenses, sales and marketing expenses and general and administrative expenses. For each category, personnel costs are the most significant component of our operating expenses. Personnel costs consist of salaries and employee benefits (including vacation expenses, bonuses and share-based compensation). Sales commissions account for a significant portion of our sales and marketing compensation costs. We expect personnel and all allocated overhead costs to continue to increase in absolute dollars as we hire new employees and add facilities to accommodate our growing personnel and business.

Research and Development. Research and development expenses consist primarily of personnel costs attributable to our research and development personnel, subcontractors and consultants, as well as allocated overhead costs. We expense research and development expenses as incurred. We expect that our research and development expenses will continue to increase in absolute dollars as we increase our research and development headcount to further strengthen our technology platform and invest in the development of existing and new products.
Sales and Marketing. Sales and marketing expenses are the largest component of our operating expenses and consist primarily of personnel costs, including variable compensation, as well as travel expenses, marketing and business development costs (including marketing campaigns, tradeshows and recruitment) and allocated overhead costs. We expect sales and marketing expenses will continue to increase in absolute dollars and account for the majority of our operating costs as we expand our international sales and marketing efforts.
General and Administrative. General and administrative expenses consist primarily of personnel costs for our executive, finance, IT, human resources, legal and administrative personnel. General and administrative expenses also include external legal, accounting and other professional service fees. We expect that general and administrative expenses will increase in absolute dollars and as a percentage of revenues in the near term as we grow and expand our operations and prepare to operate as a public company, including higher legal, corporate insurance, investor relations and accounting expenses, and the additional costs of achieving and maintaining compliance with the Sarbanes-Oxley Act and related regulations.
Financial Income (Loss), Net
Financial income (loss), net, consists primarily of bank charges, interest paid on our long-term loan, interest earned on our cash, cash equivalents and restricted bank deposits, and foreign currency exchange fluctuations. Foreign currency exchange fluctuations reflect gains or losses related to transactions denominated in currencies other than the U.S. dollar, particularly the NIS. As a result of our global presence, we expect to continue to incur expenses in currencies other than the U.S. dollar. As such, we expect our exposure to fluctuations in foreign currencies to continue.
Taxes on Income
The standard corporate tax rate in Israel for 2018 and thereafter is 23%, and was 24% for 2017. We have net operating loss carry forwards. As of December 31, 2018, our net operating loss carry forwards for Israeli tax purposes amounted to approximately $20.5 million. Under Israeli law, net operating losses can be carried forward indefinitely and offset against certain future taxable income. We expect that if or when we become profitable, we will generate the substantial majority of our taxable income in Israel.
In addition, we are entitled to tax benefits under the Investment Law in Israel in respect of our status as a Benefited Enterprise. Under the Investment Law, our effective tax rate to be paid with respect to our Israeli taxable income as a Benefited Enterprise may be lower than the standard corporate tax rate. The tax benefit period for the Benefited Enterprise program under the Investment Law is expected to end in 2022. The availability of these tax benefits is subject to certain requirements, including making specified investments in property and equipment, and financing a percentage of investments with share capital. If we do not meet these requirements in the future, the tax benefits may be canceled and we could be required to refund any tax benefits that we have already received. See “Taxation and Israeli Government Programs Applicable to our Company—Tax Benefits for a Benefited Enterprise.”
Our U.S. and European subsidiaries currently generate taxable income in the United States and Europe. To the extent that we generate taxable income in Israel, our effective tax rate will be a weighted average rate based on the applicable U.S., European and Israeli rates.

Results of Operations
The following tables summarize our results of operations in dollars and as a percentage of our total revenues for the periods indicated. The period-to-period comparison of results is not necessarily indicative of results for future periods.

	Year ended December 31,
	2017		2018
	Amount	%	Amount	%
	(Dollars in thousands)
Revenues:
Product	$30,855	47.8%	$42,554	50.1%
Maintenance and professional services	33,685	52.2	42,427	49.9
Total revenues	64,540	100.0	84,981	100.0
Cost of revenues:
Product	1,702	2.6	2,324	2.7
Maintenance and professional services	7,778	12.1	11,112	13.1
Total cost of revenues(1)	9,480	14.7	13,436	15.8
Gross profit	55,060	85.3	71,545	84.2
Operating expenses:
Research and development(1)	17,672	27.4	21,363	25.1
Sales and marketing(1)	35,042	54.3	46,092	54.2
General and administrative(1)	4,608	7.1	6,022	7.1
Total operating expenses	57,322	88.8	73,477	86.5
Operating loss	$(2,262)	(3.5)	$(1,932)	(2.3)
Financial income (loss), net	267	0.4	(1,047)	(1.2)
Loss before taxes on income	$(1,995)	(3.1)	$(2,979)	(3.5)
Taxes on income	(797)	(1.2)	(1,283)	(1.5)
Net loss	$(2,792)	(4.3)%	$(4,262)	(5.0)%

(1)	Includes share-based compensation expense as follows:

	Year ended December 31,
	2017	2018
	(in thousands)
Share-based Compensation Expense:
Cost of revenues	$332	$634
Research and development	660	731
Sales and marketing	765	1,458
General and administrative	353	358
Total share-based compensation expenses	$2,110	$3,181

Comparison of the Years Ended December 31, 2017 and 2018
Revenues

	Year ended December 31,
	2017	2018	Change
	Amount	Amount	Amount	%
	(Dollars in thousands)
Revenues:
Product	$30,855	$42,554	$11,699	37.9%
Maintenance and support	27,966	37,155	9,189	32.9
Professional services	5,719	5,272	(447)	(7.8)
Total revenues	$64,540	$84,981	$20,441	31.7%

Revenues increased by $20.4 million, or 31.7%, from $64.5 million in 2017 to $85.0 million in 2018. This growth was achieved primarily due to increased sales of our products and services from new customers, which accounted for $9.5 million of this increase, and existing customers, which accounted for $10.9 million of this increase, across all regions and was most pronounced in the Americas.
Product revenues increased by $11.7 million, or 37.9%, from $30.9 million in 2017 to $42.6 million in 2018. This increase was driven by increased sales volumes primarily to new customers, which accounted for $7.8 million of this increase, buying our network policy security management and automation solutions, as well as upsell and expansion sales to existing customers, which accounted for $3.9 million of this increase. The substantial majority of our product revenues was attributable to sales of perpetual licenses.
Maintenance and support revenues grew by $9.2 million, or 32.9%, from $28.0 million in 2017 to $37.2 million in 2018 due to an increase in the sale of maintenance and support services to new customers, which accounted for $2.1 million of this increase, and existing customers, which accounted for $7.1 million of this increase.
Professional services revenues decreased by $0.4 million, or 7.8%, from $5.7 million in 2017 to $5.3 million in 2018. This decrease was attributable to performance progress of services.
Cost of Revenues

	Year ended December 31,
	2017	2018	Change
	Amount	Amount	Amount	%
	(Dollars in thousands)
Cost of revenues:
Product	$1,702	2,324	$622	36.5%
Maintenance and professional services	7,778	11,112	3,334	42.8
Total cost of revenues	$9,480	13,436	$3,956	41.7%

Cost of revenues increased by $4.0 million, or 41.7%, from $9.5 million in 2017 to $13.4 million in 2018. This increase was primarily driven by the increase in compensation costs and related overhead associated with the increase in services, support and fulfillment employees. As of December 31, 2017 and 2018, the number of our services, support and fulfillment employees was 59 and 75, respectively.

Cost of product revenues increased by $0.6 million, or 36.5%, from $1.7 million in 2017 to $2.3 million in 2018. The increased cost of product revenues was primarily attributable to the increased purchases of hardware.
Cost of maintenance and professional services revenues increased by $3.3 million, or 42.8%, from $7.8 million in 2017 to $11.1 million in 2018. The increase in cost of maintenance and professional services revenues was driven primarily by an increase in personnel costs and related overhead expenses as we grew our technical support and professional services headcount to support our increased sales.
Gross Profit

	Year ended December 31,
	2017		2018		Gross Profit Change
	Gross Profit	Gross Margin	Gross Profit	Gross Margin	Amount	%
Gross profit	$55,060	85.3%	$71,545	84.2%	$16,485	29.9%

Gross profit increased by $16.5 million, or 29.9%, from $55.1 million in 2017 to $71.5 million in 2018. Gross margins decreased from 85.3% to 84.2% during the same period. This decrease was driven by our costs of revenues increasing by a larger percentage than our revenues.
Operating Expenses

	Year ended December 31,
	2017	2018	Change
	Amount	Amount	Amount	%
	(Dollars in thousands)
Operating expenses:
Research and development	$17,672	$21,363	$3,691	20.9%
Sales and marketing	35,042	46,092	11,050	31.5
General and administrative	4,608	6,022	1,414	30.7
Total operating expenses	$57,322	$73,477	$16,155	28.2%

Operating expenses increased by $16.1 million, or 28.2%, from $57.3 million in 2017 to $73.5 million in 2018. This increase was driven primarily by increases in sales and marketing expenses.
Research and Development. Research and development expenses increased by $3.7 million, or 20.8%, from $17.7 million in 2017 to $21.4 million in 2018. This increase was primarily attributable to an increase of $2.7 million in compensation expenses as we grew our research and development team from 114 at the end of 2017 to 152 at the end of 2018 in order to enhance and further develop our existing and new products. The increase was also partially attributable to an increase of $0.7 million in allocated overhead costs.
Sales and Marketing. Sales and marketing expenses increased by $11.1 million, or 31.5%, from $35.0 million in 2017 to $46.1 million in 2018. This increase was attributable to a $7.3 million increase in compensation expenses as we grew our sales and marketing organization from 128 at the end of 2017 to 166 at the end of 2018, a $1.5 million increased investment in marketing programs compared to 2017. The remainder of the increase is attributable to allocated overhead costs.
General and Administrative. General and administrative expenses increased by $1.4 million, or 30.6%, from $4.6 million in 2017 to $6.0 million in 2018. This increase was primarily attributable to an increase of

$0.6 million in compensation costs due to increase in headcount coupled with a $0.6 million increase in accounting and legal expenses including those that are associated with this offering.
Financial Income (Loss), Net

	Year ended December 31,
	2017	2018	Change
	Amount	Amount	Amount	%
	(Dollars in thousands)
Financial income (loss), net	$267	$(1,047)	$(1,314)	(492.1)%

Financial income (loss), net decreased from financial income of $0.3 million in 2017 to a financial loss, net of $1.0 million in 2018. The decrease was primarily due to a loss of $0.7 million due to exchange rate fluctuations in the foreign currencies against the U.S. dollar and a $0.3 million hedging instrument loss.
Taxes on Income

	Year ended December 31,
	2017	2018	Change
	Amount	Amount	Amount	%
	(Dollars in thousands)
Taxes on income	$(797)	$(1,283)	$(486)	(61.0)%

Taxes on income increased from a tax expense of $0.8 million in 2017 to a tax expense of $1.3 million in 2018. We have established a full valuation allowance against potential future benefits for deferred tax assets including loss carryforwards generated in Israel. In the United States, we have recorded a deferred tax asset of $0.5 million and $0.7 million as of December 31, 2017 and 2018, respectively.

Quarterly Results of Operations and Seasonality
The following tables present our unaudited condensed consolidated quarterly results of operations in dollars and as a percentage of revenues for the periods indicated. In the opinion of management, the financial information reflects all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of this data. This information should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. The historical quarterly results presented are not necessarily indicative of the results that may be expected for any future quarters or periods.

	Three months ended
	Mar 31, 2017	June 30, 2017	Sept 30, 2017	Dec 31, 2017	Mar 31, 2018	June 30, 2018	Sept 30, 2018	Dec 31, 2018
	(in thousands)
Revenues:
Product	$5,250	$5,799	$5,970	$13,836	$8,422	$8,308	$8,723	$17,101
Maintenance and professional services	7,069	7,021	9,150	10,445	9,478	10,214	10,615	12,120
Total revenues	12,319	12,820	15,120	24,281	17,900	18,522	19,338	29,221
Cost of revenues:
Product	554	389	326	433	657	344	462	861
Maintenance and professional services	1,452	1,854	1,991	2,481	2,575	2,526	2,829	3,182
Total cost of revenues(1)	2,006	2,243	2,317	2,914	3,232	2,870	3,291	4,043
Gross profit	10,313	10,577	12,803	21,367	14,668	15,652	16,047	25,178
Operating expenses:
Research and development(1)	3,991	4,636	4,157	4,888	4,670	5,004	5,284	6,405
Sales and marketing(1)	7,091	8,297	8,376	11,278	9,147	11,896	12,035	13,014
General and administrative(1)	852	1,314	1,071	1,371	1,097	1,201	1,432	2,292
Total operating expenses	11,934	14,247	13,604	17,537	14,914	18,101	18,751	21,711
Operating profit (loss)	(1,621)	(3,670)	(801)	3,830	(246)	(2,449)	(2,704)	3,467
Financial income, net	188	(147)	119	107	(112)	(244)	(231)	(460)
Profit (loss) before taxes on income	(1,433)	(3,817)	(682)	3,937	(358)	(2,693)	(2,935)	3,007
Taxes on income	(148)	(181)	(118)	(350)	(368)	(366)	(343)	(206)
Net income (loss)	$(1,581)	$(3,998)	$(800)	$3,587	$(726)	$(3,059)	$(3,278)	$2,801

(1)	Includes share-based compensation expense as follows:

	Three months ended
	Mar 31, 2017	June 30, 2017	Sept 30, 2017	Dec 31, 2017	Mar 31, 2018	June 30, 2018	Sept 30, 2018	Dec 31, 2018
	(in thousands)
Cost of revenues	18	45	121	148	111	194	144	185
Research and development	50	361	108	141	91	225	193	222
Sales and marketing	104	235	184	242	167	350	456	485
General administrative	16	251	40	46	53	50	113	142
Total share-based compensation expenses	188	892	453	577	422	819	906	1,034

	Three months ended
	Mar 31, 2017	June 30, 2017	Sept 30, 2017	Dec 31, 2017	Mar 31, 2018	June 30, 2018	Sept 30, 2018	Dec 31, 2018
	(as a percentage of total revenue)
Revenues:
Product	42.6%	45.2%	39.5%	57.0%	47.1%	44.9%	45.1%	58.5%
Maintenance and professional services	57.4	54.8	60.5	43.0	52.9	55.1	54.9	41.5
Total revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Cost of revenues:
Product	4.5	3.0	2.2	1.8	3.7	1.9	2.4	2.9
Maintenance and professional services	11.8	14.5	13.2	10.2	14.4	13.6	14.6	10.9
Total cost of revenues	16.3	17.5	15.4	12.0	18.1	15.5	17.0	13.8
Gross profit	83.7	82.5	84.7	88.0	81.9	84.5	83.0	86.2
Operating expenses:
Research and development	32.4	36.2	27.5	20.1	26.1	27.0	27.3	21.9
Sales and marketing	57.6	64.7	55.4	46.4	51.1	64.2	62.2	44.5
General and administrative	6.9	10.2	7.1	5.6	6.1	6.5	7.4	7.8
Total operating expenses	96.9	111.1	90.0	72.1	83.3	97.7	97.0	74.3
Operating loss	(13.2)	(28.6)	(5.3)	15.8	(1.4)	(13.2)	(14.0)	11.9
Financial income, net	1.5	(1.1)	0.8	0.4	(0.6)	(1.3)	(1.2)	(1.6)
Profit (loss) before taxes on income	(11.6)	(29.8)	(4.5)	16.2	(2.0)	(14.5)	(15.2)	10.3
Taxes on income	(1.2)	(1.4)	(0.8)	(1.4)	(2.1)	(2.0)	(1.8)	(0.7)
Net income (loss)	(12.8)%	(31.2)%	(5.3)%	14.8%	(4.1)%	(16.5)%	(17.0)%	9.6%

Quarterly Revenue Trends. Our quarterly revenues from product has increased year-over-year due to an increase in sales of licenses to new customers buying our network policy management solutions as well as upsell and expansion sales to our existing customers. Our quarterly revenues from maintenance and professional services has increased year-over-year due to an increase in maintenance and support services to new and existing customers. Our fourth quarter has historically been our strongest quarter for sales due to the purchasing pattern of our customers. We expect this trend to continue.
Quarterly Gross Profit and Margin Trends. Our quarterly gross profit increased year-over-year. Our fourth quarter gross profit and our gross margin has historically been our strongest, which is consistent with our quarterly revenue trends. This fluctuation is primarily due to higher revenues in the fourth quarter relative to other quarters without a corresponding increase in the cost of products and maintenance and professional services costs.
Quarterly Operating Expense Trends. Our quarterly operating expenses increased year-over-year primarily due to the addition of personnel in connection with the expansion of our business. Our total operating expenses generally increase in the fourth quarter due to increased headcount and related compensation. Research and development expenses increased sequentially over the periods as we increased our headcount to support continued investment in our future products and services offerings. Sales and marketing expense increased over the periods as we incurred higher costs associated with commission expenses to sales people, personnel counts associated with increases in headcount and an increase in overhead allocations. General and administrative expense increased over the periods primarily due to an increase in personnel and an increase in accounting and legal expenses including those expenses associated with this offering.
Liquidity and Capital Resources
Since 2015, we have primarily funded our operations through sales of our products and services. Prior to 2015, we funded our operations primarily through the sale of preferred shares and cash generated from operating activities.
As of December 31, 2018, we had $15.2 million of cash and cash equivalents. This compared with cash and cash equivalents of $14.7 million as of December 31, 2017. We believe that our existing cash and cash equivalents together with our cash from operating activities will be sufficient to fund our operations and capital expenditures for at least the next 12 months. Our future capital requirements will depend on many factors, including our rate of revenues growth, the expansion of our sales and marketing activities, the timing and extent of spending to support product development efforts and expansion into new geographic locations, the timing of introductions of new products and enhancements to existing products and the continuing market acceptance of our products and solutions.
Term Loan and Revolving Credit Line
On August 4, 2015, we entered into a Loan and Security Agreement, consisting of a $2.0 million term loan facility and a $6.0 million revolving credit line facility, by and among Tufin Software Technologies Ltd., as Israeli borrower, Tufin Software North America, Inc., as U.S. borrower and Silicon Valley Bank, as lender.
On January 24, 2017, we modified the Loan and Security Agreement to extend the maturity date to January 23, 2018 and to increase the amount of the revolving credit line facility to $10.0 million (with a one-year term extension to January 2018). As of December 31, 2017, the balance outstanding under the term loan facility, accruing interest at a floating rate per annum equal to the prime rate (as defined in the Loan and Security Agreement, as modified) plus 2.75%, was $0.9 million, out of which $0.7 million was presented to be repaid in 2018, and $0.2 million were presented as a long-term loan to be repaid in 2019. As of December 31, 2017, our maximum borrowing capacity under the revolving credit line facility was approximately $10.0 million, and effective interest rates on the used credit line varied between 4.500% and 7.125% annually, based on meeting certain covenants set forth in the Loan and Security Agreement.
We subsequently modified the Loan and Security Agreement. Pursuant to the Loan and Security Agreement, as modified, we created two debentures in favor of Silicon Valley Bank, pursuant to which Silicon Valley Bank has a first ranking floating charge over all of our present and future assets (including Intellectual Property, as defined in the Loan and Security Agreement) and a first ranking fixed charge over our registered and unissued share capital, our reputation and goodwill, our Intellectual Property, Accounts (as defined in the Loan and Security Agreement), our right to receive funds from our customers, other fixed assets and tax benefits.
On September 27, 2018, we amended and restated Loan and Security Agreement. The Loan and Security Agreement, as amended and restated, provides for customary representations, warranties, affirmative and negative covenants and events of default. In addition, at the end of each calendar year, we have undertaken under the Loan and Security Agreement, as amended and restated, to create a first ranking fixed charge over each account existing at such time which advances are or have been made, our right to receive funds from our customers, our intellectual property and equipment, and a first ranking fixed charge over our equity holdings in the shares of Tufin Software Europe Limited.
As of December 31, 2018, the balance outstanding under the term loan facility, accruing interest at a floating rate per annum equal to the prime rate (as defined in the Loan and Security Agreement, as amended and restated) plus 2.75%, was $0.2 million, all of which has presented as credit to be repaid in 2019.
As of December 31, 2018, our maximum borrowing capacity under the revolving credit line facility was approximately $15.0 million. Borrowings under the revolving credit line facility bear interest at a rate varying between floating per annum rate equal to the prime rate (as defined in the Loan and Security Agreement, as amended and restated) plus 1.25% , provided that we meet certain covenants set forth in the Loan and Security Agreement, as amended and restated. The revolving credit line facility matures on September 27, 2019. As of December 31, 2018, we had no outstanding borrowings on our revolving credit line facility.
Net Cash Provided by (Used in) Operating Activities
Cash provided by operating activities was $4.6 million for the year ended December 31, 2018. This was primarily due to an increased net loss of $4.3 million adjusted by non-cash charges of $4.5 million, primarily relating to depreciation of property and equipment and compensation related to options granted to our employees, and an increase of $4.4 million in our net operating assets and liabilities. The increase in net operating assets and liabilities was primarily due to (i) a $7.5 million increase in deferred revenues representing unearned amounts resulting primarily from increased maintenance and support sales, and (ii) a $5.5 million increase in trade payables, other payables and accrued payroll due to timing of payments, partially offset by (i) a $3.9 million increase in prepaid expenses and other current assets, (ii) a $3.3 million increase in accounts receivables, and (iii) a $1.4 million increase in deferred costs due to deferral of sales commissions as a result of increased sales.
Cash used in operating activities of $0.4 million for the year ended December 31, 2017, was primarily due to a net loss of $2.8 million adjusted by non-cash charges of $2.5 million, primarily relating to depreciation of property and equipment and compensation related to options granted to our employees, and a net decrease of $0.1 million in our net operating assets and liabilities. The decrease in net operating assets and liabilities was primarily due to (i) a $7.4 million increase in accounts receivables as a result of increased sales, (ii) a $0.9 million increase in deferred taxes and other non-current assets primarily related to deferred taxes, (iii) a $0.4 million increase in deferred costs due to deferral of sales commissions, and (iv) a $0.3 million increase in trade payables and other payables resulting from timing of payments, partially offset by (i) a $5.5 million increase in deferred revenues resulting primarily from increased maintenance and support sales, and (ii) a $3.4 million increase in accrued payroll.
Net Cash Provided by (Used in) Investing Activities
Net cash used in investing activities was $1.6 million in 2018. Net cash used in investing activities was $0.8 million in 2017. Investing activities have consisted primarily of purchases of property and equipment.
Net Cash Provided by (Used in) Financing Activities
Net cash used in financing activities was $0.6 million in 2018, consisting of $0.7 million for the repayment of a long-term loan and $0.1 million relating to deferred offering costs partially offset by $0.2 million in proceeds from the exercise of employee share options. Net cash used in financing activities was $0.3 million in 2017, consisting of $0.7 million for the repayment of a long-term loan partially offset by $0.4 million in proceeds from the exercise of employee share options. We expect the completion of this offering to result in a material increase in net cash provided by financing activities.

Contractual Obligations
The following summarizes our contractual obligations as of December 31, 2018:

	Total	Less Than 1 Year	1 – 3 Years	4 – 5 Years	More Than 5 Years
	(U.S. $ in thousands)
Operating lease obligations(1)	$21,444	$1,457	$7,459	$4,258	$8,270
Term loan facility—principal(2)	222	222	—	—	—
Term loan facility—interest(3)	4	4	—	—	—
Revolving line of credit(4)	38	38	—	—	—
Total	$21,706	$1,721	$7,459	$4,258	$8,270

(1)
Operating lease obligations consist of contractual lease expenses under our operating leases. In 2019, we entered into a long-term lease agreement for additional office and parking space in Tel Aviv, Israel until January 31, 2029 with an option to extend until January 31, 2034. We granted an additional lien to a financial institution to secure the lease agreement. The lease agreement provides for future lease payments of $34,000 in 2019, $815,000 in each of 2020, 2021 and 2022 and $5.0 million in 2023 and thereafter.

(2)	Represents outstanding principal on our term loan facility with Silicon Valley Bank.

(3)	Represents interest on our term loan facility with Silicon Valley Bank.

(4)	Represents fees on our revolving credit line facility with Silicon Valley Bank, all of which remains undrawn.
Application of Critical Accounting Policies and Estimates
Our consolidated financial statements have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected.
The critical accounting policies requiring estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.
Revenue Recognition
Effective January 1, 2017, we elected to early adopt Accounting Standards Codification 606, Revenue from Contracts with Customers, or ASC 606, on a modified retrospective basis. The revenue recognition accounting policies and estimates described below reflect the adoption of ASC 606. For additional information on our adoption of ASC 606, see Note 2 to our consolidated financial statements included elsewhere in this prospectus. We determine the appropriate revenue recognition for our contracts with customers by analyzing the type, terms and conditions of each contract. We classify the revenue components as products according to the attributes of the underlying components.
We sell our on-premises software licenses through both perpetual and, to a lesser extent, term-based license agreements. Our products offer the same functionality whether our customers receive them through a perpetual or term-based license. We deliver our software licenses electronically. Electronic delivery occurs when we provide the channel partner or customer with access to our software and license key via a secure portal. We generally recognize revenues from on-premises software licenses upfront when we make the software available to the channel partner or, if we are selling directly, customer. We recognize hardware sales upon delivery.
We generally recognize revenues from software sold through term-based license agreements upfront, upon delivery to the channel partner or, if we are selling directly, customer. We defer the associated maintenance revenues and recognize them over the contract period. Assuming we expect to recover the costs, we capitalize all incremental costs we incur to obtain a contract with a customer that we would not have incurred if we had not obtained the contract. We include amortization expense in sales and marketing expenses in our consolidated statements of operations. We amortize costs incurred in obtaining a contract as a sales and marketing expense on a straight-line basis over the expected period of benefit. We periodically review these costs for impairment.
Our contract payment terms typically range between 30 and 120 days. We assess collectability based on several factors, including collection history.
Our contracts with customers for software licenses include maintenance and may also include training and/or professional services. Maintenance consists of fees for providing software updates and technical support for our products for a specified term. We recognize maintenance revenues ratably over the contractual service period. We bill for professional services on a fixed fee basis and recognize revenues as we perform the services. We defer payments received in advance of services performed and recognize such payments when we perform the related services.
In contracts with multiple performance obligations, we account for individual performance obligations separately if they are distinct. We allocate the transaction price to each performance obligation based on its relative standalone selling price out of the total consideration of the contract. For maintenance and support contracts, we determine the standalone selling price based on the price at which we separately sell a renewal contract. We determine the standalone selling price for sales of licenses using the residual approach. For professional services, we determine the standalone selling prices based on the price at which we separately sell those services.
Share-Based Compensation
We measure and recognize share-based compensation expense in our consolidated financial statements based on the grant date fair value of the award. We recognize the grant date fair value of the award as an expense based on the straight-line method over the requisite service periods in our consolidated statements of operations.
We estimate the grant date fair value of a share option using the Black-Scholes option-pricing model. Our use of the Black-Scholes option-pricing model requires the input of highly subjective assumptions, including estimated fair value of our ordinary share price, expected share price volatility and expected term. Any changes in these highly subjective assumptions would significantly impact our share-based compensation expense.
We estimate the fair value of options granted to employees and non-employees at the date of grant using the following assumptions:

•
Risk-Free Interest Rate. We base the risk-free interest rate on the implied yield on currently available U.S. treasury zero-coupon securities with a remaining term equal to the expected life of our options.

•
Dividend Yield. We base dividend yield on our historical experience and expectation of no future dividend payouts. We have historically not paid cash dividends and have no foreseeable plans to pay cash dividends in the future.

•	Expected Volatility. We base expected share price volatility on the historical volatility of the ordinary shares of comparable companies that are publicly traded.

•
Expected Term. The expected term of options granted represents the period of time that options granted are expected to be outstanding. We estimate the fair value of our ordinary shares underlying our share-based awards using the income approach.

The following table summarizes the assumptions used in the Black-Scholes option-pricing model to determine the fair value of our options:

	Year ended December 31
	2017	2018
Risk-free interest rate	2.08%-2.21%	2.68%-3.03%
Expected volatility	70%	65%-66%
Expected term (in years)	6-11	6
Dividend yield	0%	0%

Ordinary Share Valuation
Our board of directors determined the fair value of the ordinary shares underlying our share options with the assistance of a third-party specialist and in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In the absence of a public trading market, we exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our ordinary shares as of the date of each option grant, including the following factors:

•	valuations performed by third-party valuation firms;

•	the prices, rights, preferences and privileges of our convertible preferred shares relative to those of our ordinary shares;

•	the lack of marketability of our ordinary shares

•	our actual operating and financial performance;

•	current business conditions and projections;

•	our history and the timing of the introduction of new products and services;

•	our stage of development;

•	the likelihood of achieving a liquidity event, such as an initial public offering or merger or acquisition of our business given prevailing market conditions;

•	the market performance of comparable publicly-traded companies; and

•	U.S. and global capital market conditions.
In valuing our ordinary shares, a hybrid of the probability-weighted expected method, or PWERM, and an Option Pricing Method, or OPM, was utilized. The PWERM involves the estimation of the value of our company (the Equity Value) under future potential outcomes and estimates the probability of each outcome. The per share value of our ordinary shares determined using the PWERM is ultimately based upon probability-weighted per share values resulting from potential future scenarios - in our case: an initial public offering scenario and a non-IPO scenario.
The Equity Value in the IPO scenario was allocated to each of our shares on as converted basis, and discounted to present value equivalent using our estimated cost of equity.
In order to estimate the Equity Value in the non-IPO scenario, we first determined the fair value of our business, or Enterprise Value, using the income approach, which requires significant assumptions and judgments. The income approach estimates the fair value of our business based on the present value of our future estimated cash flows. These future cash flows are discounted to their present value equivalent using a rate of return that reflects the risks inherent in our achieving these estimated cash flows, as well as the time value of money. The Enterprise Value was then adjusted to net financial assets (in our case, cash and cash equivalents) in order to determine the Equity Value.
The resulting Equity Value in the non-IPO scenario was allocated to our various share classes using the OPM to determine the value of the securities compromising our share capital in the aforementioned scenarios.
After we allocated the Equity Value in each of the IPO and non-IPO scenarios to the various classes of shares, we applied a discount for lack of marketability, or DLOM, to arrive at the fair value of our ordinary shares in each of the above scenarios. A DLOM is intended to account for the lack of marketability of shares that are not traded on public exchanges based on the theory that as a private company, an owner of the shares has limited opportunities to sell the shares and any such sale would involve more significant transaction costs, thereby reducing overall fair market value.
Once we are operating as a public company, we will rely on the closing price of our ordinary shares are reported by the NYSE on the date of grant to determine the fair value of our ordinary shares.
Based on the assumed initial public offering price of $13.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, the aggregate intrinsic value of our outstanding share-based awards as of March 31, 2019 was $76.0 million, of which $47.7 million related to vested awards and $28.3 million related to unvested awards.
Income Taxes
We account for income taxes using the asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and the deferred tax liabilities and assets for the future tax consequences of events that we have recognized in our financial statements or tax returns.
We measure current and deferred tax liabilities and assets based on provisions of the relevant tax law. We reduce the measurement of deferred tax assets, if necessary, by the amount of any tax benefits that we do not expect to realize. We classify interest and penalties relating to uncertain tax positions within taxes on income.
Accounts Receivable
We present accounts receivable in our consolidated balance sheets net of allowance for doubtful accounts. We estimate the collectability of accounts receivable balances and adjust its allowance for doubtful accounts based on past write-offs and collections, current credit conditions and the age of the balances. We evaluate a number of factors to assess collectability, including an evaluation of the creditworthiness of the specific customer, past due amounts, payment history, and current economic conditions. When revenue recognition criteria are not met for a sale transaction that has been billed, we do not recognize deferred revenues on our balance sheet or the related account receivable.
Derivative Instruments
We carry out transactions involving foreign currency exchange derivative financial instruments. These transactions are designed to hedge our exposure in currencies other than the U.S. dollar, and are not designated as an accounting hedge. We are primarily exposed to foreign exchange risk with respect to recognized assets and liabilities and anticipated transactions denominated in the NIS, Euro and British Pound, including payroll expenses.
Off-Balance Sheet Arrangements
We do not currently engage in off-balance sheet financing arrangements. In addition, we do not have any interest in entities referred to as variable interest entities, which includes special purposes entities and other structured finance entities.

Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk is primarily a result of fluctuations in foreign currency exchange rates.
Foreign Currency Exchange Risk
We generate substantially all of our revenues in U.S. dollars. The majority of our operating expenses is incurred in foreign currencies, and is subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the NIS, the Euro and, to a lesser extent, the British Pound.
Our statements of operations and cash flows could be adversely affected in the future due to changes in foreign exchange rates. For example, an immediate 10% decrease or increase in the relative value of the U.S. dollar to the NIS would result in a $3.1 million loss or gain on our consolidated statements of operations and cash flows.
We have entered into forward contracts with major banks to protect against foreign currency exchange risks resulting from expenses paid in NIS during the year. See Note 10 to our consolidated financial statements under “Hedging Activities” for more information.
Interest Rate Sensitivity
Our exposure to market risk for changes in interest rates relates primarily to our cash and cash equivalents and our outstanding debt obligations. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of the interest rates in Europe, Israel and the United States. However, because of the short-term nature of the instruments in our portfolio, a sudden change in market interest rates would not be expected to have a material impact on our consolidated financial statements.
Our total indebtedness, including borrowings on our term loan facility and revolving credit line facility, is $0.2 million as of December 31, 2018. Our exposure to interest rates relates to the change in the amounts of interest we must pay on our borrowings, which bear variable rates of interest. The effect of a hypothetical 100 basis point change in our interest rate would not have a material impact on our interest expense in our consolidated financial statements.
New and Revised Financial Accounting Standards
Under the JOBS Act, we meet the definition of an “emerging growth company.” As such, we may avail ourselves of an extended transition period for complying with new or revised accounting standards. However, we have chosen to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Recent Accounting Pronouncements
See Note 2 to our consolidated financial statements “Significant Accounting Policies—Recently issued accounting standards” for more information.

BUSINESS
Overview
We are pioneering a policy-centric approach to security and IT operations. We transform enterprises’ security operations by helping them visualize, define and enforce a unified security policy across complex, heterogeneous IT and cloud environments. Our products govern how individuals, systems and applications are permitted to communicate and provide policy-based security automation, enabling customers to reduce the time to implement complex network changes from days to minutes. Our solutions increase business agility, eliminate errors from manual processes and ensure continuous compliance through a single console. Since our inception, our solutions have been purchased by over 2,000 customers in over 70 countries, including approximately 15% of the Global 2000.
Cybersecurity is critical for enterprises of all sizes. As enterprises embrace digital transformation and adopt new technologies such as cloud-based services, software-defined networks, microservices and containers, the IT and cloud environments become increasingly complex and vulnerable to attack. In response to the heightened threat environment, lack of a defined network perimeter and a constantly changing attack surface, enterprises continue to implement additional firewalls, endpoint security, identity and access management and other security solutions. However, we believe most enterprises lack effective and comprehensive security policy management. For example, enterprises often rely on their in-house network and security teams to manually process change requests, which increases the risk of human error and cybersecurity vulnerabilities and delays the pace of application releases. This results in a trade-off between the necessary security posture and business requirements for speed, agility and innovation.
We believe a new approach to enterprise security is necessary: a data-driven framework centered on policy management and operationalized through policy-based automation, enhancing compliance and security while improving operational efficiency. To address this need, we have developed highly differentiated technology with four main pillars:

•
Policy-centric approach. We enable enterprises to visualize, define and enforce a unified security policy that acts as the foundation of governance and control, replacing ad-hoc configurations across fragmented networks.

•
Automation of network changes. We automate the network change process across complex, heterogeneous environments, increasing business agility, enabling faster application deployment and reducing human error.

•	Data-driven. Our approach draws data from across a customer’s IT and cloud environments, providing insights on connectivity and end-to-end visibility across the network.

•	Open and extensible framework. Our open solutions serve as a centralized control layer for our customers’ networks and can connect to a wide range of third-party technologies through APIs.
We offer five products that comprise the Tufin Orchestration Suite: SecureTrack, SecureChange, SecureApp and, most recently, Orca and Iris. SecureTrack, SecureChange and SecureApp enable enterprises to visualize, define and enforce their security policy across heterogeneous networks, both on premise and in the cloud. SecureTrack serves as the foundation of SecureChange and SecureApp. SecureTrack provides visibility across the network and helps organizations define a unified security policy and maintain compliance. SecureChange provides customers with the ability to automate changes across the network while maintaining compliance with policy and security standards. SecureApp provides application connectivity management and streamlines communication between application developers and network engineers. Our newest products, Orca and Iris, provide cloud-based security automation solutions in response to the growth of containers and cloud-native environments.

Our comprehensive security policy management solutions rely on a set of proprietary technologies that provide a high level of security, scalability and performance. Our core technologies, which serve as the foundation of both our network and cloud-based products, include analysis engines, a provisioning engine, API integrations and infrastructure technology. For example, one of our analysis engines, our topology intelligence engine, uses network routing algorithms to calculate the paths between different points on the network and provides our customers with a graphic display of devices and data flows. Another analysis engine, our sophisticated policy analysis engine, calculates the expected connectivity and access behavior of network devices and cloud platforms. Our automated change provisioning engine automatically implements policy changes approved by security administrators.
We believe enterprises choose us for our customer-first approach, continuing innovation and integrations with key technology leaders. Our customers include leading enterprises across a broad range of geographies in a diverse set of industries, including financial services, telecommunications, automotive, manufacturing, energy, healthcare and pharmaceuticals, technology, government, retail and business services. We sell our products and services through our sales force, including our field sales team and our inside sales team, which works closely with our global network of approximately 140 active channel partners. Our channel partners include distributors and resellers, as well as service delivery partners that help customers successfully deploy, configure, customize and maintain our products and services. We believe our hybrid sales model helps us maintain strong customer relationships and effectively acquire new customers.
We have experienced strong growth. For the years ended December 31, 2017 and 2018, our revenues were $64.5 million and $85.0 million, respectively, representing year-over-year growth of 31.7%. For the years ended December 31, 2017 and 2018, our net loss was $2.8 million and $4.3 million, respectively.
Industry Background
Enterprises increasingly focus on cybersecurity. In response to the heightened threat environment, lack of a defined network perimeter and a constantly changing attack surface, enterprises continue to implement additional firewalls, endpoint security, identity and access management and other security solutions. Nevertheless, cyberattackers can exploit a growing attack surface that lacks a defined network perimeter, is subject to constant change and is exposed to vulnerabilities exacerbated by human error and manual business processes.
We believe the majority of enterprises lack effective and comprehensive security policy management, which is critical to controlling security policy changes. Effective security policy governs how individuals, systems and applications communicate. Current solutions lack a comprehensive security policy and rely on network change processes that are manual, error prone and take days to implement. Enterprises that lack a comprehensive security policy are facing challenges in balancing the necessary security and risk posture with their business requirements, leaving security, network and compliance professionals overwhelmed.
Several industry trends contribute to operational challenges in managing risk, as set forth below:

•
Increasing frequency and sophistication of cyberattacks. Enterprises worldwide are under constant security threat from both external cyberattackers and malicious insiders in search of sensitive information and vital systems. Cyberattackers are increasingly able to breach networks and locate and steal sensitive enterprise data. As a result, numerous enterprise boards are prioritizing and reshaping their cybersecurity approaches.

•
Growing complexity of software-defined networks. Enterprises have been undergoing a digital transformation. They are rapidly shifting on-premise workloads to cloud environments to meet the changing demands of their markets and customers. To keep pace with this transformation, enterprises design scalable and flexible workloads and connections, which increase network complexity and the velocity of changes. The rise of technologies such as microservices and containers introduces additional complexity. The growing use of these dynamic technologies has raised business expectations on agility and increased the need for a unified security approach across networks and applications.

•
Accelerating pace of application development and deployment. The accelerating pace of business and technological developments requires numerous and continuous application and infrastructure changes. The rise of the DevOps model, which is a set of software development practices that allows applications and features to be rapidly developed and deployed, has led to increased release velocity. Enterprises that use manual change processes struggle to keep pace and lack policy consistency, resulting in an ever-growing backlog of changes, delayed software releases and heightened security exposure.

•
Evolving regulatory and compliance requirements. Global enterprises need to maintain compliance with a new wave of government regulations, corporate security policies and industry standards related to privacy and cybersecurity. Examples of such regulations include PCI-DSS, the Sarbanes-Oxley Act, NERC-CIP, GDPR, the NIST Cybersecurity Framework and HIPAA. Manual changes to network policy are difficult to track and are more likely to be non-compliant. As a result, enterprises seek cost-efficient security solutions to meet compliance requirements.

•
Legacy security approaches can no longer address cybersecurity threats in the ever-changing IT and cloud environments. Traditional security policy management approaches address governance and control, but lack critical characteristics such as a unified security policy, automation, scalability, end-to-end visibility and extensibility. We believe a new approach to enterprise security is necessary: a data-driven framework centered on policy management and operationalized through automation.

Benefits of Our Solutions
Our solutions enable our customers to visualize, define and enforce a security policy that dictates how users, systems and different organizational functions across the enterprise should be allowed to communicate. We automate our customers’ security policy management, allowing them to accelerate application deployment time without introducing non-compliant changes that could lead to vulnerabilities, and giving better visibility and control over all of their IT and cloud environments. This approach drives business agility and cost reduction while facilitating continuous compliance across hybrid, multi-vendor, multi-platform and heterogeneous environments. Our customers use our products to:

•
Accelerate business agility through end-to-end automation of security changes. Our automated solutions allow our customers to implement application changes onto their networks in minutes, not days. Our solutions accelerate security management processes, increase operational efficiency and reduce the traditional lag between software development and revenue-generating deployment. Increased efficiency frees up valuable IT resources to focus on higher-value tasks, all while remaining secure and compliant.

•
Reduce security risk through adoption of a unified security policy and continuous compliance. We enable enterprises to create a unified security policy that acts as the foundation of their security decision making. Effective security policy governs how individuals, systems and applications communicate. A well-defined security policy forms the basis of our automation capabilities, guiding the change implementation logic and ensuring continuous compliance with corporate security policies, government regulations and industry standards.

•
Navigate the complexity of hybrid and fragmented networks with a centralized control layer. We offer a centralized security management layer that analyzes, defines and implements enterprise-specific security policies. Our network abstraction layer allows for the automation of security changes across the network, including firewalls, traditional networks, public and private cloud environments, microservices and containers. Our solutions act as an independent third-party management layer, extending the security policy to every corner of the network, even as it grows, changes and adapts to new business demands and cybersecurity threats.

•
Enhance visibility and control. Our solutions provide customers with complete visibility over their IT and cloud environments, and enable them to quickly view changes and their impact on security posture prior to deployment. Our solutions monitor, collect and record configuration changes across the enterprise. They verify the adherence of these changes to the unified security policy, helping customers visualize any resulting compliance gaps or related vulnerabilities. We use topology intelligence to map out resources and connections, even across fragmented, complex environments. Enterprises can use our products to centrally manage and enforce their security policy with significant improvements in speed and ease-of-use through a multi-environment, ‘single pane of glass’ interface to ensure compliance and control.

Our Market Opportunity
We believe the majority of enterprises lack effective and comprehensive security policy management, which is critical to controlling network change. As digital transformation creates more complexity within IT and cloud environments, we believe our policy-centric, automated solutions will garner a growing share of enterprise security spend. Gartner estimated that worldwide spending on information security products and services will reach more than $133 billion in 2019. In addition, 451 Research LLC’s VotE Information Security: Workloads and Key Projects 2018 study, covering 550 organizations of different sizes across 10 industry verticals, found that 83% of the companies surveyed did not have security automation and orchestration technologies in place, but 54% of those companies planned to deploy such technologies within the next 24 months. We believe increased security spending and adoption of security automation and orchestration technologies represent a significant opportunity for us.
We also believe our policy management and automation solutions overlap with several markets defined by IDC. IDC has estimated that:

•
the market for IT operations management, which improves user access to applications, business services and data sources on diverse platforms, will grow from $8.9 billion in 2018 to $11.7 billion by 2022, according to its Worldwide IT Operations Management Software Forecast for 2018-2022;

•
the market for IT automation and configuration management, which supports DevOps automation and orchestration, digital enterprises, hybrid cloud architectures and microservices-based applications, will grow from $6.7 billion in 2018 to $8.4 billion in 2022, according to its Worldwide IT Automation and Configuration Management Software Forecast for 2018-2022;

•
the market for policy and compliance (a sub-segment of security and vulnerability management), which enables enterprises to create, measure and report on security policy and regulatory compliance, will grow from $2.0 billion in 2018 to $3.1 billion in 2022, according to its Worldwide Security and Vulnerability Management Forecast for 2018-2022; and

•
the market for vulnerability assessment (a sub-segment of security and vulnerability management), which scans networks and applications for security vulnerabilities, will grow from $2.2 billion in 2018 to $3.7 billion by 2022, according to its Worldwide Security and Vulnerability Management Forecast for 2018-2022.

We believe that our solutions will attract a meaningful portion of these markets, resulting in a multi-billion dollar addressable market. As we continue to innovate and introduce new products, the use cases for our solutions will expand, which we expect will lead to incremental growth in our addressable market opportunity.
We believe our policy management and automation functionalities define a new market, and we are not aware of any third-party research that accurately defines the scope of our directly addressable opportunity. As such, we estimated the market size using third-party data and, when third-party data was not available, internal estimates. We segment enterprises based on estimates of their network infrastructure size and their need for our solutions across their networks, and apply an average annual billings figure per segment based on an estimated prior five years of inventory, resulting in an estimated directly addressable market of $10.3 billion, which includes on-premise firewalls, private cloud and public cloud orchestration segments, for the fiscal year ending December 31, 2019.
Our Competitive Strengths
We believe we have several competitive advantages, including:

•
Pioneer in security policy management. We are a pioneer in the security policy management market. We believe we were the first company to introduce security policy automation solutions with SecureChange and SecureApp, and we believe our position as a market leader reinforces our brand and supports our position as one of the most prominent players in an increasingly important segment.

•
Advanced technology and ongoing innovation. We have over a decade of experience and believe our ability to innovate is the cornerstone of our position as a technology leader. Our comprehensive security policy management solutions rely on a set of proprietary technologies that provide a high level of security, scalability and performance. Our core technologies, which serve as the foundation of both our network and cloud-based products, include analysis engines, a provisioning engine, API integrations and infrastructure technology. We are continuously improving our portfolio to create solutions that provide both agility and security for our customers, through policy-driven automation. We announced our latest product offerings, Orca and Iris, in April 2018 and November 2018, respectively. Unlike traditional security tools, Orca and Iris provide automated, policy-based security analysis in cloud-native environments, which helps enterprises develop unified, multi-cloud policies.

•
Scalable, extensible enterprise-grade solutions. Our solutions scale up to the largest enterprises with thousands of network devices (e.g., firewalls and routers) through their distributed architecture and high availability offering. Our extensible API framework allows our customized solutions to interface with most IT management frameworks and systems, and is used by customers, partners and our professional services team who develop scripts and extensions on top of the Tufin Orchestration Suite.

•
Customer-first approach. Customer success has always been our priority. Since our inception, we have built a strong, customer-first approach and developed a powerful array of products and solutions to meet our customers’ needs and expectations. Our premium support services are available at all times to ensure that customers’ problems are addressed quickly. We have a dedicated customer success team, which focuses on ensuring high customer satisfaction while driving customer loyalty and increased sales. As customer satisfaction is vital to us, we are continually improving our products and services to further solidify our customer relationships and trust. As a result, we have a long-term, loyal base of customers.

•
Automation-driven return on investment. Enterprises quickly realize value upon deployment of our solutions. Our policy-driven automation allows customers to implement accurate and compliant network changes within minutes rather than days, allowing them to introduce new business applications faster and redeploy IT resources into higher-value projects. This also allows enterprises to accelerate development and deployment of revenue-generating applications, further increasing their return on investment.

Our Growth Strategy
We intend to execute on the following growth strategies:

•
Acquire new Global 2000 customers and mid-market customers. Since our inception, our solutions have been purchased by over 2,000 customers in over 70 countries, including approximately 15% of the Global 2000. Revenue generated from our Global 2000 customers, excluding maintenance renewals, represented an average of 65% of our total revenue over the fiscal years ended December 31, 2016 to 2018. We believe we have a significant growth opportunity with Global 2000 customers that currently lack a security policy management solution or that use a competing product that lacks automation. We identified opportunities in key verticals such as the federal government and plan to expand to several key geographic regions. We also continue to pursue mid-market accounts with increasing need for security policy management solutions. We plan to grow our direct sales team and develop our inside sales platform to pursue the large pool of mid-market accounts.

•
Expand within our customer base through new use cases and larger deployments. We aim to drive policy management and automation across the entire enterprise to help our customers fully benefit from our solutions. Customers often contract with us for a portion of their IT and cloud environments or begin only with SecureTrack. Over time, customers often expand their network coverage or recognize the benefits of automated policy changes at the network and application levels and adopt our SecureChange and SecureApp solutions. Most recently, customers moving applications to the cloud have demonstrated interest in Orca and Iris. We believe there is significant runway within our current customer base, as we currently cover approximately 15% of the Global 2000, and approximately half of our Global 2000 customers currently use SecureChange or SecureApp.

•
Extend security product leadership with innovative new products . We will continue to innovate in ways that enable frictionless collaboration between business and infrastructure teams. We intend to invest further in the Tufin Orchestration Suite to extend its functionality and features. We believe this will enhance our ability to generate revenue within our existing customer base and pursue new opportunities. We will also continue to introduce new products to broaden our appeal to customers and stay ahead of the market. In April 2018, we launched Orca, a cloud-based solution that enables users to extend our policy-based approach to secure microservices and containers. In November 2018, we launched Iris, a cloud-based application-centric solution that enables security policy management across cloud platforms. We plan to deploy additional cloud-based subscription products over time, to enable more customers to consume our products beyond our existing on-premise solutions.

•
Grow and cultivate our security partner ecosystem. We have built an extensive global channel partner ecosystem that extends our geographic coverage, drives awareness of our brand and accelerates usage and adoption of our products. We have also formed alliances with technology partners in the network security, security operations, incident response, vulnerability management and security compliance sectors. In April 2018, we launched our technology alliance partner program, which is an ecosystem of technology partners who build certified integrations to our platform in order to expand our common use cases. We believe our partners contribute thought leadership and accelerated sales.

•
Democratize policy management across functions. Our customers continue to find new use cases for our policy management and automation products. For example, as enterprises continue to implement DevOps teams and practices, we believe they will need to introduce security measures earlier in the application development and deployment lifecycle. We designed Orca to address this with cloud-based security automation for microservices and containers. Orca moves security earlier into the continuous integration and continuous deployment, or CI/CD, pipeline by leveraging a centralized policy engine. We envision additional use cases and revenue opportunities will be unlocked as we build out the commercial ecosystem around Orca.

Our Products
Security and IT operations management has become an increasingly resource-intensive and high-risk task for enterprises. The accelerating pace of business and technological developments require numerous application and infrastructure changes, and enterprise networks are becoming increasingly complex. Enterprises often rely on their in-house network and security teams to manually process change requests, which increases the risk of human error and cybersecurity vulnerabilities and delays the pace of application releases.

Enterprises use our security policy management products to create a unified security policy and give them the ability to implement accurate network changes in minutes instead of days while improving their security posture and business agility. We offer five products that comprise the Tufin Orchestration Suite: SecureTrack, SecureChange, SecureApp and, most recently, Orca and Iris. SecureTrack, SecureChange and SecureApp enable enterprises to unify, visualize and control their security policy across heterogeneous networks, both on premise and in the cloud, while Orca and Iris provide visibility and security policy solutions for provisioned and cloud-native environments.
Security Policy Automation for the Extended Enterprise
The Tufin Orchestration Suite provides a policy-centric solution for automatically designing, provisioning, analyzing and auditing enterprise security changes. From applications to firewalls, our products provide advanced automation capabilities to increase business agility, eliminate errors stemming from manual processes and ensure continuous compliance through a single interface. Our unified security policy empowers network and IT security teams to effectively safeguard complex, heterogeneous environments through a central security policy, which can be applied over all of their IT and cloud environments and across different platforms.
The majority of our customers initially purchase SecureTrack to monitor a portion of their networks. Initial product deployments frequently expand across networks, departments, divisions and geographies in response to a need for an enterprise-wide approach for security policy management, as well as the need to automate the network change process. Our “land and expand” sales strategy capitalizes on this potential. As we expanded our portfolio of solutions within the Tufin Orchestration Suite, customers have increasingly purchased SecureChange and SecureApp on top of their initial transactions.
SecureTrack. Enterprises use SecureTrack to understand their enterprise security infrastructure and manage a wide range of devices from a central console. SecureTrack enables security administrators to define and manage a centralized security policy, minimize the attack surface and ensure continuous compliance across the network. SecureTrack also provides a foundation of our customers to use SecureChange and SecureApp, and delivers the following key benefits:

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Policy definition. SecureTrack includes our unified security policy, which visualizes, defines and enforces a zone-to-zone segmentation policy that dictates how users, systems and applications can communicate across the entire enterprise. Our unified security policy serves as the security policy framework for the entire Tufin Orchestration Suite.

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Security and compliance. SecureTrack provides monitoring, assessment and alerts on security and compliance risk, ensuring real-time accountability, transparency and consistency with the unified security policy. It also generates a variety of configurable audit reports that support regulatory compliance standards.

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Visibility. SecureTrack builds a dynamic topology map of network connectivity across the enterprise and the cloud. It also provides real-time visibility into all security policy configurations and changes. This visibility enables security teams to efficiently manage configuration changes, troubleshoot problems and prepare for audits.

SecureChange. SecureChange is the change management and automation component of the Tufin Orchestration Suite. Enterprises use SecureChange to quickly and accurately assess, provision and verify security configuration changes across physical networks and cloud platforms, while maintaining security and compliance. SecureChange delivers the following key benefits:

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Business agility. SecureChange increases business agility through security change automation. It automates manual change processes, giving them the ability to implement changes in minutes instead of days.

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Security and compliance. SecureChange proactively checks every change request for risk and compliance against the unified security policy before and after changes are implemented. It also maintains comprehensive ticket and process documentation, which reduces the need for painstaking information gathering and analysis before internal and external audits.

•	Control and accuracy. SecureChange reduces inaccuracies due to human error through automated change design and provisioning for multi-vendor environments.
SecureApp. SecureApp is the application management and secure connectivity automation component of the Tufin Orchestration Suite. Enterprises use SecureApp to define, manage and monitor network connectivity for their applications. SecureApp delivers the following key benefits:

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Visibility and control. SecureApp provides an intuitive interface to define application-critical connectivity needs. It serves as a central repository of application connectivity requirements and indicates current connectivity status.

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Business continuity and agility. SecureApp monitors network device configurations and alerts security administrators to changes that could affect application availability. SecureApp also provides graphical diagnostic tools that help our customers identify, troubleshoot and automatically repair connectivity issues. By providing detailed insight into an application’s connectivity needs and status, SecureApp accelerates service deployment, provides business continuity and simplifies network operations.

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Security and compliance. SecureApp proactively creates clean, reliable network configurations. It automatically recommends policy rule changes and decommissions unnecessary network access paths that can lead to a security breach.

Cloud-Native Security Policy Management
While many enterprises see the cloud as a scalable extension of their existing data center, some are adopting the DevOps approach to cloud application development. Unlike traditional enterprise applications, in which every connectivity change is fully controlled and managed by IT, in cloud-native environments the developers and DevOps engineers typically have full administrative rights over the infrastructure. The connectivity decisions and changes made by developers in cloud-native applications, with little or no oversight by the security team, can have an immediate impact on the enterprise’s security posture.
We recently expanded our product suite to address cloud-native environments and applications. We announced our latest product offerings, Orca and Iris, in April 2018 and November 2018, respectively. Unlike traditional security tools, Orca and Iris provide automated, policy-based security analysis in cloud-

native environments, which helps enterprises develop unified, multi-cloud policies. By embedding security into the DevOps, pipeline, we believe we can enable enterprises to properly secure their cloud-native environments.
Orca. Orca provides policy-based security automation for microservices and secure containers. Microservices are an application development approach in which a large application is built as a collection of modular components or services. Containers are the lowest level of a microservice that hold the running application, libraries and their dependencies. DevOps teams can integrate Orca with their CI/CD tools and Kubernetes clusters (a popular container orchestrator), which secures the environment while maintaining business agility. Orca delivers the following key benefits:

•	Automation. Orca is used to allow DevOps teams in CI/CD environments to discover connectivity among microservices and automatically identify risks and generate security policies.

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Security and compliance. Orca identifies and protects against the exploitation of container vulnerabilities in both development and deployment stages. It unifies policy management across Kubernetes clusters and other surrounding security controls, which are increasingly vulnerable to cyberattacks. When Orca detects an anomaly, it can automatically restrict network traffic flows and isolate the environment to reduce the attack surface.

•	Customization. Orca integrates with third-party notification and security services using our publicly available open API, to fit each enterprise’s specific platforms and needs.
Iris. Iris scans cloud environments, analyzing access policies and resource metadata, to visualize cloud application connectivity. It allows IT and DevOps teams to define a unified security policy for cloud applications that enables granular access control within and between applications in the cloud. Iris delivers the following key benefits:

•	Visibility. Iris scans cloud-native environments and provides clear visibility into application connectivity, taking all of the different cloud access controls into account.

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Security and compliance. Iris monitors the cloud environment and discovers resources that are risky or non-compliant with the unified security policy. It automates risk monitoring in the cloud and enables IT and DevOps teams to respond quickly to critical application threats.

Our Technology
Our comprehensive security policy management solutions rely on a set of proprietary technologies that provide a high level of security, scalability and performance. Our core technologies, which serve as the foundation of both our network and cloud-based products, include analysis engines, a provisioning engine, API integrations and infrastructure technology.

User Interface and Restful API
SecureTrack™
SecureChange™
SecureApp™
Analysis Engines
Topology Intelligence
Network Usage
Policy
Risk & Compliance
Change Designer
Collectors
Collector per device type
Provisioning Engines
Provisioning engine per device type
Network & Cloud Infrastructure
Check Point
SOFTWARE TECHNOLOGIES LTD.
cisco
paloalto
NETWORKS
JUNIPer
NETWORKS
FORTINET
f5
vmware
NSX
amazon
web services
Microsoft
Azure

Analysis Engines

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Topology intelligence. Our topology intelligence engine uses network routing algorithms to calculate the paths between different points on the network and provides our customers with a graphic display of devices and data flows. Network administrators use our topology intelligence to quickly determine which devices and cloud platforms a network connection can traverse, which enables them to automate network path analysis and troubleshoot issues.

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Network usage analysis engine. Our network usage analysis engine detects unused elements of a security policy by analyzing network flows and traffic hits over a specified time period. Our technology leverages an automated workflow process to decommission unnecessary access and reduce the attack surface.

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Policy analysis engine. Our policy analysis engine calculates the expected connectivity and access behavior of network devices and cloud platforms. Security administrators can use different parameters and logic to determine in real time if supported network devices and cloud security groups will allow or block specific connections.

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Risk and compliance analysis engines. Our risk engine proactively analyzes risk by identifying potential security violations, checking the existing configuration or the proposed access changes against the unified security policy. Our compliance analysis engine creates an audit trail in real time by automatically documenting any remedial changes.

Our technology also provides cloud-based security automation for applications developed in CI/CD mode. Our CI/CD vulnerability scanning and compliance validation embeds security at the development and testing stage, and enables our customers’ DevOps teams to quickly identify security issues, reducing the probability of vulnerabilities in production environments.

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Change designer engine. Our change designer engine automates enterprise security access requests. It first identifies the connection-relevant network devices and cloud platforms based on topology intelligence, and then recommends the optimal policy change based on information from the policy analysis engine. Our technology provides vendor-specific suggestions that maximize security and performance, while offering accurate configuration changes designed to be intuitive and user friendly.

Provisioning Engine

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Change provisioning engine. Our technology automatically implements policy changes approved by security administrators. Our automated change provisioning engine supports all major network, security and cloud vendors. In zero-touch automation mode, our technology automatically applies recommended policy changes without the need for human intervention.

API Integrations

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Extensible APIs. Our technology features a RESTful API framework to enable extensibility and interoperability with third-party systems, including ticketing and service management systems such as ServiceNow and BMC Remedy. Our professional services team, as well as our customers and partners, use the API framework to supplement the Tufin Orchestration Suite with additional functionality by integrating with the third-party security ecosystem. We integrate with our platform partners, such as Check Point, Cisco, Fortinet, Palo Alto Networks, F5 Networks, Forcepoint, Juniper Networks, VMware, AWS and Microsoft Azure, to provide vendor agnostic solutions, which is key to our value proposition. In addition, we believe our technology alliance partner program, which is an ecosystem of technology partners who build certified integrations to our platform, helps to expand our common use cases.

Infrastructure Technology

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Distributed architecture. Customers can deploy our products across multiple distributed servers. Rather than monitoring all devices and platforms from a single server, remote collectors monitor local network devices (e.g., firewalls and routers), process the raw data and upload compressed data to a central server over a secure connection. Using a fully distributed architecture, our products can easily scale to meet the demands of large organizations.

Our Services
Professional Services
Our professional services team helps customers with product deployment, integration, customization, optimization, operation and training. We support initial product setup, implementation and configuration, and help customers integrate our products with existing third-party applications and internally developed tools. Our professional services team also helps customers define their unified security policy, model their network topology, configure workflows, discover application connectivity and deliver customized reporting according to their requirements. In addition, we provide technical training so that our customers can use our products with confidence. We also enable our authorized service delivery partners to provide similar professional services.
Maintenance and Support
We offer several levels of technical support for our products by providing customers with access to our user and partner portal, our knowledge center and our regional support centers. We provide customers with software bug repairs, system enhancements and updates, as well as access to our technical support experts. Our support engineers liaise with our product experts to diagnose and solve our customers’ technical challenges. In addition to post-sales support activities, we emphasize service readiness by coordinating with our product management team to define prerequisite product and service quality levels prior to their release. Additionally, our designated support engineers serve as ongoing, accessible customer resources.
Our Customers
Since our inception, our solutions have been purchased by over 2,000 customers in over 70 countries, including approximately 15% of the Global 2000. We sell substantially all of our products and services through our global network of channel partners, including distributors and resellers, who then sell to end-user customers. For the years ended December 31, 2017 and 2018, our two largest channel partners accounted for 16% and 13% of our revenues and 13% and 10% of our revenues, respectively. Our agreements with these channel partners provide that each partner agrees to sell and distribute our products within certain territories for one year. These agreements are nonexclusive and non-transferable, and automatically renew unless terminated by either party after providing prior written notice.
When analyzing our business, we refer to end-user customers as our customers throughout this prospectus, even if our direct commercial relationship is with a channel partner. Our customers include leading enterprises across a broad range of geographies in a diverse set of industries, including financial services, telecommunications, automotive, manufacturing, energy, healthcare and pharmaceuticals, technology, government, retail and business services.
Our diverse global footprint is evidenced by the fact that in 2018, we generated 56.8% of our revenues from customers in the Americas, 38.4% in EMEA and 4.8% in APAC.
Case Studies
A Leading Telecommunications Provider
Challenge . The security management team at a leading telecommunications provider learned that it was not in full control of its firewall operations when an external annual audit revealed several high-risk findings. This prompted a search for a solution that would reduce the time required to plan and implement policy changes, allow administrators to pinpoint the exact change that caused a network incident and guarantee the correct implementation of all rule base changes throughout the telecommunications provider’s network.
Solutions and benefits . The telecommunications provider initially deployed SecureTrack to improve its overall security posture and to facilitate successful annual audits. SecureTrack has allowed the telecommunications provider to effectively manage more than 700 firewalls containing over 1,000 rules each by implementing well-defined processes. Since initially deploying SecureTrack, the telecommunications provider has also deployed SecureChange and SecureApp to automate changes end-to-end, from initiating changes by application owners to automating firewall change provisioning. As a result, network changes that were previously fulfilled in days are now implemented in under an hour. Resources are now available through the Tufin Orchestration Suite to address more strategic projects, including the telecommunications provider’s move to the cloud.
A Leading Energy Trading Company
Challenge . Following a period of outsourcing network security, a leading energy trading company moved its network security operations in house. The energy trading company faced growing challenges, including limited visibility into the security of its cloud environment and an increasing frequency of network security changes that began to overwhelm the existing team. The energy trading company needed a solution that could consolidate security and orchestrate connectivity across a hybrid network, including firewalls and cloud platforms.
Solutions and benefits . After deploying our solutions, the energy trading company gained visibility of security changes across its on-premises network security infrastructure and its AWS-based cloud environment. Our solutions helped the energy trading company tighten its security posture by focusing its security team on high-level risks rather than every change that may be pre-approved. By automating their network security changes using SecureChange, the energy trading company reduced the time to implement changes from six to eight days down to six hours. Before implementing our solutions, the energy trading company had non-auditable change processes, but after doing so, the energy trading company passed its audit with only a few days of preparation.
A Leading Health Services Organization
Challenges. A leading health services organization needed to address challenges related to its manual review of firewall access rules across a large network consisting of multiple devices and multiple vendors. Large networks combined with a complex set of rules per device caused configuration changes to take as long as one to two weeks.
Solutions and benefits. By deploying SecureTrack and SecureChange , the health services organization improved productivity by reducing the network security engineering and architecture team’s time spent on manual reviews. Our solutions automated the health services organization’s process of requesting and approving firewall changes via APIs . The health services organization uses our solutions to manage its ongoing change monitoring process, identify violations and maintain continuous compliance and audit readiness throughout the year. As a result, changes that used to take days are now completed in under an hour, freeing up resources to focus on more strategic initiatives.
A Leading Utility Company
Challenges. A leading utility company initially evaluated our solutions to resolve challenges involving firewall access rules across a large network that needed to comply with NERC-CIP regulations.
Solutions and benefits. By deploying SecureTrack and SecureChange, the utility improved productivity by reducing the time spent on manual reviews and by simplifying the process to request and approve firewall changes. The utility company also has an ongoing change monitoring process to identify violations and maintain continuous compliance and audit readiness throughout the year.
A Leading Insurance Provider
Challenges. A leading insurance provider required end-to-end visibility of their firewalls and a simplified firewall request process. Due to a shortage of skilled network security personnel, the timing of the insurance provider’s firewall changes exceeded its business requirements. The insurance provider’s global operations team lacked central visibility and full control of its firewall infrastructure.
Solutions and benefits. Several years ago, the insurance provider purchased SecureTrack in order to reduce human error and minimize remediation effort. The insurance provider more recently deployed SecureChange. By building a distributed architecture, the insurance provider gained central visibility of its global firewall rules, risks and changes, which reduced infrastructure complexity creating consistent, continuous compliance.
Sales and Marketing
Sales
We sell our products and services through our sales force, including our field sales team and our inside sales team, which works closely with our global network of approximately 140 active channel partners.
Our highly trained sales force is responsible for overall market development. Our sales force consists of our field sales team, which accounts for most of our sales, and our inside sales team. Our field sales team targets large organizations, which we define as those comprising the Global 2000, while our inside sales team targets mid-market companies that do not belong to the Global 2000. Within our field sales team, our regional field sales representatives develop new business relationships with our key customers, and our channel account managers support and expand existing relationships with our channel partners. Our sales engineers provide technical expertise and support, and architect our solutions to address the business needs of our customers. Our sales cycle usually lasts several months from proof of concept to purchase order, and is often longer for larger transactions. As of December 31, 2018, we had sales personnel in 24 countries. We have expanded our sales force in each of the last two fiscal years, and we plan to continue to do so.
Our channel partners include distributors and resellers, as well as service delivery partners that help customers successfully deploy, configure, customize and maintain our products and services. In addition, on October 2, 2018, we launched our “Tufin as a Service” program – a consumption-based, pay-per-use services model that enables Managed Security Service Providers, or MSSPs, to offer our security policy management solutions to their customers.
Marketing
Our marketing strategy is focused on promoting brand awareness through differentiated positioning, messaging and thought leadership. We achieve this by educating the market on effective security policy change management, communicating our product advantages and business benefits, generating leads for our sales force and channel partners, and promoting our brand. We market our products and services as enterprise security policy management solutions for complex networks and cloud-based environments.
We execute our marketing strategy by leveraging a combination of internal marketing professionals, external marketing partners and a network of platform and technology partners. Our internal marketing enterprise is responsible for branding, digital content generation and targeted advertising through active digital channels. We actively drive thought leadership by providing community education through our online technical webinars in multiple regions. We sponsor and host demand-generation events including our channel and technical partners’ events and industry conferences, as well as local events for specific customers and prospect accounts in multiple regions. Our conferences and events demonstrate our strong commitment to enabling our partners and customers to succeed, and provide an opportunity to create a pipeline for new sales to prospective customers and additional sales to existing customers.
Research and Development
Continued investment in research and development is critical to our business. Our research and development efforts focus primarily on improving our existing products and services with additional innovative features and functionality, as well as developing new products and services. For example, we regularly release enhanced capabilities of the Tufin Orchestration Suite. We believe the timely development of new products, including both on-premise and cloud solutions, is essential to maintaining our competitive position.
Our research and development expenses were $17.7 million in 2017 and $21.4 million in 2018. We plan to continue investing significantly in research and development initiatives across our global innovation centers in Ramat-Gan, Israel, Misgav, Israel and Bucharest, Romania. By spreading our research and development team across multiple locations, we increase our access to highly skilled engineering talent, which provides us opportunities for evolution and growth.
Intellectual Property
Our commercial success depends, in part, on our ability to protect our core technologies and other intellectual property assets. We rely on a combination of trade secrets, copyright and trademark laws, confidentiality procedures, technical know-how and continuing innovation to protect our intellectual property and maintain our competitive advantage. Our technical personnel use their skills, knowledge and experience to develop, strengthen and maintain our proprietary position in the security policy automation market. In addition, we seek to protect our intellectual property by filing Israeli, U.S. and other foreign patent applications related to our proprietary technology.
Our software and other proprietary information are protected by copyright on creation. Copyright registrations, which have so far not been necessary, may be sought on an as-needed basis. We also control access to and use of our proprietary software, proprietary technology and other confidential information through the use of internal and external controls, including contractual agreements containing confidentiality obligations with our employees, independent consultants, independent contractors, professional services team, partners and customers. Our confidentiality agreements are designed to protect our proprietary information, and the clauses requiring assignment of inventions are designed to grant us ownership of technologies that are developed through our relationship with the respective counterparty. We also license software from third parties for use in developing our products and for integration into our products, including open source software. Despite our efforts to protect our trade secrets and proprietary rights through intellectual property rights, confidentiality agreements and licenses (including non-disclosure and invention assignment agreements), unauthorized parties may still copy or otherwise obtain and use our intellectual property and technology.
As of December 31, 2018, we had registered two trademarks in the United States, two trademarks in Israel and two trademarks in the European Union, and have one pending trademark application in Israel. As of December 31, 2018, we had 14 issued patents in the United States. We also had four issued patents and one pending patent application in Israel.
Competition
The security policy management market in which we operate is relatively new and evolving. We are a market-leading provider of enterprise security automation and management products. In many cases, our primary competition is in-house, manual, spreadsheet driven processes and homegrown approaches to security management. Our direct competitors include vendors such as AlgoSec, Inc., FireMon, LLC and Skybox Security LLC that offer solutions that compete with all or some of our products or product features. We also indirectly compete with large IT companies that offer a broad array of traditional security management solutions, such as Symantec Corporation and Cisco Systems, Inc., for a share of enterprises’ IT security budgets.
As our market further develops, we anticipate that competition will increase based on customer demand for security automation and management solutions. Furthermore, we believe enterprises will allocate an increasing portion of their IT security budgets, and specifically security management spending, to operational security and automation solutions.
The principal competitive factors in our market include:

•	security change automation;

•	multi-vendor integration and heterogeneous network topology;

•	application connectivity in modern IT and cloud environments;

•	efficacy in provisioned and cloud-native environments;

•	suitability for DevOps processes and microservice architectures;

•	scalability and overall performance; and

•	strong relationships with existing IT vendors.
Properties
Our corporate headquarters are located in Ramat-Gan, Israel in an office consisting of 36,292 square feet, where we also employ our primary research and development team and a portion of our support and general administrative teams. The lease for this office expires on April 7, 2019. We recently entered into a new lease agreement for our corporate headquarters office, consisting of approximately 62,859 square feet to accommodate current and future growth. The lease for this office expires January 31, 2029 (with an option to extend until January 31, 2034). Our U.S. headquarters are located in Boston, Massachusetts in an office consisting of approximately 3,214 rentable square feet, where we employ a portion of our marketing and general administrative teams. The lease for this office expires in December 31, 2023. We also lease an office in Karmiel, Israel (which serves as a research and development site), Akron, Ohio (which hosts the Americas technology support, professional services and inside sales teams) and Reading, England (which hosts the European inside sales team). We believe our facilities are sufficient to meet our current needs and anticipate that suitable additional space will be readily available to accommodate any foreseeable expansion of our operations.
Employees
As of December 31, 2018, we had 424 employees, independent consultants and independent contractors, of which 217 were in located in Israel, 119 were in located the United States, 22 were located in the United Kingdom and approximately 66 were located across 21 other countries. Set forth below is a breakdown of our global workforce of employees, independent consultants and independent contractors by category of activity as of the dates indicated:

	As of December 31,
	2016	2017	2018
Services, support and fulfillment	35	59	75
Research and development	103	114	152
Sales and marketing	100	128	166
General and administrative	20	24	31
Total	258	325	424

Legal Proceedings
From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not currently a party to any material litigation. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT
Executive Officers and Directors
The following table sets forth the name, age and position of each of our executive officers, directors and director nominees as of the date of this prospectus.

Name	Age	Position
Executive Officers
Reuven Kitov	45	Chief Executive Officer, Co-Founder and Chairman of the Board
Reuven Harrison	49	Chief Technology Officer, Co-Founder and Director
Jack Wakileh	47	Chief Financial Officer
Kevin Maloney	64	Senior Vice President of Global Sales
Pat Walsh	52	Chief Marketing Officer
Yoram Gronich	50	Vice President of Research & Development
Pamela Cyr	50	Senior Vice President of Business Development
Rajiv Motwane	40	Vice President of Global Services & Support
Ofer Or	42	Vice President of Products
Directors
Ohad Finkelstein(1)(4)	58	Director
Yuval Shachar(3)(4)	56	Director
Yair Shamir(2)(3)(4)	73	Director
Edouard Cukierman(4)	54	Director
Ronni Zehavi(4)	52	Director
Peter Campbell(1)(2)(4)(5)	54	Director Nominee
Dafna Gruber(1)(2)(3)(4)(5)	54	Director Nominee

(1)	Member or proposed member of our audit committee upon listing on the NYSE.

(2)	Member or proposed member of our compensation committee upon listing on the NYSE.

(3)	Member or proposed member of our nominating and corporate governance committee upon listing on the NYSE.

(4)	Independent director under NYSE rules.

(5)
Proposed to serve as an external director under the Israeli Companies Law subject to ratification of their election as external directors under the Israeli Companies Law by our shareholders within three months following this offering.

Reuven Kitov is our Chief Executive Officer, Co-Founder and Chairman of the board of directors, which positions he has held since co-founding Tufin in January 2005. Prior to co-founding Tufin, Mr. Kitov held key project management and development roles at Check Point Software Technologies, Inc. from 1998 to 2003. Mr. Kitov holds a Bachelor of Science degree in Computer Science from the University of Maryland in College Park, Maryland.
Reuven Harrison is our Chief Technology Officer, Co-Founder and a director, which positions he has held since co-founding Tufin in January 2005. Prior to co-founding Tufin, Mr. Harrison held key software developer positions at Check Point Software Technologies, Inc. from 1999 to 2003, as well as other key positions at Capsule Tech, Inc. from 1997 to 1999 and ECS Inc. from 1991 to 1996. Mr. Harrison holds a Bachelor of Arts degree in Mathematics and Philosophy from Tel Aviv University in Israel.
Jack Wakileh is our Chief Financial Officer, which position he has held since July 2013. Prior to joining Tufin, Mr. Wakileh worked as a financial and business consultant for various technology companies from 2010 to 2013. He was a Co-Founder of iSpade Technologies Ltd. and was Chief Financial Officer from 2008 to 2010, Co-Chief Executive Officer of LEADIP Systems Ltd. from 2006 to 2007 and Chief Financial Officer of VCON Telecommunications Ltd. from 1999 to 2005 prior to which he held the Corporate

Controller position. Mr. Wakileh holds a Bachelor of Arts degree in Accounting and Economics from Tel Aviv University in Israel and is a Certified Public Accountant.
Kevin Maloney is our Senior Vice President of Global Sales, which position he has held since July 2015. Prior to joining Tufin, Mr. Maloney held senior management positions at Easylink Services International Corporation from December 2007 to July 2012, Network General Corporation from June 2006 to November 2007 and Check Point Software Technologies, Inc. from June 2005 to June 2006. Mr. Maloney holds a Master of Business Administration degree from the Stetson School of Business and Economics at Mercer University in Macon, Georgia and a degree from Wheeling Jesuit University in Wheeling, West Virginia.
Pat Walsh is our Chief Marketing Officer, which position he has held since March 2016. Prior to joining Tufin, Mr. Walsh held executive marketing positions as Vice President of Marketing at Core Security (which was acquired by Courion in 2016) from October 2013 to December 2015 and Chief Marketing Officer of Talend, Inc., a leading big data and enterprise integration vendor, from October 2010 to August 2013. He previously held key marketing positions at Progress Software from September 2008 to September 2010, IONA Technologies from 2004 to 2008, Solid Information Technology from 2000 to 2003 and HP from 1990 to 2000. Mr. Walsh holds a Master of Engineering degree in Engineering Management and a Bachelor of Arts degree in Engineering and Economics each from Dartmouth College in Hanover, New Hampshire.
Yoram Gronich is our Vice President of Research & Development, which position he has held since September 2008. Prior to joining Tufin, Mr. Gronich held software management and engineering positions at Symantec Corporation from 2005 to 2008. He previously held project management and team leader roles at Check Point Software Technologies, Inc. from 2002 to 2005. Mr. Gronich holds a Master of Science degree in Electrical Engineering and a Bachelor of Science degree in Physics and Computer Science each from Tel Aviv University in Israel.
Pamela Cyr is our Senior Vice President of Business Development, which position she has held since November 2014. Prior to joining Tufin, Ms. Cyr held key leadership development positions as Vice President, North America, of LetMobile (which was acquired by LanDesk in 2014) from July 2013 to May 2014 and Senior Vice President of Business Development and Strategic Alliances at Veracode, Inc., where she was responsible for ecosystem strategy and development, from 2011 to 2012. Prior to Veracode, she was Vice President of Business Development for Aveksa (which was acquired by RSA, the security division of EMC in July 2013) from 2007 to 2011. Ms. Cyr holds a Master of Science degree in Electrical Engineering from Worcester Polytechnic Institute in Worcester, Massachusetts and a Bachelor of Science degree in Computer Systems Engineering from the University of Massachusetts in Amherst, Massachusetts.
Raj Motwane is our Vice President of Global Services & Support, which position he has held since July 2017. Prior to joining Tufin, Mr. Motwane served as Senior Vice President of Client Success and Operations at IANS from September 2016 to July 2017 and General Manager of Services and Customer Success at IBM Resilient Systems from March 2015 to August 2016. He previously held key project management and customer support positions at EMC from 2004 to April 2015 and General Electric from 2001 to 2004. Mr. Motwane holds a Master of Business Administration degree from Babson College in Wellesley, Massachusetts and a Bachelor of Science degree in Information Systems from Northeastern University in Boston, Massachusetts.
Ofer Or has served as our Vice President of Products since July 2014. Prior to assuming this role, Mr. Or served as our Director of Research & Strategy. Prior to joining Tufin, he held senior product management positions at Check Point Software Technologies, Inc. from 2009 to 2013. Mr. Or also held product marketing and business development positions at Microsoft from 2007 to 2009 and Amdocs Ltd. from 2006 to 2007. Before that, he held several R&D Leadership positions at Check Point Software Technologies, Inc. from 2000 to 2005, and in an elite computer unit of the Israel Defense Forces from 1994 to 2000. Mr. Or holds a Master of Business Administration degree from INSEAD University in

Fontainebleau, France, and holds a Master of Arts degree in Law and a Bachelor of Arts degree in Political Science and Sociology, each from Bar Ilan University in Ramat-Gan, Israel.
Ohad Finkelstein has served as a director since January 2011. Mr. Finkelstein serves as Managing Partner of Danli Capital, an investment advisory firm that he founded in 2017. Mr. Finkelstein is the Co-Founding Partner of Marker LLC, which he founded in 2011. Prior to that, from 2005 to 2011, he led international investment for Venrock, an Israeli venture capital firm. He served as the Chairman, Chief Executive Officer and President at Interoute Communications Limited from 1999 to 2003. Mr. Finkelstein holds a Bachelor of Arts degree in Political Science and International Marketing from the University of California, Los Angeles.
Yuval Shachar has served as a director since October 2009. Mr. Shachar is the Executive Chairman and Co-Founder of Team8, a venture capital firm specializing in incubation of security companies. Mr. Shachar serves as Founding Venture Partner of Innovation Endeavors, which he joined at its inception, previously serving as an investment partner of its predecessor fund from 2013. Mr. Shachar served as Co-Founding Partner of Marker LLC and its predecessors from 2011. From 2004 to 2009, he served as General Manager of a Cisco business unit in its Service Provider group. Prior to that, Mr. Shachar served as Co-Founder, President and CEO of P-Cube (which was acquired by Cisco), and co-founded each of Pentacom and Infogear (which were each acquired by Cisco). From 1995 to 1998, Mr. Shachar served as Vice President of Research and Development at VocalTec Ltd. (which completed an IPO on The Nasdaq Stock Market, or Nasdaq, in 1996), and previously held key engineering and management positions at National Semiconductors. Mr. Shachar holds a Bachelor of Science degree in Mathematics and Computer Science from Tel Aviv University in Israel.
Yair Shamir has served as a director from 2007 to 2013 and again from October 2018 to present. Mr. Shamir has been a Founding and Managing Partner of Catalyst Investments since its establishment from 1999 to 2013 and again from 2015 to present. Mr. Shamir was elected as a member of the Israeli Parliament (Knesset) and served as Minister of Agriculture of the State of Israel from 2013 to 2015. Mr. Shamir served until August 2018 as the Chairman of Board of N.T.A. – Metropolitan Mass Transit System. He served as the Chairman of Israel’s National Roads Company from 2011 to 2012. Mr. Shamir served as the Chairman of Israel Aerospace Industries Ltd. from 2005 until 2011. From 2004 to 2007, Mr. Shamir was the Chairman of Shamir Optical Industry Ltd. From 2004 to 2005, Mr. Shamir served as the Chairman of EL AL. From 1997 to 2004, Mr. Shamir served as the Chief Executive Officer and Chairman of VCON Telecommunications Ltd. Mr. Shamir was a board member of DSP Group Corporation from 2005 to 2013. Mr. Shamir holds a Bachelor of Science degree in Electronics Engineering from the Technion, Israel Institute of Technology in Haifa, Israel.
Edouard Cukierman has served as a director since 2014. Mr. Cukierman has been a Founding and Managing Partner of Catalyst Investments since its establishment in 1999, and has served as the Chairman of Cukierman & Co. Investment House since its establishment. Prior to establishing and managing Catalyst Investment, Mr. Cukierman was the President and Chief Executive Officer of Astra Technological Investments, a Venture Capital Fund established in 1993. Mr. Cukierman serves as a board member of Dori Media Group. He is also is the Founder of the GoforIsrael annual conference. Mr. Cukierman served as a Reserve Officer of the Crisis & Hostage Negotiation Team and IDF Spokesman Unit. Mr. Cukierman holds a Master of Business Administration degree from INSEAD University in Fontainebleau, France and a Bachelor of Science degree from the Technion, Israel Institute of Technology in Haifa, Israel.
Ronni Zehavi has served as a director since 2015. Mr. Zehavi serves as Chief Executive Officer of Hibob, a cloud-based people management platform, which he co-founded in October 2015. He is also a director of Shiur Archer, a non-profit education development organization, which he joined in January 2014. Mr. Zehavi was Co-Founder and Chief Executive Officer of Cotendo, an IT company that provides online training software solutions, from 2008 to 2012. He previously served as Vice President of Operations and Human Resources at Commtouch Software from 2001 to 2008. Mr. Zehavi holds a Master of Arts degree in Organizational Sociology from Bar-Ilan University in Israel and a Bachelor of Arts degree in History and Educational Management from Tel Aviv University in Israel.
Peter Campbell is intended to serve as a member of our board of directors upon the listing of our shares on the NYSE and is intended to serve as an external director under the Israeli Companies Law subject to the ratification of his election as an external director by our shareholders within three months following this offering . Mr. Campbell served as Chief Financial Officer of Mimecast Ltd. (traded on Nasdaq) from 2006 to 2019, where he also served as a director from 2007 to 2015. He previously served as Chief Financial Officer of SR Telecom Inc., where he was employed from 2002 to 2006. Prior to that, Mr. Campbell was an auditor at Ernst & Young LLP in Canada. Mr. Campbell holds a Bachelor of Commerce degree and a Graduate Diploma in accounting from the John Molson School of Business at Concordia University in Canada, where he also served as a lecturer.
Dafna Gruber is intended to serve as member of our board of directors upon the listing of our shares on the NYSE and is intended to serve as an external director under the Israeli Companies Law subject to the ratification of her election as an external director by our shareholders within three months following this offering. Ms. Gruber has served as Chief Financial Officer of Aqua Security Ltd. since February 2019. She previously served as Chief Financial Officer of each of Landa Corporation from 2017 to 2018, Clal Industries Ltd. from 2015 to 2017, NICE Ltd. (traded on Nasdaq and the Tel Aviv Stock Exchange, or TASE) from 2007 to 2015 and Alvarion Ltd. (traded on Nasdaq and TASE) from 1995 to 2007. Ms. Gruber has also been a director, chairman of the audit committee and member of the compensation committee of TAT Technologies Ltd. (traded on Nasdaq and TASE) since November 2013 and of Nova Measuring Instruments Ltd. (traded on Nasdaq and TASE) since April 2015. Ms. Gruber holds a Bachelor of Arts degree in Accounting and Economics from Tel Aviv University in Israel and is a Certified Public Accountant.
Corporate Governance Practices
Under the Israeli Companies Law, companies incorporated under the laws of the State of Israel whose shares are publicly traded, including companies with shares listed on the NYSE, are considered public companies under Israeli law and are required to comply with various corporate governance requirements under Israeli law relating to matters such as external directors, the audit committee, the compensation committee and an internal auditor. This is the case even if our shares are not listed on a stock exchange in Israel. Subject to certain exceptions, these requirements are in addition to the corporate governance requirements imposed by NYSE rules and other applicable provisions of U.S. securities laws to which we will become subject (as a foreign private issuer) upon the closing of this offering and upon listing on the NYSE. Under NYSE rules, a foreign private issuer, such as us, may generally follow its home country rules of corporate governance in lieu of the comparable NYSE corporate governance requirements, except for certain matters including (among others) the composition and responsibilities of the audit committee and the independence of its members within the meaning of the rules and regulations of the SEC.
We intend to comply with the rules generally applicable to U.S. domestic companies listed on the NYSE. We may in the future decide to use the foreign private issuer exemption with respect to certain NYSE corporate governance requirements.
Board of Directors and Officers
Under the Israeli Companies Law, our board of directors determines our policies and supervises the performance of our Chief Executive Officer. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to management. Our executive officers are responsible for our day-to-day management. Our executive officers serve at the discretion of our board of directors, subject to the terms of their respective employment agreements.

Independent Directors
We comply with NYSE rules, which require that a majority of our directors are independent. Our board of directors has determined that all of our directors and director nominees, other than Reuven Kitov and Reuven Harrison, qualify as independent under such rules. The definition of independent director under NYSE rules and the definition of external director under the Israeli Companies Law overlap to a significant degree such that we expect the two directors serving as external directors to satisfy the requirements to be independent under NYSE rules. In addition, both independent directors and external directors serve for a period of three years; independent directors pursuant to the staggered board provisions of our articles of association and external directors pursuant to the requirements of the Israeli Companies Law. However, external directors must be elected by a special majority of shareholders while independent directors may be elected by a simple majority. See “—External Directors” for a description of external director requirements under the Israeli Companies Law.
Board Composition and Election
Under our amended and restated articles of association, which will become effective upon the closing of this offering, the number of directors on our board of directors must be no less than six and no more than 10, including any external directors required to be appointed under the Israeli Companies Law and any director appointed by one or both of our founders, or a founder director, pursuant to the appointment rights described under “—Appointment Rights.” The minimum and maximum number of directors may be changed, at any time and from time to time, by a special vote of the holders of at least 66 2/3% of our outstanding shares.
Other than external directors, for whom special election requirements apply under the Israeli Companies Law, as detailed below, and any founder director, our directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of 1/3 of the total number of directors constituting the entire board of directors (other than the external directors and any founder director). At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from 2020 and after, at each annual general meeting the term of office of only one class of directors will expire. Each director, aside from our external directors and any founder director, holds office until the annual general meeting of our shareholders for the year in which his or her term expires and until his or her successor is duly appointed, unless the tenure of such director expires earlier pursuant to the Israeli Companies Law or unless removed from office by a vote of the holders of at least 66 2/3% of the total voting power of our shareholders at a general meeting of our shareholders in accordance with our articles of association.
Our directors who are not external directors or founder directors will be divided among the three classes as follows:

•	the Class I directors will consist of Edouard Cukierman, Reuven Harrison and Yuval Shachar, and their terms will expire at our annual general meeting of shareholders to be held in 2020;

•	the Class II directors, will consist of Ohad Finkelstein and Reuven Kitov, and their terms will expire at our annual general meeting of shareholders to be held in 2021; and

•	the Class III directors will consist of Yair Shamir and Ronni Zehavi, and their terms will expire at our annual general meeting of shareholders to be held in 2022.
Peter Campbell and Dafna Gruber will serve as our external directors and, subject to their election within three months following this offering, will each have a term of three years.

Appointment Rights
Under our amended and restated articles of association, which will become effective upon the closing of this offering, our founders, Reuven Kitov and Reuven Harrison, jointly have the right to appoint one director to our board of directors so long as they each hold voting control over 2% of our outstanding ordinary shares. Pursuant to an agreement between them, Reuven Kitov will designate the director to be appointed in this instance subject to prior consultation with Reuven Harrison. If only one of the founders holds voting control over 2% of our outstanding ordinary shares, such founder has the sole right to appoint one director. The appointment rights of our founders are suspended if either founder is otherwise serving on our board of directors. The term of office for a founder director expires if the appointment rights are suspended or if the founders or founder, as the case may be, no longer holds the requisite voting control.
Under our amended and restated articles of association, our board of directors may appoint new directors to fill vacancies (whether such vacancy is due to a director no longer serving or due to the number of directors serving being less than the maximum required in our amended and restated articles of association). Our amended and restated articles of association provide that the term of a director appointed by our board of directors to fill any vacancy will be for the remaining term of office of the director(s) whose office(s) have been vacated. External directors are elected for an initial term of three years and may be elected for up to two additional three-year terms (or more) under the circumstances described below. External directors may be removed from office only under the limited circumstances set forth in the Israeli Companies Law. See “—External Directors.”
Other Considerations
Under the Israeli Companies Law, the chief executive officer of a public company may not serve as the chairman of the board of directors of that company unless approved by a special majority of shareholders. However, if the roles of chief executive officer and chairman of the board of directors are held by the same person and this arrangement was approved by the company’s shareholders prior to its initial public offering and is described in the company’s initial public offering prospectus, shareholder approval is only required upon the lapse of the fifth anniversary of the initial public offering. Reuven Kitov, our Chief Executive Officer, also serves as our Chairman of the board of directors, as was approved by our shareholders prior to this offering. We may, at the conclusion of the five-year period, and again thereafter, seek further shareholder approval for the renewal of such dual role for up to an additional three years at a time.
In addition, under the Israeli Companies Law, our board of directors must determine the minimum number of directors who are required to have “accounting and financial expertise.” Under applicable regulations, a director with accounting and financial expertise is a director who, by reason of his or her education, professional experience and skill, has a high level of proficiency in and understanding of business accounting matters and financial statements. He or she must be able to thoroughly comprehend the financial statements of the company and initiate debate regarding the manner in which financial information is presented. See also “—External Directors” below. In determining the number of directors required to have such expertise, the board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our board of directors has determined that we require at least one director with the requisite accounting and financial expertise, and it has determined Dafna Gruber has such expertise.
There are no familial relationships among any of our office holders (including directors).
Compensation of Executive Officers and Directors
The aggregate compensation, including share-based compensation, paid by us to our executive officers and directors for the year ended December 31, 2018, was approximately $3.6 million. This amount includes approximately $0.4 million set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to officers, and other benefits commonly reimbursed or paid by companies in Israel.
Under regulations promulgated under the Israeli Companies Law, once our shares become listed on the NYSE, we will be required to disclose the compensation granted to our five most highly compensated office holders in the proxy statements we publish for our annual shareholders meetings. See “Disclosure of Compensation of Executive Officers” below.
External Directors
Under the Israeli Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on the NYSE, are generally required to appoint at least two external directors who meet the qualification requirements set forth in the Israeli Companies Law. Effective from April 2016, companies whose shares are traded on specified U.S. stock exchanges, including the NYSE, and which do not have a controlling shareholder (as such term is defined in the Israeli Companies Law), may (but are not required to) elect to opt out of the requirement to maintain external directors and opt out of the composition requirements under the Israeli Companies Law with respect to the audit and compensation committees. Upon completion of this offering, we do not believe that we will have a controlling shareholder and therefore will qualify for such exemption, but we do not currently intend to rely on such exemption.
The appointment of external directors must be made by a general meeting of our shareholders no later than three months following the closing of this offering, and therefore we intend to hold a shareholders’ meeting within three months of the closing of this offering for the appointment of two external directors.
A person may not be appointed as an external director if the person is a relative of a controlling shareholder or if on the date of the person’s appointment or within the preceding two years the person or his or her relatives, partners, employers or anyone to whom that person is subordinate, whether directly or indirectly, or entities under the person’s control have or had any affiliation with any of (each an “affiliated party”): (1) us; (2) any person or entity controlling us on the date of such appointment; (3) any relative of a controlling shareholder; or (4) any entity controlled, on the date of such appointment or within the preceding two years, by us or by a controlling shareholder. If there is no controlling shareholder or any shareholder holding 25% or more of voting rights in a company, a person may not be appointed as an external director if the person has any affiliation to the chairman of the board of directors, the general manager (chief executive officer), any shareholder holding 5% or more of the company’s shares or voting rights or the senior financial officer as of the date of the person’s appointment.
The term “controlling shareholder” means a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to have “control” of the company and thus to be a controlling shareholder of the company if the shareholder holds 50% or more of the “means of control” of the company. “Means of control” is defined as (1) the right to vote at a general meeting of a company or a corresponding body of another corporation or (2) the right to appoint directors of the corporation or its general manager (chief executive officer). For the purpose of approving related-party transactions, the term also includes any shareholder that holds 25% or more of the voting rights of a company if the company has no shareholder that owns more than 50% of its voting rights and two or more shareholders who have a personal interest in such a transaction are deemed as joint holders.
The term affiliation includes:

•	an employment relationship;

•	a business or professional relationship maintained on a regular basis;

•	control; and

•
service as an office holder, excluding service as a director in a private company prior to the first offering of its shares to the public if such director was appointed as a director of the private company in order to serve as an external director following the initial public offering.

The term “relative” is defined as a spouse, sibling, parent, grandparent, descendant, spouse’s descendant and the spouse of each of the foregoing.
The term “office holder” is defined as a director, general manager (chief executive officer), chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of the foregoing positions, without regard to such person’s title, or other manager directly subordinate to the general manager.
A person may not serve as an external director if that person or that person’s relative, partner, employer, a person to whom such person is subordinate (directly or indirectly) or any entity under the person’s control has a business or professional relationship with any entity that has an affiliation with any affiliated party, even if such relationship is intermittent (excluding insignificant relationships). Additionally, any person who has received compensation intermittently (excluding insignificant relationships) other than compensation permitted under the Israeli Companies Law may not continue to serve as an external director.
No person can serve as an external director if the person’s position or other affairs create, or may create, a conflict of interest with the person’s responsibilities as a director or may otherwise interfere with the person’s ability to serve as a director or if such a person is an employee of the Israel Securities Authority or of an Israeli stock exchange. If at the time an external director is appointed all current members of the board of directors, who are not controlling shareholders or relatives of controlling shareholders, are of the same gender, then the external director to be appointed must be of the other gender. In addition, a person who is a director of a company may not be elected as an external director of another company if, at that time, a director of the other company is acting as an external director of the first company.
The Israeli Companies Law provides that an external director must meet certain “professional qualifications” or have “accounting and financial expertise” and that at least one external director must have accounting and financial expertise. However, if a company’s shares are traded on certain stock exchanges, including the NYSE, then if at least one of its other directors (1) has accounting and financial expertise as defined in the Israeli Companies Law and applicable regulations (as described above) and (2) meets the independence requirements for membership on the audit committee in accordance with the applicable foreign law, then neither external director is required to possess accounting and financial expertise as long as both possess other requisite professional qualifications. The determination of whether a director possesses accounting and financial expertise is made by the board of directors.
The determination of whether a director possesses the requisite professional qualifications is made by the board of directors. The regulations promulgated under the Israeli Companies Law define an external director with requisite professional qualifications as a director who satisfies one of the following requirements: (1) the director holds an academic degree in either economics, business administration, accounting, law or public administration; (2) the director either holds an academic degree in any other field or has completed another form of higher education in the company’s primary field of business or in an area which is relevant to his or her office as an external director in the company; or (3) the director has at least five years of experience serving in any one of the following, or at least five years of cumulative experience serving in two or more of the following capacities: (a) a senior business management position in a company with a substantial scope of business; (b) a senior position in the company’s primary field of business; or (c) a senior position in public administration.
Until the lapse of a two-year period from the date that an external director of a company ceases to act in such capacity, the company in which such external director served, and its controlling shareholder or any entity under control of such controlling shareholder may not, directly or indirectly, grant such former external director, or his or her spouse or child, any benefit, including via (1) the appointment of such former director or his or her spouse or his child as an officer in the company or in an entity controlled by the company’s controlling shareholder, (2) the employment of such former director and (3) the engagement, directly or indirectly, of such former director as a provider of professional services for compensation, directly or indirectly, including via an entity under his or her control. With respect to a relative who is not a spouse or a child, such limitations shall only apply for one year from the date such external director ceased to be engaged in such capacity.
External directors are elected by shareholders. The shareholders voting in favor of their election must include at least a majority of the shares of the non-controlling shareholders of the company who voted on the matter. This minority approval requirement need not be met if the total shareholdings of those non-controlling shareholders who vote against their election represent 2% or less of all of the voting rights in the company.
The initial term of an external director is three years and he or she may be reelected for up to two additional three-year terms. Thereafter, in a company whose shares are listed for trading on, among others, the NYSE, such as the company, he or she may be reelected by our shareholders for additional periods not to exceed three years each, if the company’s audit committee and the board of directors, in that order, confirm that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the reelection for such additional period is beneficial to the company. Reelection of an external director may be effected through one of the following mechanisms: (i) the board of directors proposed the reelection of the nominee and the election was approved by the shareholders by the majority required to appoint external directors for their initial term as described above; or (ii) a shareholder holding 1% or more of the voting rights proposed the reelection of the nominee (who may not be a “related shareholder or competitor” as such term is defined in the Israeli Companies Law) or the external director himself or herself proposed their own reelection, and the reelection is approved by a majority of the votes cast by the shareholders of the company, excluding the votes of controlling shareholders and those who have a personal interest in the matter as a result of their relations with the controlling shareholders; provided that the aggregate votes cast in favor of the reelection by such non-excluded shareholders constitute more than 2% of the voting rights in the company.
External directors can be removed from office only by the same special percentage of shareholders as can elect them, or by a court, and then only if the external directors cease to meet the statutory qualifications with respect to their appointment or if they violate their duty of loyalty to the company.
Any committee of the board of directors must include at least one external director, except that the audit and compensation committees must include all of the external directors. An external director is entitled to compensation as provided in regulations adopted under the Israeli Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with such service.
An external director is entitled to compensation and reimbursement of expenses in accordance with regulations promulgated under the Israeli Companies Law and is prohibited from receiving any other compensation, directly or indirectly, in connection with serving as a director except for certain exculpation, indemnification and insurance provided by the company, as specifically allowed by the Israeli Companies Law.
Audit Committee
Israeli Companies Law Requirements
Under the Israeli Companies Law, the board of directors of any public company must also appoint an audit committee comprised of at least three directors, including all of the external directors. The audit committee may not include:

•	the chairman of the board of directors;

•	a controlling shareholder or a relative of a controlling shareholder;

•	any director employed by us or by one of our controlling shareholders or by an entity controlled by our controlling shareholders (other than as a member of the board of directors);

•	any director who regularly provides services to us, to one of our controlling shareholders or to an entity controlled by our controlling shareholders; or

•	a director who derives most of his or her income from a controlling shareholder.
According to the Israeli Companies Law, the majority of the members of the audit committee, as well as the majority of members present at audit committee meetings, will be required to be “independent” (as defined below) and the chairman of the audit committee will be required to be an external director. Any persons disqualified from serving as a member of the audit committee may not be present at the audit committee meetings, unless such person qualifies under one of the exemptions of the Israeli Companies Law.
The term “independent director” is defined under the Israeli Companies Law as an external director or a director who meets the following conditions and who is appointed or classified as such according to the Israeli Companies Law: (1) the conditions for his or her appointment as an external director (as described above) are satisfied and the audit committee approves the director having met such conditions and (2) subject to certain exceptions, he or she has not served as a director of the company for over nine consecutive years with any interruption of up to two years of his or her service not being deemed a disruption to the continuity of his or her service.
Listing Requirements
Under NYSE corporate governance requirements, we are required to maintain an audit committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise.
Our audit committee will consist of Dafna Gruber, Peter Campbell and Ohad Finkelstein. Dafna Gruber will serve as the chairperson of our audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE  corporate governance rules. Our board of directors has determined in its business judgment that Dafna Gruber is an audit committee financial expert as defined by the SEC rules and has the requisite accounting or related financial management expertise as required by  NYSE corporate governance requirements. Each of Dafna Gruber and Peter Campbell is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.
Approval of Transactions with Related Parties
The approval of the audit committee is required to effect specified actions and transactions with office holders and controlling shareholders and their relatives, or in which they have a personal interest. See “—Fiduciary Duties and Approval of Specified Related Party Transactions and Compensation under Israeli Law.” The audit committee may not approve an action or a transaction with a controlling shareholder or with an office holder unless, among other things, at the time of approval the audit committee meets the composition requirements under the Israeli Companies Law.
Audit Committee Role
In connection with this offering, our board of directors approved an audit committee charter, which will become effective upon listing on the NYSE, setting forth the responsibilities of the audit committee consistent with the Israeli Companies Law, SEC rules and NYSE corporate governance requirements, which include:

•	retaining and terminating our independent auditors, subject to board of directors and shareholder ratification;

•	overseeing the independence, compensation and performance of the company’s independent auditors;

•	the appointment, compensation, retention and oversight of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit services;

•	pre-approval of audit and non-audit services to be provided by the independent auditors;

•	reviewing with management and our independent directors our financial statements prior to their submission to the SEC; and

•	approval of certain transactions with office holders and controlling shareholders, as described below, and other related party transactions.
Additionally, under the Israeli Companies Law, the role of the audit committee includes the identification of irregularities in our business management, among other things, by consulting with the internal auditor or our independent auditors and suggesting an appropriate course of action to the board of directors. In addition, the audit committee or the board of directors, as set forth in the articles of association of the company, is required to approve the yearly or periodic work plan proposed by the internal auditor. The audit committee is required to assess the company’s internal audit system and the performance of its internal auditor. The Israeli Companies Law also requires that the audit committee assess the scope of the work and compensation of the company’s external auditor. In addition, the audit committee is required to determine whether certain related party actions and transactions are “material” or “extraordinary” for the purpose of the requisite approval procedures under the Israeli Companies Law and whether certain transactions with a controlling shareholder will be subject to a competitive procedure.
The audit committee charter states that in fulfilling its role the committee is empowered to conduct or authorize investigations into any matters within its scope of responsibilities.
Compensation Committee
Under the Israeli Companies Law, public companies are required to appoint a compensation committee in accordance with the guidelines set forth thereunder.
The compensation committee must consist of at least three members. All of the external directors must serve on the committee and constitute a majority of its members. The chairman of the compensation committee must be an external director. The remaining members are not required to be external directors, but must be directors who qualify to serve as members of the audit committee (as described above).
Our compensation committee will consist of Peter Campbell, Dafna Gruber and Yair Shamir, and will assist our board of directors in determining compensation for our directors and officer. Peter Campbell will serve as the chairman of our compensation committee.
Listing Requirements
Under SEC and NYSE rules, there are heightened independence standards for members of the compensation committee, including a prohibition against the receipt of any compensation from us other than standard supervisory board member fees. Although foreign private issuers are not required to meet this heightened standard, our board of directors has determined that all of our expected compensation committee members meet this heightened standard. Each of Peter Campbell, Dafna Gruber and Yair Shamir is “independent” and a “non-employee director” as such terms are defined in Rule 10A-3(b)(1) under the Exchange Act.
Compensation Committee Role
In connection with this offering, our board of directors approved a compensation committee charter, which will become effective upon listing on the NYSE, setting forth the responsibilities of the compensation committee consistent with the Israeli Companies Law, SEC rules and NYSE corporate governance requirements, which include:

•
recommending to the board of directors the compensation policy for directors and officers, and to recommend to the board of directors once every three years whether the compensation policy that had been approved should be extended for a period of more than three years;

•	recommending to the board of directors updates to the compensation policy, from time to time, and examine its implementation;

•	deciding whether to approve the terms of office and employment of directors and officers that require approval of the compensation committee;

•
deciding whether the compensation terms of the chief executive officer, which were determined pursuant to the compensation policy, will be exempted from approval by the shareholders because such approval would harm the ability to engage the chief executive officer; and

•	administering and, where applicable, recommending to our board of directors regarding the awarding of employee equity grants.
Compensation Policy
In general, under the Israeli Companies Law, a public company must have a compensation policy approved by the board of directors after receiving and considering the recommendations of the compensation committee. In addition, the compensation policy requires the approval of the general meeting of the shareholders, which approval requires one of the following: (i) the majority of shareholder votes counted at a general meeting including the majority of all of the votes of those shareholders who are non-controlling shareholders and do not have a personal interest in the approval of the compensation policy, who vote at the meeting (excluding abstentions) or (ii) the total number of votes against the proposal among the shareholders mentioned in clause (i) above does exceed 2% of the voting rights in the company. Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed arguments and after discussing again the compensation policy, that approval of the compensation policy, despite the objection of the meeting of shareholders, is for the benefit of the company.
If a company initially offer its securities to the public, like us, adopts a compensation policy in advance of its initial public offering, and describes it in its prospectus, then such compensation policy shall be deemed a validly adopted policy in accordance with the Israeli Companies Law requirements described above. Furthermore, if the compensation policy is set in accordance with the aforementioned relief, then it will remain in effect for term of five years from the date such company has become a public company.
The compensation policy must be based on certain considerations, include certain provisions and needs to reference certain matters as set forth in the Israeli Companies Law.
The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors, including advancement of the company’s objectives, business plan and long-term strategy, and creation of appropriate incentives for office holders. It must also consider, among other things, the company’s risk management, size and the nature of its operations. The compensation policy must furthermore consider the following additional factors:

•	the education, skills, experience, expertise and accomplishments of the relevant office holder;

•	the office holder’s position, responsibilities and prior compensation agreements with him or her;

•
the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, in particular the ratio between such cost, the average and median salary of the employees of the company, as well as the impact of such disparities on the work relationships in the company;

•
if the terms of employment include variable components—the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non-cash variable equity-based components; and

•
if the terms of employment include severance compensation—the term of employment or office of the office holder, the terms of his or her compensation during such period, the company’s performance during the such period, his or her individual contribution to the achievement of the company goals and the maximization of its profits and the circumstances under which he or she is leaving the company.

The compensation policy must also include, among others:

•	with regards to variable components:

•
with the exception of office holders who report directly to the chief executive officer, determining the variable components on long-term performance basis and on measurable criteria; however, the company may determine that an immaterial part of the variable components of the compensation package of an office holder’s shall be awarded based on non-measurable criteria, if such amount is not higher than three monthly salaries per annum, while taking into account such office holder contribution to the company; and

•	the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their grant;

•
a condition under which the office holder will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of his or her terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

•	a limit to retirement grants.
Our compensation policy, which will become effective immediately prior to the closing of this offering, is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance and provide a risk management tool. To that end, a portion of an executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. On the other hand, our compensation policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation.
Our compensation policy also addresses each of our executive officers’ individual characteristics (such as his or her respective position, education, scope of responsibilities and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers, and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary. In addition, the total variable compensation components (cash bonuses and equity-based compensation) may not exceed 95% of each executive officer’s total compensation package with respect to any given calendar year.
An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers other than our chief executive officer will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our chief executive officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers other than our chief executive officer may be based entirely on a discretionary evaluation. Furthermore, the performance objectives will be recommended by our chief executive officer and approved by our compensation committee (and, if required by law, by our board of directors).
The performance measurable objectives of our chief executive officer will be determined annually by our compensation committee and board of directors, will include the weight to be assigned to each achievement in the overall evaluation. A less significant portion of the chief executive officer’s annual cash bonus may be based on a discretionary evaluation of the chief executive officer’s overall performance by the compensation committee and the board of directors based on quantitative and qualitative criteria.
The equity-based compensation under our compensation policy for our executive officers (including members of our board of directors) is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with our equity incentive plans then in place. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the executive officers. The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.
In addition, our compensation policy contains compensation recovery provisions which allows us under certain conditions to recover bonuses paid in excess, enables our chief executive officer to approve an immaterial change in the terms of employment of an executive officer (provided that the changes of the terms of employment are in accordance our compensation policy) and allows us to exculpate, indemnify and insure our executive officers and directors subject to certain limitations set forth thereto.
Our compensation policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Israeli Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Israeli Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our compensation policy.
Our compensation policy was adopted on March 21, 2019 and is filed as an exhibit to the registration statement of which this prospectus forms a part.
Nominating and Corporate Governance Committee
Upon listing on the NYSE, our nominating and corporate governance committee will consist of Dafna Gruber, Yuval Shachar and Yair Shamir . Dafna Gruber will serve as the chairperson of our nominating and corporate governance committee.

Listing Requirements
Under  NYSE  corporate governance requirements, we are required to maintain a nominating and corporate governance committee composed only of independent directors. Although foreign private issuers are not required to comply with independent nominating and corporate governance committee requirements under the NYSE, our board of directors has determined that all of our expected nominating and corporate governance committee members meet such standards.
Nominating and Corporate Governance Committee Role
In connection with this offering, our board of directors approved a nominating and corporate governance committee charter, which will become effective upon listing on the NYSE, setting forth the responsibilities of the nominating and corporate governance committee consistent with the Israeli Companies Law, SEC rules and NYSE corporate governance requirements, which include:

•
supporting and advising our board of directors in selecting director nominees, consistent with the criteria approved by our board of directors, who are best able to fulfill the responsibilities of a director;

•	overseeing the evaluation of our board of directors and our management; and

•
otherwise taking a leadership role in shaping our corporate governance establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board of directors a set of corporate governance guidelines applicable to our company.

Internal Auditor
Under the Israeli Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Israeli Companies Law, the internal auditor may not be an interested party or an office holder or a relative of an interested party or of an office holder, nor may the internal auditor be the company’s independent auditor or the representative of the same.
An “interested party” is defined in the Israeli Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company or (iii) any person who serves as a director or as a chief executive officer of the company. As of the date of this prospectus, we have not yet appointed our internal auditor.
Fiduciary Duties and Approval of Specified Related Party Transactions and Compensation under Israeli Law
Fiduciary Duties of Office Holders
The Israeli Companies Law imposes a duty of care and a duty of loyalty on all office holders of a company. The duty of care requires an office holder to act with the degree of skill and care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

•	information on the advisability of a given action brought for his or her approval or performed by virtue of his or her position; and

•	all other important information pertaining to such action.

The duty of loyalty incumbent on an office holder requires him or her to act in good faith and for the benefit of the company, and includes, among other things, the duty to:

•	refrain from any act involving a conflict of interest between the performance of his or her duties in the company and his or her other duties or personal affairs;

•	refrain from any activity that is competitive with the business of the company;

•	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for himself or herself or others; and

•	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his or her position as an office holder.
Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions
Under the Israeli Companies Law, a company may approve an act specified above which would otherwise constitute a breach of the office holder’s fiduciary duty, provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses to the company his or her personal interest in the transaction (including any significant fact or document) a reasonable time before the approval of such act. Any such approval is subject to the terms of the Israeli Companies Law, setting forth, among other things, the appropriate bodies of the company required to provide such approval, and the methods of obtaining such approval.
The Israeli Companies Law requires that an office holder promptly disclose to the company any direct or indirect personal interest that he or she may have and all related material information or documents known to him or her relating to any existing or proposed transaction by the company. An interested office holder’s disclosure must be made promptly and in any event no later than the first meeting of the board of directors at which the transaction is considered. An office holder is not obliged to disclose such information if the personal interest of the office holder derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction.
If the transaction is an extraordinary transaction, the office holder must also disclose any personal interest held by:

•	the office holder’s relatives (spouse, siblings, parents, grandparents, descendants, spouse’s descendants and the spouses of any of these people); or

•
any company in which the office holder or his or her relatives holds 5% or more of the shares or voting rights, serves as a director or general manager or has the right to appoint at least one director or the general manager.

Under the Israeli Companies Law, unless the articles of association of a company provide otherwise, a transaction with an office holder or with a third party in which the office holder has a personal interest, which is not an extraordinary transaction, requires approval by the board of directors. Our amended and restated articles of association provide that such a transaction, which is not an extraordinary transaction, shall be approved by the board of directors or a committee of the board of directors or any other body or person (which has no personal interest in the transaction) authorized by the board of directors. If the transaction considered is an extraordinary transaction with an office holder or third party in which the office holder has a personal interest, then audit committee approval is required prior to approval by the board of directors. Under specific circumstances, shareholder approval may also be required. For the approval of compensation arrangements with directors and executive officers, see “—Compensation of Directors and Executive Officers.”
Any persons who have a personal interest in the approval of a transaction that is brought before a meeting of the board of directors or the audit committee may not be present at the meeting or vote on the matter. However, if the chairman of the board of directors or the chairman of the audit committee, as applicable, has determined that the presence of an office holder with a personal interest is required, such office holder may be present at the meeting for the purpose of presenting the matter. Notwithstanding the foregoing, a director who has a personal interest may be present at the meeting of the board of directors or the audit committee (as applicable) and vote on the matter if a majority of the members of the board of directors or the audit committee (as applicable) have a personal interest in the approval of such transaction. If a majority of the directors at a board of directors meeting have a personal interest in the transaction, such transaction also generally requires approval of the shareholders of the company.
A “personal interest” is defined under the Israeli Companies Law as the personal interest of a person in an action or in a transaction of the company, including the personal interest of such person’s relative or the interest of any other corporate body in which the person and/or such person’s relative is a director or general manager, a 5% shareholder or holds 5% or more of the voting rights, or has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from the fact of holding shares in the company. A personal interest also includes (1) a personal interest of a person who votes according to a proxy of another person, including in the event that the other person has no personal interest, and (2) a personal interest of a person who gave a proxy to another person to vote on his or her behalf regardless of whether or not the discretion of how to vote lies with the person voting.
An “extraordinary transaction” is defined under the Israeli Companies Law as any of the following:

•	a transaction other than in the ordinary course of business;

•	a transaction that is not on market terms; or

•	a transaction that may have a material impact on the company’s profitability, assets or liabilities.
Disclosure of Personal Interests of a Controlling Shareholder and Approval of Transactions
Pursuant to the Israeli Companies Law, the disclosure requirements that apply to an office holder also apply to a controlling shareholder of a public company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest, and the terms of engagement of the company, directly or indirectly, with a controlling shareholder or a controlling shareholder’s relative (including through a corporation controlled by a controlling shareholder), regarding the company’s receipt of services from the controlling shareholder, and if such controlling shareholder is also an office holder or employee of the company, regarding his or her terms of employment, require the approval of each of (i) the audit committee (or the compensation committee with respect to the terms of the engagement as an office holder or employee, including insurance, indemnification and compensation), (ii) the board of directors and (iii) the shareholders, in that order. In addition, the shareholder approval must fulfill one of the following requirements:

•
a majority of the shares held by shareholders who have no personal interest in the transaction and are voting at the meeting must be voted in favor of approving the transaction, excluding abstentions; or

•	the shares voted by shareholders who have no personal interest in the transaction who vote against the transaction represent no more than 2% of the voting rights in the company.
In addition, an extraordinary transaction with a controlling shareholder or in which a controlling shareholder has a personal interest, and an engagement of the company, directly or indirectly, with a controlling shareholder or a controlling shareholder’s relative (including through a corporation controlled by a controlling shareholder), regarding the company’s receipt of services from the controlling shareholder, and if such controlling shareholder is also an office holder or employee of the company, regarding his or her terms of employment, in each case with a term of more than three years requires the abovementioned approval every three years, however, transactions not involving the receipt of services or compensation can be approved for a longer term, provided that the audit committee determines that such longer term is reasonable under the circumstances. In addition, transactions with a controlling shareholder or a controlling shareholder’s relative who serves as an officer in a company, directly or indirectly (including through a corporation under his control), involving the receipt of services by a company or their compensation can have a term of five years from the company’s initial public offering under certain circumstances.
The Israeli Companies Law requires that every shareholder that participates, in person or by proxy, in a vote regarding a transaction with a controlling shareholder, must indicate in advance or in the ballot whether or not that shareholder has a personal interest in the vote in question. Failure to so indicate will generally result in the invalidation of that shareholder’s vote.
Disclosure of Compensation of Executive Officers
For so long as we qualify as a foreign private issuer, we are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of our chief executive officer and other two most highly compensated executive officers on an individual, rather than an aggregate, basis. Nevertheless, regulations promulgated under the Israeli Companies Law will require us, after we become a public company, to disclose the annual compensation of our five most highly compensated office holders on an individual basis, rather than on an aggregate basis. This disclosure will not be as extensive as that required of a U.S. domestic issuer. We intend to commence providing such disclosure, at the latest, in the annual proxy statement for our first annual general meeting of shareholders following this offering, which will be furnished under cover of a Form 6-K and we may elect to provide such information at an earlier date.
Compensation of Directors and Executive Officers
Directors. Under the Israeli Companies Law, the compensation of our directors requires the approval of our compensation committee, the subsequent approval of the board of directors and, unless exempted under regulations promulgated under the Israeli Companies Law, the approval of the shareholders at a general meeting. If the compensation of our directors is inconsistent with our compensation policy, then, the compensation committee and board of directors may approve such compensation under special circumstances, as long as they consider those provisions that must be included in the compensation policy according to the Israeli Companies Law, and provided that shareholder approval is obtained, which approval should satisfy one of the following:

•
at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, are voted in favor of the compensation package, excluding abstentions; or

•
the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed 2% of the aggregate voting rights in the company.

Executive Officers (other than the Chief Executive Officer). The Israeli Companies Law requires the approval of the compensation of a public company’s executive officers (other than the chief executive officer) in the following order: (i) the compensation committee, (ii) the company’s board of directors and (iii) if such compensation arrangement is inconsistent with the company’s compensation policy, the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company do not approve a compensation arrangement with an executive officer that is inconsistent with the company’s compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision.
Chief Executive Officer. The Israeli Companies Law requires the approval of the compensation of a public company’s chief executive officer in the following order: (i) the company’s compensation committee, (ii) the company’s board of directors and (iii) the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide a detailed report for their decision. The approval of each of the compensation committee and the board of directors should be in accordance with the company’s compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Israeli Companies Law and that shareholder approval was obtained (by a special majority vote as discussed above with respect to the approval of director compensation). In addition, the compensation committee may waive the shareholder approval requirement with regards to the approval of the engagement terms of a candidate for the chief executive officer position, if they determine that the compensation arrangement is consistent with the company’s compensation policy, and that the chief executive officer did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate.
Duties of Shareholders
Under the Israeli Companies Law, a shareholder has a duty to refrain from abusing its power in the company and to act in good faith and in an acceptable manner in exercising its rights and performing its obligations to the company and other shareholders, including, among other things, when voting at meetings of shareholders on the following matters:

•	an amendment to the articles of association;

•	an increase in the company’s authorized share capital;

•	a merger; and

•	the approval of related party transactions and acts of office holders that require shareholder approval.
A shareholder also has a general duty to refrain from discriminating against other shareholders.
The remedies generally available upon a breach of contract will also apply to a breach of the shareholder duties mentioned above, and in the event of discrimination against other shareholders, additional remedies may be available to the injured shareholder.
In addition, any controlling shareholder, any shareholder that knows that its vote can determine the outcome of a shareholder vote and any shareholder that, under a company’s articles of association, has the power to appoint or prevent the appointment of an office holder, or any other power with respect to a company, is under a duty to act with fairness towards the company. The Israeli Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.
Approval of Private Placements
Under the Israeli Companies Law and the regulations promulgated thereunder, a private placement of securities of an Israeli public company whose shares are traded solely outside of Israel, like we will be upon completion of this offering, does not require approval at a general meeting of the shareholders of a company; provided however, that in special circumstances, such as a private placement which is intended to obviate the need to conduct a special tender offer or a private placement which qualifies as a related party transaction, approval at a general meeting of the shareholders of a company is required. See “Description of Share Capital—Acquisitions under Israeli Law.” However, upon completion of this offering, we will be subject to NYSE corporate governance requirements relating to private placements.

Exculpation, Insurance and Indemnification of Directors and Officers
Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association, which will become effective upon the closing of this offering, include such a provision. The company may not exculpate in advance a director from liability arising from a breach of his or her duty of care in connection with a prohibited dividend or distribution to shareholders.
As permitted under the Israeli Companies Law, our amended and restated articles of association provide that we may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event:

•
a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding, (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent or (iii) in connection with a monetary sanction;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

•
expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder; and

•	any other matter in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder in the company.
As permitted under the Israeli Companies Law, our amended and restated articles of association provide that we may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a monetary liability imposed on the office holder in favor of a third party;

•
expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under the Israeli securities laws if applicable, and payments made to injured persons under specific circumstances thereunder; and

•	any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an office holder in the company.
Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.
Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.
Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.
We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is the greater of (1) 25% of our total shareholders’ equity pursuant to our most recent financial statements as of the time of the actual payment of indemnification and (2) $40.0 million (as may be increased from time to time by shareholders’ approval); provided, however, that in relation to indemnification claimed in connection with a public offering of our securities, the amount, if higher, shall be equal to the aggregate proceeds from the sale by the Company and/or any shareholder of the Company in connection with such public offering . Such indemnification amounts are in addition to any insurance amounts. Each office holder who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.
Employment and Consulting Agreements with Executive Officers
We have entered into written employment or service agreements with each of our executive officers. See “Certain Relationships and Related Party Transactions—Agreements with Directors and Officers—Employment Agreements.”

Directors’ Service Contracts
There are no arrangements or understandings between us, on the one hand, and any of our directors, on the other hand, providing for benefits upon termination of their employment or service as directors of our company.
Share Option Plans
2007 Israeli Share Option Plan
Effective Date and Shares Reserved. On October 21, 2007, our board of directors adopted the 2007 Israeli Share Option Plan, or the 2007 Plan. The 2007 Plan generally allowed us to grant options to our employees, directors, officers, consultants, advisors and any other person providing services to us or any of our affiliates. As of December 31, 2018, options to purchase a total of 4,271,609 shares were outstanding under the 2007 Plan. In May 2017, we extended the terms of options held by certain holders under the 2007 Plan by an additional 10 years. Unless earlier terminated pursuant to the original terms of the 2007 Plan, all granted but unexercised options will expire and cease to be exercisable at 5:00 p.m. Israel time on the 10 th anniversary of the vesting commencement date of such options.
Plan Administration. The 2007 Plan may be administered by our board of directors or a committee thereof. Subject to Israeli law and our articles of association or any resolution to the contrary by our board of directors, the administrator is authorized, in its sole and absolute discretion, to exercise all powers and authorities specifically granted to it under the 2007 Plan or necessary or advisable in the administration of the 2007 Plan.
Vesting Terms and Conditions of the Options. Unless otherwise determined by the administrator, options under the 2007 Plan vest and become exercisable as follows: 25% of the shares covered by the options vested on the first anniversary of the vesting commencement date, 1/3 of the remaining shares vest on each subsequent anniversary of the vesting commencement date and all options become fully vested by the fourth anniversary of the vesting commencement date.
Israeli Tax Law. Unless otherwise determined by the administrator, any underlying shares issued upon exercise of options (granted through the “capital gains track through a trustee” in accordance with Section 102(b)(2) of the Israeli Income Tax Ordinance (New Version), 1961, or the Israeli Tax Ordinance), will be held by a trustee until the lapse of the holding period (as defined in the 2007 Plan), or, subject to a tax ruling, until the earlier of a merger (as defined in the 2007 Plan) or an initial public offering. We appointed a trustee to hold the allocated options and underlying shares issued upon the exercise off such options in a trust on behalf of each applicable Israeli grantee. No underlying shares or additional rights we issue to the trustee will be held for a period longer than 20 years after the end of the term of the options.
Termination of Employment or Service. In the event that the employment or service of a grantee terminates (other than by reason of death, disability retirement or for cause), all options of such grantee that are vested but unexercised on the date of the termination may be exercised unless earlier terminated in accordance with their terms and if not previously expired, no later than the earlier of (i) 90 days after such termination and (ii) the term of the option. All other granted options will expire upon such termination. In the event of a grantee’s death during employment or service, or in the event of a grantee’s termination due to retirement or disability, all of the grantee’s vested but unexercised options will be exercisable until the earlier of (i) 180 days after the date of termination of employment and (ii) the term of the option. In the event of a grantee’s termination for cause, all options, whether vested or unvested, will expire.
Merger. In the event of a merger transaction (as defined in the 2007 Plan), the administrator in its sole discretion, will decide (i) if and how the unvested options will be canceled, replaced or accelerated, (ii) if and how vested options will be exercised, replaced and/or sold by us or the trustee on the behalf of Israeli participants and (iii) how underlying shares issued upon exercise of the options and held by the trustee on behalf of Israeli participants will be replaced and/or sold by the trustee on behalf of the Israeli participant.

2008 U.S. Stock Plan
Effective Date and Shares Reserved. On May 25, 2008, our board of directors adopted the 2008 U.S. Stock Plan, or the 2008 Plan. The 2008 Plan generally allows for the grant of nonstatutory share options, incentive share options that satisfy the requirements of Section 422 of the Code, and the sale or award of shares to our employees, outside directors and consultants and those of Tufin Software North America, Inc., as well as any of our other subsidiaries. As of December 31, 2018, options to purchase a total of 2,262,663 shares were outstanding under the 2008 Plan. The 2008 Plan will automatically terminate 10 years after the later of (i) adoption by the board of directors or (ii) the most recent increase in the number of shares reserved under the 2008 Plan that was approved by shareholders. We no longer make awards under the 2008 Plan.
Plan Administration. The 2008 Plan may be administered by one or more committees of the board of directors. The entire board of directors may administer the 2008 Plan if no committee is otherwise appointed. Subject to the provisions of the 2008 Plan, the board of directors will have full authority and discretion to take any actions it deems necessary or advisable for the administration of the 2008 Plan. All decisions, interpretations and other actions of the board of directors will be final and binding on all participants.
Terms and Conditions of Awards. Any shares issued upon exercise of an option or awarded or sold under the 2008 Plan may be subject to the special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the board of directors may determine.
Options. The 2008 Plan requires that options have an exercise price that is not less than 100% of the fair market value of a share on the grant date. Incentive share options granted to an employee owning more than 10% of our or any of our subsidiaries’ combined voting power will have an exercise price of at least 110% of the fair market value of the share on the grant date. The expiration date of an option may be no later than the 10th anniversary of the date of grant (or the fifth anniversary in the case of incentive share options granted to employees who, at the time of grant, own more than 10% of our or any of our subsidiaries’ combined voting power).
Change in Control. In the event that we are a party to a merger, consolidation, exchange of shares, sale of all or substantially all of its assets or like event, all outstanding options will be subject to the applicable transaction agreement, which will provide for one or more of the following: (i) the continuation of our outstanding options (if we are the surviving corporation); (ii) the assumption of the outstanding option by the surviving corporation or its parent in a manner that complies with Section 424(a) of the Code; (iii) the substitution by the surviving corporation or its parent of new options for the outstanding options in a manner that complies with Section 424(a) of the Code; or (iv) the cancelation of the outstanding options without the payment of any consideration.
2018 U.S. Equity-Based Incentive Plan
Effective Date and Shares Reserved . On April 9, 2018, our board of directors adopted the 2018 U.S. Equity-Based Incentive Plan, or the 2018 Plan. The 2018 Plan generally allowed us to grant options to our employees, directors, officers, consultants, advisors and any other person providing services to us or any of our affiliates who are U.S. citizens or who are resident aliens of the United States for U.S. federal income tax purposes. The maximum aggregate number of shares that may be issued pursuant to awards under the 2018 Plan is 233,333 shares. No more than 233,333 shares may be issued as a result of the exercise of incentive share options under the 2018 Plan. As of December 31, 2018, a total of 215,987 shares were outstanding under the 2018 Plan and we had 17,333 shares available for future grants.
Plan Administration. The 2018 Plan may be administered by a committee of the board of directors. The entire board of directors may administer the 2018 Plan if no committee is otherwise appointed. Subject to the provisions of the 2018 Plan, the administrator of the 2018 Plan has full authority and discretion to take any actions it deems necessary or advisable for the administration of the 2018 Plan. All decisions, interpretations and other actions of the administrator of the 2018 Plan will be final and binding on all participants, unless otherwise determined by the board of directors.
Options. The 2018 Plan allows for the grant of nonqualified share options and incentive share options that satisfy the requirements of Section 422 of the Code. Each award will be evidenced by an option agreement that will govern such award’s terms and conditions. Only our employees or employees of our parent or subsidiaries are eligible to receive incentive share options. The 2018 Plan requires that incentive share options have an exercise price that is not less than 100% of the fair market value of a share on the grant date and that nonqualified share options have an exercise price equal to the fair market value of a share on the grant date unless the committee administering the 2018 Plan specifies otherwise and the option complies with Section 409A of the Code. Incentive share options granted to an employee owning more than 10% of our or our and our subsidiaries’ combined voting power will have an exercise price of at least 110% of the fair market value of the shares on the grant date. The expiration date of an option may be no later than the 10th anniversary of the date of grant, unless otherwise determined by the committee administering the 2018 Plan (or the fifth anniversary in the case of incentive share options granted to employees who, at the time of grant, own more than 10% of our or our parent’s or subsidiaries’ combined voting power).
Termination of Employment or Service. In the event that the employment or service of a grantee terminates (other than by reason of death, disability or retirement), all awards of such grantee that are unvested at the time of such termination will terminate on the date of such termination, and all awards of such grantee that are vested and exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within 12 months after the date of such termination (or such different period as the committee administering the 2018 Plan will prescribe). In the event of a grantee’s death during employment or service or within three months following such grantee’s termination, or in the event of a grantee’s termination due to disability, all of the grantee’s vested awards may be exercised at any time within one year after such death or disability. In the event of a grantee’s retirement, all of the grantee’s vested awards, unless earlier terminated in accordance with their terms, may be exercised at any time within the three month period following such retirement. If we (or our affiliate, when applicable) terminate the grantee’s employment or service for cause, or if at any time during the exercise period, facts or circumstances arise or are discovered with respect to the grantee that would have constituted cause, all awards theretofore granted to such grantee will, to the extent not theretofore exercised, terminate on the date of such termination (or on such subsequent date on which such facts or circumstances arise or are discovered, as the case may be) unless otherwise determined by the committee administering the 2018 Plan.
Merger or Sale. In the event of a merger or sale, unless otherwise determined by the committee administering the 2018 Plan in its sole and absolute discretion, any award then outstanding will be assumed or will be substituted by us or by the successor corporation in the merger or sale or by any affiliate thereof under substantially the same terms as the award. In the event that awards are not assumed or substituted for equivalent awards, the committee administering the 2018 Plan may (i) provide for a grantee to have the right to exercise an award, or otherwise accelerate vesting of an award, as to all or part of the shares covered thereby, including shares covered by the award which would not otherwise be exercisable or vested, and/or (ii) provide for the cancelation of each outstanding award at the closing of the merger or sale, and payment to the grantee. In the event of a merger or sale, the committee administering the 2018 Plan may, without the consent of the grantee, amend, modify or terminate awards as the committee will deem in good faith to be appropriate.
2019 Equity-Based Incentive Plan
Effective Date and Shares Reserved. On February 28, 2019, our board of directors approved our 2019 Equity-Based Incentive Plan, or the 2019 Plan, which became effective upon shareholder approval on March 21, 2019. Our 2019 Plan replaced our 2007 Plan and our 2018 Plan, or the Prior Plans, under which further grants will not be made. The 2019 Plan generally allows for the grant of options, restricted shares, restricted share units and other share-based awards to our and our affiliates’ employees, directors, officers, consultants and advisors. The 2019 Plan enables us to issue awards under varying tax regimes, including Section 102 and Section 3(i) awards pursuant to the Israeli Tax Ordinance and incentive stock options within the meaning of Section 422 of the Code. The maximum aggregate number of shares that may be issued pursuant to awards under the 2019 Plan is the sum of (a) 2,750,000 shares plus (b) on January 1 of each calendar year during the term of the 2019 Plan commencing in 2020, a number of shares equal to the lesser of: (i) an amount determined by our board of directors, if so determined prior to the January 1 of the calendar year in which the increase will occur, (ii) 5% of the total number of shares outstanding on December 31 of the immediately preceding calendar year and (iii) 5,000,000 shares.
Additionally, any share (i) underlying an award under the 2019 Plan or the Prior Plans (in an amount not to exceed  813,515  shares under the Prior Plans) that has expired, or was canceled, terminated, forfeited, repurchased or settled in cash in lieu of issuance of shares, for any reason, without having been exercised , (ii) tendered to pay the exercise price of an award (or the exercise price or other purchase price of any option or other award under the Prior Plans), or withholding tax obligations with respect to an award (or any awards under the Prior Plans), or (iii) subject to an award (or any award under the Prior Plans) that is not delivered to a grantee because such shares are withheld to pay the exercise price (or of any award under the Prior Plans), or withholding tax obligations with respect to such Award (or such other award) will automatically be available for grant under the 2019 Plan. As of March 31, 2019, no awards had been made under the 2019 Plan and 2,646,849 shares were available for future grant under the 2019 Plan.
Plan Administration. Either our board of directors or a committee established by our board of directors administers the 2019 Plan, and such administrator will have full authority in its discretion to determine (i) eligible grantees, (ii) grants of awards and setting the terms and provisions of award agreements (which need not be identical) and any other agreements or instruments under which awards are made, including, but not limited to, the number of shares underlying each award and the class of shares underlying each award (if more than one class was designated by our board of directors), (iii) the time or times at which awards will be granted, (iv) the terms, conditions and restrictions applicable to each award (which need not be identical) and any shares acquired upon the exercise or (if applicable) vesting thereof, (v) to accelerate, continue, extend or defer the exercisability of any award or the vesting thereof, including with respect to the period following a grantee’s termination of employment or other service, (vi) the interpretation of the 2019 Plan and any award agreement and the meaning, interpretation and applicability of terms referred to in applicable laws, (vii) policies, guidelines, rules and regulations relating to and for carrying out the 2019 Plan, and any amendment, supplement or rescission thereof, as it may deem appropriate, (viii) to adopt supplements to, or alternative versions of, the 2019 Plan, including, without limitation, as it deems necessary or desirable to comply with the laws of, or to accommodate the tax regime or custom of, foreign jurisdictions whose citizens or residents may be granted awards, (ix) the fair market value of the shares or other property, (x) the tax track (capital gains, ordinary income track or any other track available under the Section 102 of the Israeli Tax Ordinance) for the purpose of Section 102 to the Israeli Tax Ordinance, (xi) the authorization and approval of conversion, substitution, cancellation or suspension under and in accordance with the 2019 Plan of any or all awards or shares, (xii) the amendment, modification, waiver or supplement of the terms of each outstanding award (with the consent of the applicable grantee, if such amendments refers to the increase of the exercise price of awards or reduction of the number of shared underlying an award (but, in each case, other than as a result of an adjustment or exercise of rights in accordance with the provisions of the 2019 Plan) unless otherwise provided under the terms of the 2019 Plan, (xiii) without limiting the generality of the foregoing, and subject to the provisions of applicable law, to grant to a grantee who is the holder of an outstanding award, in exchange for the cancellation of such award, a new award having an exercise price lower than that provided in the award so canceled and containing such other terms and conditions as the committee may prescribe in accordance with the provisions of the 2019 Plan or to set a new exercise price for the same award lower than that previously provided in the award, (xiv) to correct any defect, supply any omission or reconcile any inconsistency in the 2019 Plan or any award agreement and all other determinations and take such other actions with respect to the 2019 Plan or any award as it may deem advisable to the extent not inconsistent with the provisions of the 2019 Plan or applicable law, (xv) to designate any of our officers or other persons to manage the day to day administration of the awards granted under the 2019 Plan or authorize any of them to act on behalf of the committee with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the committee herein, (xvi) to determine that awards, shares issuable upon the exercise or (if applicable) vesting of awards and/or any securities issued or distributed with respect thereto, shall be allocated or issued to, or held by, the representative in trust for the benefit of the grantees and (xvii) any other matter which is necessary or desirable for, or incidental to, the administration of the 2019 Plan and any award thereunder. The board of directors and the committee need not take the same action or determination with respect to all awards, with respect to certain types of awards, with respect to all service providers or any certain type of service providers and actions and determinations may differ as among the grantees, and as between the grantees and any other holders of our securities. The board of directors may, at any time, suspend, terminate, modify, or amend the 2019 Plan, whether retroactively or prospectively.
Types and Terms and Conditions of Awards . The committee may grant awards intended to qualify as an incentive stock option, non-qualified stock option, Section 102 award, Section 3(i) award, or other designations under other regimes. The 2019 Plan generally requires that incentive stock options have an exercise price that is not less than 100% of the fair market value of a share underlying such options or 110% in case of an employee who at the time of the grant owns shares possessing more than 10% of the total combined voting power of all classes of our shares or of any of our subsidiaries on the date of grant of such options or such other price as may be determined pursuant to the Code. The exercise price of any other awards granted will be determined by the committee.
The exercise period of an option award will be 10 years from the date of grant of the award unless otherwise determined by the committee, but subject to the vesting and the early termination provisions, provided that the period of an incentive stock option granted to an employee who at the time of the grant owns shares possessing more than 10% of the total combined voting power of all classes of our shares or of any of our subsidiaries, shall not exceed five years from the date of grant. Except as described below, an award generally may not be exercised unless the grantee is then in our employ or service and unless the grantee has remained continuously so employed since the date of grant of the award and throughout the vesting dates. In the event that the employment or service of a grantee terminates (other than by reason of death, disability or retirement), unless otherwise determined by the committee, all awards of such grantee that are unvested at the time of such termination shall terminate on the date of such termination, and all awards of such grantee that are vested and exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within up to three months after the date of such termination (or such different period as the committee will prescribe), but in any event no later than the date of expiration of the award’s term as set forth in the award agreement or pursuant to this 2019 Plan. In the event of a grantee’s death during employment or service or within three months following such grantee’s termination, (or such longer period as determined by the committee), or in the event of a grantee’s termination due to disability, all of the grantee’s vested awards may be exercised at any time within one year after such death or disability (or such longer period as determined by the committee) . In the event of a grantee’s retirement, all of the grantee’s vested awards, unless earlier terminated in accordance with their terms, may be exercised at any time within the three month period following such retirement (or such different period as the committee shall prescribe) . If we (or our affiliate, when applicable) terminate the grantee’s employment or service for cause (as defined in the 2019 Plan), or if at any time during the exercise period (whether prior to and after termination of employment or service, and whether or not the grantee’s employment or service is terminated by either party as a result thereof), facts or circumstances arise or are discovered with respect to the grantee that would have constituted cause, all awards theretofore granted to such grantee (whether vested or not) shall, to the extent not theretofore exercised, terminate on the date of such termination (or on such subsequent date on which such facts or circumstances arise or are discovered, as the case may be) unless otherwise determined by the committee.
Section 102 of the Israeli Tax Ordinance allows our employees, directors and officers who are not controlling shareholders and are Israeli residents for tax purposes to receive favorable tax treatment for share-based awards. Section 102 includes two alternatives for tax treatment involving the issuance of awards to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of awards directly to the grantee. We intend to elect the “capital gain track” pursuant to Section 102(b)(2) of the Israeli Tax Ordinance for grants to eligible Israeli grantees as provided above, which may allow favorable tax treatment for such grantees. In order to comply with the terms of the capital gain track, all awards granted under the 2019 Plan and subject to the provisions of Section 102 of the Israeli Tax Ordinance, as well as the shares issued upon exercise of such awards and any rights granted thereunder, including bonus shares, must be registered in the name of a trustee selected by the board and held in trust for the benefit of the relevant grantee for the requisite period prescribed by the Israeli Tax Ordinance or such longer period as set by the committee. The trustee may release these awards or shares to the holders thereof after the expiration of the required statutory holding period, provided that the trustee has received an acknowledgment from the Israeli Income Tax Authority that the grantee paid all applicable taxes, or the trustee and/or us and/or our affiliate withholds all applicable taxes and compulsory payments due. Our non-employee service providers and controlling shareholders may only be granted options or RSUs under Section 3(i) of the Israeli Income Tax Ordinance, which will be taxed as ordinary income upon the exercise of such awards into shares.
The administrator may grant restricted share units, or RSUs, under the 2019 Plan, which are awards covering a number of shares that are settled, if vested, by issuance of those shares. The award agreement for any restricted shares granted will provide the vesting schedule and purchase price, if any, for the restricted shares. If a grantee’s employment or services to us or any of our affiliates terminates for any reason prior to the vesting of such grantee’s restricted shares, any shares that remain subject to vesting will be forfeited by such grantee. No payment of exercise price (subject to applicable law and the terms of the award agreement) will be required as consideration for RSUs.
The administrator may grant other awards under the 2019 Plan, including shares (which may, but need not, be restricted shares), cash, a combination of cash and shares, awards denominated in share units, and share appreciation rights. However, to qualify as Section 102 or Section 3(i) awards pursuant to the Israeli Tax Ordinance, the award must be share-based compensation only and not cash compensation or any award that is settled in cash.
Adjustment Provisions. In the event of a division or subdivision of our outstanding share capital, any distribution of bonus shares (share split), consolidation or combination of our share capital (reverse stock split), reclassification with respect to our shares or any similar recapitalization events, a merger (including, a reverse merger and a reverse triangular merger), consolidation, amalgamation or like transaction of us with or into another corporation, reorganization (which may include a combination or exchange of shares, spin-off or other corporate divestiture or division, or other similar occurrences), the committee shall have the authority to make, without the need for a consent of any holder of an award, such adjustments as determined by the committee to be appropriate, in its discretion, in order to adjust (i) the number and class of shares reserved and available for grants of awards, (ii) the number and class of shares covered by outstanding awards, (iii) the exercise price per share covered by any award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards and (v) any other terms of the award that in the opinion of the committee should be adjusted.
In the event of (i) a sale of all or substantially all of our assets, or a sale (including an exchange) of all or substantially all of our shares, to any person, or a purchase by any of our shareholders or by an affiliate of such shareholder, of all or substantially all of our shares held by all or substantially all other shareholders or by other shareholders who are not affiliated with such acquiring party; (ii) a merger (including, a reverse merger and a reverse triangular merger), consolidation, amalgamation or like transaction of us with or into another corporation; (iii) a scheme of arrangement for the purpose of effecting such sale, merger, consolidation, amalgamation or other transaction; (iv) change in board event, which means any time at which individuals who, as of the effective date of the 2019 Plan, constitute the incumbent board cease for any reason to constitute at least a majority of the board; provided, however, that any individual becoming a director subsequent to the effective date of the 2019 Plan whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the directors then comprising the incumbent board shall be considered as though such individual were a member of the incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board; (v) approval by our shareholders of a complete liquidation or dissolution of the company; or (vi) such other transaction or set of circumstances that is determined by the board (being the incumbent board in case of a change in board event), in its discretion, to be a transaction subject to these provisions of the 2019 Plan; excluding any of the above transactions in clauses (i) through (v) if the board (being the incumbent board in case of a change in board event) determines that such transaction should be excluded from the definition hereof and the applicability of this provision of the 2019 Plan, any award then outstanding will be assumed or will be substituted by us or by the successor corporation in such change in control or by any affiliate thereof, as determined by the committee in its discretion, under terms as determined by the committee or the terms of the 2019 Plan applied by the successor corporation to such assumed or substituted award, unless otherwise determined by the sole and absolute discretion of the committee. Regardless of whether or not awards are assumed or substituted the committee may (but will not be obligated to), in its sole discretion: (1) provide for grantees to have the right to exercise their awards or otherwise for the acceleration of vesting of award in respect of all or part of the shares covered by the awards which would not otherwise be exercisable or vested, under such terms and conditions as the committee will determine, including the cancellation of all unexercised awards (whether vested or unvested) upon or immediately prior to the closing of the change in control; and/or (2) provide for the cancelation of each outstanding and unexercised award at or immediately prior to the closing of the change in control, and payment to the grantees of an amount in cash, our shares, the acquirer or of a corporation or other business entity which is a party to the change in control or other property, as determined by the committee to be fair in the circumstances, and subject to such terms and conditions as determined by the committee. Notwithstanding the foregoing, in the event of change in control, the committee may determine, in its sole discretion, that upon completion of such change in control, the terms of any award be otherwise amended, modified or terminated, as the committee deems in good faith to be appropriate.
Miscellaneous Provisions. Awards under the 2019 Plan are not transferable other than by will or by the laws of descent and distribution or to a grantee’s designated beneficiary, unless, in the case of awards other than incentive stock options, otherwise determined by our committee or under the 2019 Plan, and generally expire 10 years following the grant date. The board of directors may at any time amend, suspend, terminate or modify the 2019 Plan and the administrator may at any time modify or amend any award under the 2019 Plan.

PRINCIPAL SHAREHOLDERS
The following table sets forth information with respect to the beneficial ownership of our shares as of the date of this prospectus and after this offering by:

•	each person or entity known by us to own beneficially more than 5% of our outstanding shares;

•	each of our directors, director nominees and executive officers individually; and

•	all of our executive officers, directors and director nominees as a group.
The beneficial ownership of ordinary shares is determined in accordance with the rules of the SEC and generally includes any ordinary shares over which a person exercises sole or shared voting or investment power, or the right to receive the economic benefit of ownership. For purposes of the table below, we deem shares subject to options or warrants that are currently exercisable or exercisable within 60 days of March 31, 2019 to be outstanding and to be beneficially owned by the person holding the options or warrants for the purposes of computing the percentage ownership of that person but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned prior to the offering is based on  24,735,871  ordinary shares outstanding as of March 31, 2019.
As of March 31, 2019, we had 15 holders of record of our ordinary shares in the United States. These shareholders held in the aggregate 39% of our outstanding ordinary shares.
All of our shareholders, including the shareholders listed below, have the same voting rights attached to their ordinary shares. See “Description of Share Capital—Voting Rights.”
Following the closing of this offering, neither our principal shareholders nor our directors and executive officers have different or special voting rights with respect to their ordinary shares.
Unless otherwise noted below, each shareholder’s address is Tufin Software Technologies Ltd., 5 Shoham Street, Ramat-Gan 52521, Israel.
A description of any material relationship that our principal shareholders have had with us or any of our predecessors or affiliates since January 1, 2016 is included under “Certain Relationships and Related Party Transactions.”

Name of Beneficial Owner	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering		% of Shares Beneficially Owned Following Exercise in Full of the Underwriters’ Option
	Number	%	Number	%
Executive Officers, Directors and Director Nominees
Reuven Kitov(1)	2,364,502	9.6%	2,364,502	7.3%	7.0%
Reuven Harrison	2,364,502	9.6%	2,364,502	7.3%	7.0%
Jack Wakileh(2)	253,032	1.0%	253,032	*	*
Kevin Maloney(3)	404,850	1.6%	404,850	1.2%	1.2%
Pat Walsh	*	*	*	*	*
Yoram Gronich	*	*	*	*	*
Pamela Cyr	*	*	*	*	*
Rajiv Motwane	*	*	*	*	*
Ofer Or	*	*	*	*	*
Ohad Finkelstein(4)	7,088,132	28.7%	7,088,132	21.9%	21.1%
Yuval Shachar(5)	7,237,300	29.1%	7,237,300	22.2%	21.5%
Yair Shamir(6)	6,481,276	26.2%	6,481,276	20.0%	19.3%
Edouard Cukierman(6)	6,481,276	26.2%	6,481,276	20.0%	19.3%
Ronni Zehavi	*	*	*	*	*
Peter Campbell	—	—	—	—	*
Dafna Gruber	—	—	—	—	*
All executive officers, directors and director nominees as a group (16 persons)(7)	20,150,976	75.8%	20,150,976	58.8%	56.9%
Principal Shareholders
Catalyst Private Equity Partners (Israel) II, Limited Partnership(8)	6,481,276	26.2%	6,481,276	20.0%	19.3%
Entities affiliated with Marker LLC(9)	7,088,132	28.7%	7,088,132	21.9%	21.1%
Sberbank (SBT Venture Fund I L.P.)(10)	1,615,536	6.5%	1,615,536	5.0%	4.8%
Entities affiliated with Vintage Investment Partners(11)	2,569,761	10.4%	2,569,761	7.9%	7.7%

*	Less than 1%.

(1)	Includes 472,900 shares held in trust for family members over which Reuven Kitov is the beneficial owner.

(2)	Consists of 253,032 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2019.

(3)	Consists of 404,850 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2019.

(4)	May be deemed to beneficially own 7,088,132 shares through entities affiliated with Marker LLC. See Note 9 below.

(5)
Consists of 7,088,132 shares Yuval Shachar may be deemed to beneficially own through entities affiliated with Marker LLC and 149,168 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2019. See Note 9 below.

(6)	May be deemed to beneficially own 6,481,276 shares through Catalyst Private Equity Partners (Israel) II, Limited Partnership. See Note 8 below.

(7)	See Notes 1 through 6 above. Includes 18,298,412 ordinary shares and 1,816,214 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2019.

(8)
Shares beneficially owned prior to this offering consist of 6,388,889 preferred shares and 92,387 common shares held by Catalyst Private Equity Partners (Israel) II, Limited Partnership (“Catalyst Israel”). Catalyst Israel holds 2,280,833 preferred shares and 32,981 common shares in trust for Catalyst Private Equity Partners (Israel B) II, L.P. and 447,222 preferred shares and 6,467 common shares in trust for Catalyst Private Equity Partners (Israel C) II, L.P. The general partner of these funds is Catalyst Investments II L.P. (the “General Partner”). The Catalyst Board is comprised of Edouard Cukierman, Yair Shamir, Roger Cukierman and Luc Muller. Voting and investment power over the shares resides with the board of directors of Catalyst Equity (2006) Ltd. (the “Catalyst Board”), the general partner of the General Partner. The address of the foregoing entities and individuals is c/o 28 Haarbaa St., Tel Aviv 6473925, Israel.

(9)
Shares beneficially owned prior to this offering consist of 754,546 shares held by Marker II LP, 1,886,364 shares held by Marker Lantern II Ltd. and 4,447,222 shares held by Marker TF Investments Ltd. Richard Scanlon is the sole director of the managers and the general partner, as the case may be, of each of the foregoing entities. Ohad Finkelstein and Yuval Shachar are independent members of the investment committee of each of the foregoing entities. Voting and investment power over the shares held by such entities resides with the general partner and the members of any such investment committee.The address of the foregoing entities and individuals is c/o Marker LLC, 10 East 53 rd Street, New York, New York 10022.

(10)
Sberbank (Sberbank of Russia) is a public company a majority of whose shares are owned by the Central Banks of the Russian Federation. The address of Sberbank (SBT Venture Fund I L.P.) is 1 East Poultry Avenue, London, EC1A 9PT, United Kingdom.

(11)
Shares beneficially owned prior to this offering consist of 871,913 shares held by Vintage Investment Partners VI (Cayman), L.P., 280,041 shares held by Vintage Investment Partners VI (Israel), L.P., 827,857 shares held by Vintage Investment Partners V (Cayman), L.P. and 589,950 shares held by Vintage Investment Partners V (Israel), L.P. The general partner of these entities is the GP of Vintage Investment Partners VI (Israel and Cayman) is Vintage Investment VI L.P.; the GP of Vintage Investment Partners V (Israel and Cayman) is Vintage Investments 5 L.P. Voting and investment power over the shares resides with the applicable GP. The address of the foregoing entities and individuals is c/o Vintage Investment Partners, 12 Abba Eban Avenue, Ackerstein Towers Building D, 10th Floor, Herzliyah Pituach 46120, Israel.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our policy is to enter into transactions with related parties on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred. The following is a description of material transactions, or series of related material transactions, since January 1, 2016, to which we were or will be a party and in which the other parties included or will include our directors, executive officers, holders of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons.
Agreements with Related Parties
Financing Transactions
Original Rounds of Financing. Since 2007, we have raised capital through equity financings. Between 2007 and 2014, we raised capital through sales of our ordinary shares and our Series A, B, C, C-1 and D preferred shares.
Series D Financing. In August 2014, we sold Series D preferred shares convertible into 1,162,137 ordinary shares at a price per underlying preferred share of $4.30242 or an aggregate purchase price of approximately $5.0 million. Each Series D preferred share will convert into one ordinary share upon the closing of this offering. The following table sets forth the number of ordinary shares resulting from conversion upon the closing of this offering of the Series D preferred shares purchased by entities which, as of the date of this prospectus, beneficially own more than 5% of our ordinary shares assuming the conversion of all of outstanding preferred shares:

	Aggregate Purchase Price	Number of Ordinary Shares Resulting from the Conversion of Series D Preferred Shares
	(in thousands)
Entities affiliated with Vintage Investment Partners	$6,350	1,475,914

Registration Rights
In connection with this offering, we intend to enter into an amended and restated investors’ rights agreement that will entitle certain of our shareholders to certain registration rights following the closing of this offering, including the following:
Form F-1 Demand Rights. At any time after the effective date of our initial public offering, the holders of at least 25% of the shares held by our former preferred shareholders can provide us a written request to file a registration statement in respect of the ordinary shares issued upon conversion of the preferred shares, or the “registrable securities.” Within 10 days of the receipt of a request to effect such registration, we must give written notice of the request to the other holders of the registrable securities. We are not required to effect more than two registrations on Form F-1 that have been declared or ordered effective as promptly as practicable. We are only required to effect any such registration if the anticipated aggregate proceeds will be at least $5.0 million (net of underwriting discounts).

Form F-3 Demand Rights. Upon the written request of any former preferred shareholders that we effect a registration on Form F-3, we must give written notice of the proposed registration within 10 days, and any related qualification or compliance, to all other former preferred shareholders. We must use commercially reasonable efforts to effect such registration and all such qualifications and compliances requested, together with all or such portion of the registrable securities of any other former preferred shareholders joining in such request. We are not required to effect a registration on Form F-3 more than twice in any 12-month period. We are only required to effect any such registration if the anticipated aggregate proceeds will be at least $1.0 million.
Shelf Takedown. Upon the written request of any former preferred shareholders that we effect a public offering using an effective shelf registration statement, we must give written notice of the proposed offering within 10 days (or two business days in connection with an underwritten “block trade”), and any related qualification or compliance, to all other former preferred shareholders. We are not required to effect an underwritten shelf takedown if we effected a demand registration, piggyback offering or underwritten shelf takedown within the preceding 90 days. We are only required to effect an underwritten shelf takedown if the anticipated aggregate proceeds will be at least $5.0 million.
Piggyback Offerings. Following this offering, shareholders holding registrable securities will also have the right to request to participate in any offering initiated by us, subject to specified exceptions. Holders of registrable securities continue to have the right to participate in subsequent piggyback offerings regardless of whether the holder has opted out of prior offerings.
Cutback. In the event that the underwriter advises us that marketing factors require a limitation on the number of shares that can be included in a registered offering, the shares will be included in the registration statement in an agreed order of preference among the holders of registration rights. The same preference also applies in the case of a piggyback offering, but we have first preference and the amount of registrable securities to be included may not be reduced below 25% of the total amount of securities included in such offering.
Termination. Rights granted to holders of registrable securities pursuant to the amended and restated investors’ rights agreement terminate on the fifth anniversary of the closing of this offering. With respect to any of our holders of registrable securities that hold less than 4% of our outstanding ordinary shares, such rights terminate when the shares held by such shareholder can be sold within a 90-day period under Rule 144. We have the right to terminate or delay any registration or offering, even if such registration or offering is subject to piggyback rights.
Expenses. We will pay all expenses in carrying out the foregoing registrations or offerings other than any underwriting discounts.
Rights of Appointment
Our current board of directors consists of seven directors. Pursuant to our amended and restated articles of association currently in effect, Catalyst Private Equity Partners (Israel) II, Limited Partnership, or Catalyst, had the right to appoint two members of our board of directors and Marker TF Investments Ltd., or Marker, had the right to appoint one member. Catalyst appointed Yair Shamir and Edouard Cukierman to our board of directors and Marker appointed Ohad Finkelstein. These appointment rights terminate upon the closing of this offering.
As of the date of this prospectus, we are not a party to, and are not aware of, any voting agreements among our shareholders. Our founders, Reuven Kitov and Reuven Harrison, have agreed that Reuven Kitov will designate the director that our founders are permitted to jointly appoint under certain circumstances for so long as our founders share such designation right as set forth in our amended and restated articles of association, which will become effective upon the closing of this offering. See “Management—Board of Directors and Officers—Appointment Rights.”

Agreements with Directors and Officers
Employment Agreements. We have entered into written employment agreements with each of our executive officers. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. These agreements also contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law.
Options. Since October 2007, we have granted options to purchase our ordinary shares to our officers and certain of our directors. Such option agreements may contain acceleration provisions upon certain merger, acquisition, or change of control transactions. We describe our option plans under “Management—Share Option Plans.” If our relationship with an executive officer or a director is terminated, except for cause (as defined in the various option plan agreements), all options that are vested will remain exercisable for 90 days after such termination (180 days in case of death, retirement or disability) or until expiration of the term of the option award, whichever is earlier.
The following table provides information regarding the options to purchase our ordinary shares held by each of our directors and officers who beneficially owns 1% or more of our ordinary shares immediately prior to the closing of this offering:

Name/Title	Number of Shares Underlying Options	Exercise Price	Expiration Date
Jack Wakileh, Chief Financial Officer	253,032	$1.41	03/01/2023 - 07/18/2027
Kevin Maloney, Senior Vice President of Global Sales	404,850	$1.41	06/08/2025 - 01/09/2027
Yuval Shachar, Director	149,168	$0.64	07/26/2019

Exculpation, Indemnification and Insurance. Our articles of association permit us to exculpate, indemnify and insure certain of our office holders to the fullest extent permitted by the Israeli Companies Law. We intend to enter into agreements with our office holders, exculpating them from a breach of their duty of care to us to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. See “Management—Exculpation, Insurance and Indemnification of Directors and Officers.”

DESCRIPTION OF SHARE CAPITAL
The following descriptions of our share capital and provisions of our amended and restated articles of association are summaries and are qualified by reference to the amended and restated articles of association, which will become effective upon the closing of this offering.
General
Upon the closing of this offering, our authorized share capital will consist of 150,000,000 ordinary shares, par value NIS 0.015 per share, of which, effective upon closing of this offering, shares will be issued and outstanding (assuming that the underwriters do not exercise their option to purchase additional ordinary shares).
All of our outstanding ordinary shares will be validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.
Our Registration Number and Purpose
Our registration number with the Israeli Registrar of Companies is 51-362739-8. Our purpose as set forth in our amended and restated articles of association is to engage in any lawful activity.
Voting Rights and Conversion
All ordinary shares will have identical voting and other rights in all respects.
Transfer of Shares
Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.
Liability to Further Capital Calls
Our board of directors may make, from time to time, such calls as it may deem fit upon shareholders with respect to any sum unpaid with respect to shares held by such shareholders, which is not payable at a fixed time. Such shareholder shall pay the amount of every call so made upon him. Unless otherwise stipulated by the board of directors, each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares with respect to which such call was made. A shareholder shall not be entitled to his rights as shareholder, including the right to dividends, unless such shareholder has fully paid all the notices of call delivered to him, or which according to our amended and restated articles of association are deemed to have been delivered to him, together with interest, linkage and expenses, if any, unless otherwise determined by the board of directors.
Business Combinations
Under our amended and restated articles of association, which will become effective upon the closing of this offering, we may not engage in any “business combinations” with any “interested shareholder” for a three-year period following the time that such shareholder became an interested shareholder, unless:

•
prior to the time that such shareholder became an interested shareholder, our board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; or

•
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced excluding for purposes of determining our voting shares outstanding (but not the outstanding voting shares owned by the interested shareholder) those shares owned by persons who are directors and also officers; or

•
at the time that such shareholder became an interested shareholder, or subsequent to such time, the business combination is approved by our board of directors and authorized at a general meeting of shareholders by the affirmative vote of at least 66 2/3% of our voting shares outstanding that are not owned by the interested shareholder.

Generally, a “business combination” includes any merger, consolidation, sale or other transaction resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an “interested shareholder” is any person (other than us and any of our direct or indirect majority-owned subsidiaries) who, together with such person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting shares.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested shareholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the shareholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the shareholder becoming an interested shareholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.
Election of Directors
Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect our directors, except any founder director and subject to the special approval requirements for external directors under the Israeli Companies Law described under “Management—External Directors.”
Under our amended and restated articles of association, which will become effective immediately prior to the closing of this offering, the number of directors on our board of directors must be no less than six and no more than 10, including any external directors required to be appointed under the Israeli Companies Law and any founder director. The minimum and maximum number of directors may be changed, at any time and from time to time, by a special vote of the holders of at least 2/3 of our outstanding shares.
Other than external directors, for whom special election requirements apply under the Israeli Companies Law, and any founder director, the vote required to appoint a director is a simple majority vote. In addition, under our amended and restated articles of association, our board of directors may elect new directors to fill vacancies (whether such vacancy is due to a director no longer serving or due to the number of directors serving being less than the maximum required in our amended and restated articles of association), provided that the total number of directors shall not, at any time, exceed 10 directors and provided that our board of directors may not elect external directors or any founder director. Our amended and restated articles of association provide that the term of a director appointed by our board of directors to fill any vacancy will be for the remaining term of office of the director(s) whose office(s) have been vacated. Furthermore, under our amended and restated articles of association, our directors, other than external directors and any founder director, are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of 1/3 of the total number of directors constituting the entire board of directors (other than the external directors and any founder director). For a more detailed description on the composition of our board of election procedures of our directors, other than our external directors, see “Management—Board of Directors and Officers.”

External directors are elected for an initial term of three years, may be elected for additional three-year terms, and may be removed from office pursuant to the terms of the Israeli Companies Law. For further information on the election and removal of external directors, see “Management—External Directors.”
Dividend and Liquidation Rights
We have never declared or paid any cash dividends on our ordinary shares. We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. See above under “Dividend Policy” for more information with respect to the requirements under Israeli law for the declaration and payment of dividends to our shareholders.
In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.
Exchange Controls
There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of certain countries that are, or have been, in a state of war with Israel at such time.
Shareholder Meetings
Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our amended and restated articles of association as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.
Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, such as nominating a director candidate, provided that it is appropriate to discuss such a matter at the general meeting. Our articles of association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for shareholders meetings.
Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding, among other things, the following matters must be passed at a general meeting of our shareholders:

•	amendments to our amended and restated articles of association;

•	appointment or termination of our auditors;

•	election of directors, including external directors (unless otherwise determined in our amended and restated articles of association);

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	a merger; and

•
the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under our amended and restated articles of association, we are not required to give notice to our registered shareholders pursuant to the Israeli Companies Law, unless otherwise required by law. The Israeli Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting. Under the Israeli Companies Law, shareholders of a public company are not permitted to take action by written consent in lieu of a meeting. Our amended and restated articles of association provide that a notice of general meeting shall be published by us on Form 6-K at a date prior to the meeting as required by law.
Voting Rights
Quorum Requirements
Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. Under our amended and restated articles of association, the quorum required for general meetings of shareholders must consist of at least two shareholders present in person or by proxy (including by voting deed) holding 1/3 or more of our voting rights. A meeting adjourned for lack of a quorum will generally be adjourned to the same day of the following week at the same time and place, or to such other day, time or place as indicated by our board of directors if so specified in the notice of the meeting. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a lawful quorum.
Vote Requirements
Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our amended and restated articles of association.
Our amended and restated articles of association provide that all resolutions of our board of directors require a simple majority vote of the directors present and voting at such meeting, unless otherwise required by the Israeli Companies Law or by our amended and restated articles of association. Pursuant to our amended and restated articles of association, in the event the vote is tied, the chairman of the board of directors will have a casting vote.
Pursuant to our amended and restated articles of association, an amendment to our amended and restated articles of association regarding any change of the composition or election procedures of our directors will require a special majority vote (66 2/3%). In addition, any change to the rights and privileges of the holders of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the simple majority vote of all classes of shares voting together as a single class at a shareholder meeting.
Under the Israeli Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described above under “Management—Fiduciary Duties and Approval of Specified Related Party Transactions and Compensation under Israeli Law—Disclosure of Personal Interests of a Controlling Shareholder and Approval of Transactions.” Certain transactions with respect to remuneration of our office holders and directors require further approvals described above under “Management—

Fiduciary Duties and Approval of Specified Related Party Transactions and Compensation under Israeli Law—Compensation of Directors and Executive Officers.” Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person or by proxy and voting on the resolution.
Access to Corporate Records
Under the Israeli Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and material shareholders register, our amended and restated articles of association, our financial statements and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.
Modification of Class Rights
Under the Israeli Companies Law and our amended and restated articles of association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, in addition to the simple majority vote of all classes of shares voting together as a single class at a shareholder meeting, as set forth in our amended and restated articles of association.
Registration Rights
In connection with this offering, we intend to enter into an amended and restated investors’ rights agreement that will entitle certain of our shareholders to certain registration rights following the closing of this offering. For a discussion of such rights, see “Certain Relationships and Related Party Transactions—Agreements with Related Parties—Registration Rights.”
Acquisitions under Israeli Law
Full Tender Offer. A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.
Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.
Special Tender Offer. The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholder approval, (2) was from a 25% or greater shareholder of the company which resulted in the acquirer becoming a 25% or greater shareholder of the company, or (3) was from a 45% or greater shareholder of the company which resulted in the acquirer becoming a 45% or greater shareholder of the company.
A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser and its controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer or any other person acting on their behalf, including the relatives and entities under such person’s control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.
Merger. The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting.
For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. See “Management—Fiduciary Duties and Approval of Specified Related Party Transactions and Compensation under Israeli Law—Disclosure of Personal Interests of a Controlling Shareholder and Approval of Transactions.”
If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.
In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.
Israeli tax law treats some acquisitions, such as share-for-share exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his ordinary shares for shares in another corporation to taxation prior to the sale of the shares received in such share-for-share swap.
Anti-Takeover Measures under Israeli Law
The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the closing of this offering, no preferred shares will be authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law as described above in “—Voting Rights.”
Borrowing Powers
Pursuant to the Israeli Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.
Changes in Capital
Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.
Establishment
We were incorporated under the laws of the State of Israel on January 2, 2005. We are registered with the Israeli Registrar of Companies.
Transfer Agent and Registrar
The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is +1 (800) 937-5449.

Listing
Our ordinary shares have been authorized for listing on the NYSE  under the symbol “TUFN.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our ordinary shares. Future sales of substantial amounts of ordinary shares, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our ordinary shares or impair our ability to raise equity capital.
Upon completion of this offering, we will have an aggregate of 32,435,871  ordinary shares outstanding. Of these shares, the 7,700,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by “affiliates” as that term is defined under Rule 144 of the Securities Act, who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below. The remaining 24,735,871 shares, representing 76.3 % of our outstanding shares will be held by our existing shareholders. These shares will be “restricted securities” as that phrase is defined in Rule 144 under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market pursuant to an effective registration statement under the Securities Act or if they qualify for an exemption from registration under Rule 144. Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.
Lock-up Agreements
We, our directors and executive officers and substantially all of our shareholders have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any ordinary shares or any securities convertible into or exchangeable for ordinary shares except for the ordinary shares offered in this offering without the prior written consent of J.P. Morgan Securities LLC for a period of 180 days after the date of this prospectus.
Eligibility of Restricted Shares for Sale in the Public Market
The 24,735,871 ordinary shares that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be eligible for sale into the public market, under the provisions of Rule 144 commencing after the expiration of the restrictions under the lock-up agreements, subject to volume restrictions discussed below under “—Rule 144.”
Rule 144
In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our ordinary shares or the average weekly trading volume of our ordinary shares on the NYSE during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Options
Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register 9,652,267  ordinary shares reserved for issuance under our equity incentive plans. The registration statement on Form S-8 will become effective automatically upon filing.
Ordinary shares issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions, lock-up agreements with the underwriters and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.
Registration Rights
Following the completion of this offering, the holders of 23,294,601 of our ordinary shares are entitled to request that we register their ordinary shares under the Securities Act, subject to cutback for marketing reasons and certain other conditions. These shareholders are also entitled to “piggyback” registration rights, which are also subject to cutback for marketing reasons and certain other conditions. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration. See “Certain Relationships and Related Party Transactions—Registration Rights.” Any sales of securities by these shareholders could have a material adverse effect on the trading price of our ordinary shares.

TAXATION AND ISRAELI GOVERNMENT PROGRAMS APPLICABLE TO OUR COMPANY
The following is a brief summary of the material Israeli tax laws applicable to us, and certain Israeli Government programs. Some parts of this discussion are based on new tax legislation which has not been subject to judicial or administrative interpretation. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.
General Corporate Tax Structure in Israel
Israeli resident companies are generally subject to corporate tax, currently at the rate of 23% (in 2017 the corporate tax rate was 24%). However, the effective tax rate payable by a company that derives income from a Benefited Enterprise or a Preferred Enterprise (as discussed below) may be considerably less.
Capital gains derived by an “Israeli resident company” are subject to tax at the prevailing corporate tax rate. Under Israeli tax legislation, a corporation will be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel or (ii) the control and management of its business are exercised in Israel.
Law for the Encouragement of Industry (Taxes), 5729-1969
The Law for the Encouragement of Industry (Taxes), 5729-1969, the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.”
The Industry Encouragement Law defines an “Industrial Company” as a company resident in Israel and which was incorporated in Israel of which 90% or more of its income in any tax year, other than income from defense loans, is derived from an “Industrial Enterprise” owned by it and which is located in Israel. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.
The following corporate tax benefits, among others, are available to Industrial Companies:

•
amortization over an eight-year period of the cost of purchased know-how and patents and rights to use a patent and know-how which are used for the development or advancement of the Industrial Enterprise;

•	under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and

•	expenses related to a public offering are deductible in equal amounts over three years.
Although as of the date of this prospectus, we do not have industrial production activities, we may qualify as an Industrial Company in the future and may be eligible for the benefits described above.
Tax Benefits and Grants for Research and Development
Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•	the expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•	the research and development must be for the promotion of the company; and

•	the research and development is carried out by or on behalf of the company seeking such tax deduction.
The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the financing of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Israeli Tax Ordinance. Expenditures not so approved are deductible in equal amounts over three years.
From time to time, we may apply to the Innovation Authority for approval to allow a tax deduction for all research and development expenses during the year incurred. There can be no assurance that such application will be accepted.
Law for the Encouragement of Capital Investments, 5719-1959
The Law for the Encouragement of Capital Investments, 5719-1959, or the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets) by “Industrial Enterprises” (as defined under the Investment Law).
Tax Benefits Prior to the 2005 Amendment
An investment program that is implemented in accordance with the provisions of the Investment Law prior to the 2005 Amendment, referred to as an “Approved Enterprise,” is entitled to certain benefits. A company that wished to receive benefits as an Approved Enterprise must have received approval from the Investment Center of the Israeli Ministry of Economy and Industry, or the Investment Center. Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.
In general, an Approved Enterprise is entitled to receive a grant from the Government of Israel or an alternative package of tax benefits, known as the alternative benefits track. The tax benefits from any certificate of approval relate only to taxable profits attributable to the specific Approved Enterprise. Income derived from activity that is not integral to the activity of the Approved Enterprise does not enjoy tax benefits.
In addition, a company that has an Approved Enterprise program is eligible for further tax benefits if it qualifies as a Foreign Investors’ Company, or FIC, which is a company with a level of foreign investment, as defined in the Investment Law, of more than 25%. The level of foreign investment is measured as the percentage of rights in the company (in terms of shares, rights to profits, voting and appointment of directors), and of combined share and loan capital, that are owned, directly or indirectly, by persons who are not residents of Israel. The determination as to whether a company qualifies as an FIC is made on an annual basis.
We are currently not entitled to tax benefits for Approved Enterprise.
Tax Benefits Subsequent to the 2005 Amendment
The 2005 Amendment applies to new investment programs commencing after 2004, but does not apply to investment programs approved prior to April 1, 2005. The 2005 Amendment provides that terms and benefits included in any certificate of approval that was granted before the 2005 Amendment became effective (April 1, 2005) will remain subject to the provisions of the Investment Law as in effect on the date of such approval. Pursuant to the 2005 Amendment, the Investment Center will continue to grant Approved Enterprise status to qualifying investments. The 2005 Amendment, however, limits the scope of enterprises that may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise’s income be derived from exports.

The 2005 Amendment provides that Approved Enterprise status will only be necessary for receiving cash grants. As a result, it was no longer necessary for a company to obtain Approved Enterprise status in order to receive the tax benefits previously available under the alternative benefits track. Rather, a company may claim the tax benefits offered by the Investment Law directly in its tax returns, provided that its facilities meet the criteria for tax benefits set forth in the amendment. Companies are entitled to approach the Israeli Tax Authority for a pre-ruling regarding their eligibility for benefits under the Investment Law, as amended.
In order to receive the tax benefits, the 2005 Amendment states that a company must make an investment which meets all of the conditions, including exceeding a minimum investment amount specified in the Investment Law. Such investment allows a company to receive “Benefited Enterprise” status, and may be made over a period of no more than three years from the end of the year in which the company requested to have the tax benefits apply to its Benefited Enterprise. Where the company requests to apply the tax benefits to an expansion of existing facilities, only the expansion will be considered to be a Benefited Enterprise and the company’s effective tax rate will be the weighted average of the applicable rates. In this case, the minimum investment required in order to qualify as a Benefited Enterprise is required to exceed a certain percentage of the value of the company’s production assets before the expansion.
The extent of the tax benefits available under the 2005 Amendment to qualifying income of a Benefited Enterprise depend on, among other things, the geographic location in Israel of the Benefited Enterprise. The location will also determine the period for which tax benefits are available. Such tax benefits include an exemption from corporate tax on undistributed income for a period of between two to 10 years, depending on the geographic location of the Benefited Enterprise in Israel, and a reduced corporate tax rate of between 10% and the applicable corporate tax for the remainder of the benefits period, depending on the level of foreign investment in the company in each year. A company qualifying for tax benefits under the 2005 Amendment which pays a dividend out of income derived by its Benefited Enterprise during the tax exemption period will be subject to corporate tax in respect of the gross amount of the dividend at the otherwise applicable corporate tax rate or a lower rate in the case of a qualified FIC which is at least 49% owned by non-Israeli residents. Dividends paid out of income attributed to a Benefited Enterprise are generally subject to withholding tax at source at the rate of 15% or such lower rate as may be provided in an applicable tax treaty.
The benefits available to a Benefited Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law and its regulations. If a company does not meet these conditions, it may be required to refund the amount of tax benefits, as adjusted by the Israeli consumer price index, and interest, or other monetary penalties.
We applied for tax benefits as a “Benefited Enterprise” with 2009 and 2011 as the “Years of Election.” We may be entitled to tax benefits under this regime in respect of the 2011 “Year of Election” once we are profitable for tax purposes and subject to the fulfillment of all the relevant conditions. If we do not meet these conditions, the tax benefits may not be applicable which would result in adverse tax consequences to us. Alternatively, and subject to the fulfillment of all the relevant conditions, we may elect in the future to irrevocably waive the tax benefits available for Benefited Enterprise and claim the tax benefits available to Preferred Enterprise under the 2011 Amendment (as detailed below).
Tax Benefits for a Preferred Enterprise
The Investment Law was significantly amended as of January 1, 2011, or the 2011 Amendment. The 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment.
The 2011 Amendment introduced new tax benefits for income generated by a “Preferred Company” through its “Preferred Enterprise,” in accordance with the definition of such term in the Investment Law, which generally means that a “Preferred Company” is an industrial company meeting certain conditions (including a minimum threshold of 25% export).

A Preferred Company is entitled to a reduced corporate tax rate of 16% (prior to 2014, the tax rates were 15% for 2011 and 2012 and 12.5% for 2013) with respect to its income derived from its Preferred Enterprise, unless the Preferred Enterprise is located in development area A, in which case the rate will be 7.5%, (prior to 2017, the tax rates were 10% for 2011 and 2012, 7% for 2013 and 9% for 2014 through 2016). Our operations are currently not located in development area A.
Dividends paid out of income attributed to a Preferred Enterprise are generally subject to withholding tax at the source at the rate of 20%, or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israeli Tax Authority allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld (although, if the funds are subsequently distributed to individuals or to non-Israeli residents (individuals and corporations), the withholding tax would apply).
We are currently not entitled to tax benefits for a Preferred Enterprise.

U.S. AND ISRAELI TAX CONSEQUENCES FOR OUR SHAREHOLDERS
The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. This section contains a discussion of material U.S. and Israeli tax consequences concerning the ownership and disposition of our ordinary shares purchased by investors in this offering. This summary does not discuss all the aspects of U.S. and Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under U.S. or Israeli law. Examples of this kind of investor include traders in securities or persons that own, directly or indirectly, 10% or more of our outstanding voting capital, all of whom are subject to special tax regimes not covered in this discussion.
SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.
Taxation of Our Shareholders
Capital Gains
Capital gain tax is imposed on the disposition of capital assets by an Israeli resident, and on the disposition of such assets by a non-Israeli resident if those assets are either (i) located in Israel, (ii) are shares or a right to a share in an Israeli resident corporation or (iii) represent, directly or indirectly, rights to assets located in Israel. The Israeli Tax Ordinance distinguishes between “Real Gain” and the “Inflationary Surplus.”
Real Gain is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli consumer price index between the date of purchase and the date of disposition. Inflationary Surplus is not currently subject to tax in Israel.
Real Gain accrued by individuals on the sale of our ordinary shares will be taxed at the rate of 25%. However, if the individual shareholder is a “Significant Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control at the time of the sale or at any time during the preceding 12 month period), such gain will be taxed at a rate of 30%. Furthermore, where an individual claimed real interest expenses and linkage differences on securities, the capital gain on the sale of the securities will be liable to a rate of 30%, this, until the determination of provisions and conditions for the deduction of real interest expenses and linkage differences under section 101A(a)(9) and 101A(b) of the Israeli Tax Ordinance.
Real Gain derived by corporations will be generally subject to the regular corporate tax rate (23% in 2018 and thereafter). Individual shareholders whose income from the sale of securities is considered as business income are taxed at the marginal tax rates applicable to business income (up to 47% in 2018, not including the Excess Tax). Either the purchaser, the Israeli stockbrokers or the Israeli financial institution through which the shares are held, is obliged to withhold tax in the amount of consideration paid upon the sale of securities (or the Real Capital Gain realized on the sale, if known) at the Israeli corporate tax rate (23% in 2018 and thereafter) or 25% in case the seller is an individual. The individual may provide an approval from the Israel Tax Authority for a reduced tax withholding rate, according to the applicable rate.
Notwithstanding the foregoing, capital gain derived from the sale of our ordinary shares by a non-Israeli shareholder may be exempt under the Israeli Tax Ordinance from Israeli capital gain tax provided that the seller does not have a permanent establishment in Israel to which the derived capital gain is attributed. However, non-Israeli corporations will not be entitled to the foregoing exemption if more than 25% of its means of control are held, directly and indirectly, by Israeli residents, or Israeli residents are entitled to 25% or more of the revenues or profits of the corporation, directly or indirectly. In addition, such exemption would not be available to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.
In addition, the sale of shares may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty. For example, the U.S.-Israel Tax Treaty exempts U.S. residents from Israeli capital gain tax in connection with such sale, provided (i) the U.S. resident owned, directly or indirectly, less than 10% of an Israeli resident company’s voting power at any time within the 12-month period preceding such sale, (ii) the seller, being an individual, is present in Israel for a period or periods of less than 183 days during the taxable year and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel.
In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source at a rate of 25% if the seller is an individual and at the corporate tax rate (23% in 2018 and thereafter) if the seller is a corporation. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.
Upon the sale of securities traded on a stock exchange a detailed return, including a computation of the tax due, must be filed and an advanced payment must be paid on January 31 and June 30 of every tax year in respect of sales of securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Israeli Tax Ordinance and regulations promulgated thereunder, the aforementioned return need not be filed and no advance payment must be paid. Capital gain is also reportable on the annual income tax return.
Dividends
We have never paid cash dividends. A distribution of a dividend by our company from income attributed to a Benefited Enterprise will generally be subject to withholding tax in Israel at a rate of 15% unless a reduced tax rate is provided under an applicable tax treaty. A distribution of a dividend by our company from income attributed to a Preferred Enterprise will generally be subject to withholding tax in Israel at the following tax rates: Israeli resident individuals - 20%; Israeli resident companies - 0% for a Preferred Enterprise; Non-Israeli residents - 20%, subject to a reduced rate under the provisions of any applicable double tax treaty. A distribution of dividends from income, which is not attributed to a Benefited Enterprise or Preferred Enterprise to an Israeli resident individual, will generally be subject to withholding tax at a rate of 25%, or 30% if the dividend recipient is a “Significant Shareholder” (as defined above) at the time of distribution or at any time during the preceding 12-month period. If the recipient of the dividend is an Israeli resident corporation, such dividend will not be subject to Israeli tax provided the income from which such dividend is distributed was derived or accrued within Israel.
The Israeli Tax Ordinance provides that a non-Israeli resident (either individual or corporation) is generally subject to Israeli withholding tax on the receipt of dividends at the rate of 25% (30% if the dividends recipient is a “Significant Shareholder” (as defined above), at the time of distribution or at any time during the preceding 12-month period); such rates may be reduced under the provisions of an applicable double tax treaty. Under the U.S.-Israel Tax Treaty. Under the U.S.-Israel Tax Treaty, the following withholding rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if the U.S. resident is a corporation which holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting share capital of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain type of interest or dividends, the rate is 12.5%, (ii) if both the conditions mentioned in clause (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate applicable to an Approved Enterprise, the rate is 15% and (iii) in all other cases, the rate is 25%. The aforementioned rates under the U.S.-Israel Double Tax Treaty will not apply if the dividend income was derived through a permanent establishment of the U.S. resident in Israel.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from a business conducted in Israel by the taxpayer and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.
Dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether or not the recipient is a “Significant Shareholder,” as defined above), unless relief is provided in a treaty between Israel and the shareholder’s country of residence and provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate is obtained in advance.
Excess Tax
Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income exceeding NIS 641,880 (for 2018 and thereafter), linked to the annual change in the Israeli consumer price index, including, but not limited to income derived from, dividends, interest and capital gains.
Foreign Exchange Regulations
Non-residents of Israel who hold our ordinary shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated, and may be restored at any time by administrative action.
Estate and Gift Tax
Israeli law presently does not impose estate or gift taxes.
Certain U.S. Federal Income Tax Consequences
The following is a description of certain U.S. federal income tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. This description addresses only the U.S. federal income tax consequences to holders that are initial purchasers of our ordinary shares pursuant to the offering and that will hold such ordinary shares as capital assets. This description does not address tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax‑exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

•	certain former citizens or long‑term residents of the United States;

•	persons that received our shares as compensation for the performance of services;

•	persons that will hold our shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our shares through such an entity;

•	S corporations;

•	holders that acquire ordinary shares as a result of holding or owning our preferred shares;

•	holders whose “functional currency” is not the U.S. dollar; or

•	holders that own directly, indirectly or constructively 10% or more of the voting power or value of our shares.
Moreover, this description does not address the U.S. federal estate, gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of our ordinary shares.
This description is based on the Code, existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service, or the IRS, will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or that such a position would not be sustained. Holders should consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of our ordinary shares in their particular circumstances.
For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

A “Non-U.S. Holder” is a beneficial owner of our ordinary shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).
If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of our ordinary shares in its particular circumstance.
You should consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares.
Distributions
Subject to the discussion below under “Passive Foreign Investment Company Considerations,” if you are a U.S. Holder, the gross amount of any distribution made to you with respect to our ordinary shares before reduction for any Israeli taxes withheld therefrom, other than certain distributions, if any, of our ordinary shares distributed pro rata to all our shareholders, generally will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a return of your adjusted tax basis in our ordinary shares and thereafter as either long-term or short-term capital gain depending upon whether the U.S. Holder has held our ordinary shares for more than one year as of the time such distribution is received. However, because we do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles, U.S. Holders should expect that the entire amount of any distribution generally will be reportable as dividend income. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” non-corporate U.S. Holders may qualify for the preferential rates of taxation with respect to dividends on ordinary shares applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that certain conditions are met, including the absence of certain risk reduction transactions. In addition, some corporate U.S. Holders may be entitled to a dividends received deduction. However, such preferential rate of taxation shall not apply if we are a PFIC for the taxable year in which we pay a dividend, or if we were a PFIC for the preceding taxable year. Likewise, such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders.
Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. If you are a U.S. Holder, dividends paid to you with respect to our ordinary shares will generally be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. However, for periods in which we are a “U.S.-owned foreign corporation,” a portion of dividends paid by us may be treated as U.S. source solely for purposes of the foreign tax credit. We would be treated as a U.S.-owned foreign corporation if 50% or more of the total value or total voting power of our shares are owned, directly, indirectly or constructively by U.S. persons. To the extent any portion of our dividends is treated as U.S. source income pursuant to this rule, the ability of a U.S. Holder to claim a foreign tax credit for any Israeli withholding taxes payable in respect of our dividends may be limited. A U.S. Holder entitled to benefits under the U.S.-Israel Tax Treaty may, however, elect to treat any dividends as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. Holder’s foreign tax credit. U.S. Holders should consult their own tax advisors about the impact of, and any exception available to, the special sourcing rule described in this paragraph, and the desirability of making, and the method of making, such an election.
The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.
Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income (or withholding) tax on dividends received by you on our ordinary shares, unless you conduct a trade or business in the United States and such income is effectively connected with that trade or business (or, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment or fixed base that such holder maintains in the United States).
Sale, Exchange or Other Taxable Disposition of Ordinary Shares
Subject to the discussion below under “Passive Foreign Investment Company Considerations,” if you are a U.S. Holder, you generally will recognize gain or loss on the sale, exchange or other taxable disposition of our ordinary shares equal to the difference between the amount realized on such sale, exchange or other taxable disposition and your adjusted tax basis in our ordinary shares, and such gain or loss will be capital gain or loss. If Israeli tax is imposed on the sale, exchange or other disposition of our ordinary shares, a U.S. Holder’s amount realized will include the gross amount of the proceeds before deduction of the Israeli tax. The adjusted tax basis in an ordinary share generally will be equal to the cost of such ordinary share. If you are a non‑corporate U.S. Holder, capital gain from the sale, exchange or other taxable disposition of ordinary shares is generally eligible for a preferential rate of taxation applicable to capital gains, provided that your holding period for such ordinary shares exceeds one year (i.e., such gain is long‑term capital gain). The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code.
Any gain or loss that a U.S. Holder recognizes from the sale, exchange or other taxable disposition of our ordinary shares generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes. Accordingly, because you may use foreign tax credits to offset only the portion of U.S. federal income tax liability that is attributed to foreign source income, you may be unable to claim a foreign tax credit with respect to the Israeli tax, if any, on gains from the sale, exchange or other taxable disposition of our ordinary shares. You should consult your tax advisor as to whether the Israeli tax on gains may be creditable against your U.S. federal income tax on foreign-source income from other sources.
Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements,” if you are not a U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of our shares, unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States;

•	or you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.
Passive Foreign Investment Company Considerations
A non‑U.S. corporation will generally be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in any taxable year in which, after applying certain look‑through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is “passive income”; or

•
at least 50% of the average quarterly value of its total gross assets (which, if it is a CFC for the year of the offering may be measured by the adjusted tax basis of its assets, and for subsequent years, assuming it is publicly traded, the total value of its assets may be measured in part by the market value of its ordinary shares, which is subject to change) is attributable to assets that produce passive income or are held for the production of passive income.

Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents and gains from commodities transactions and from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income may include cash, even if held as working capital or raised in a public offering, marketable securities and other assets that may produce passive income. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.
Our status as a PFIC will depend on the nature and composition of our income and the nature, composition and value of our assets from time to time. The 50% passive asset test described above is generally based on the fair market value of each asset, with the value of goodwill and going concern value determined in large part by reference to the market value of our ordinary shares, which may be volatile. If we are a CFC and not publicly traded throughout the relevant taxable year, however, the test may be applied based on the adjusted tax bases of our assets. Based on our belief that we may be classified as a CFC in the current taxable year in which this offering occurs and certain estimates of the adjusted tax bases of our assets, we believe that we may be classified as a PFIC in the current taxable year ended December 31, 2019. This determination is, however, subject to uncertainty. Our status may also depend, for example, on how quickly we utilize the cash proceeds from this offering in our business. Moreover, because PFIC status is based on our income, assets, and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for the 2019 taxable year or any subsequent year until after the close of the relevant year. Accordingly, no assurances can be made regarding our PFIC status in one or more subsequent years, and our U.S. counsel expresses no opinion with respect to our PFIC status in the taxable year ended December 31, 2018 or 2019, and also expresses no opinion with respect to our predictions or past determinations regarding our PFIC status in the past or in the future. We will determine whether we were a PFIC or not for each taxable year and make such determination available to U.S. Holders.
If we are a PFIC in any taxable year during which a U.S. Holder owns ordinary shares, such U.S. Holder could be liable for additional taxes and interest charges upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the ordinary shares, and (2) any gain recognized on a sale, exchange or other taxable disposition, including a pledge, of the ordinary shares, whether or not we continue to be a PFIC. In these circumstances, the tax will be determined by allocating such distribution or gain ratably over the U.S. Holder’s holding period for the ordinary shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax. If we are a PFIC for any year during which a U.S. Holder holds the ordinary shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds the ordinary shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to the ordinary shares. If such election is made, the U.S. Holder will be deemed to have sold the ordinary shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be subject to the consequences described above. After the deemed sale election, the U.S. Holder’s ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC, unless we subsequently again become a PFIC.
If we are a PFIC for any taxable year during which a U.S. Holder holds the ordinary shares and one of our non-U.S. subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be subject to the rules described above on certain distributions by the lower-tier PFIC and a disposition of shares of the lower-tier PFIC, even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our subsidiaries.
The tax consequences that would apply if we were a PFIC would be different from those described above if a timely and valid “mark-to-market” election is made by a U.S. Holder for the ordinary shares held by such U.S. Holder. An electing U.S. Holder generally would take into account as ordinary income each year, the excess of the fair market value of the ordinary shares held at the end of the taxable year over the adjusted tax basis of such ordinary shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such ordinary shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted in prior years as a result of the mark-to-market election. The U.S. Holder’s tax basis in the ordinary shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other taxable disposition of the ordinary shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other taxable disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. If, after having been a PFIC for a prior taxable year, we cease to be classified as a PFIC, the U.S. Holder would not be required to take into account any latent gain or loss in the manner described above and any gain or loss recognized on the sale or exchange of the ordinary shares would be classified as a capital gain or loss.

A mark-to-market election is available to a U.S. Holder only for “marketable stock.” Generally, ordinary shares will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable Treasury Regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. The ordinary shares will be marketable stock as long as they remain listed on a qualified exchange, such as the NYSE or Nasdaq, and are regularly traded. A mark-to-market election will not apply to the ordinary shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any subsidiary that we own. Accordingly, a U.S. Holder may continue to be subject to the PFIC rules with respect to any lower-tier PFICs notwithstanding the U.S. Holder’s mark-to-market election for the ordinary shares.
The tax consequences that would apply if we were a PFIC would also be different from those described above if a U.S. Holder were able to make a valid “qualified electing fund,” or QEF, election.
If we are a PFIC, a U.S. Holder that makes a timely and valid QEF election for the first tax year in which the holding period of its shares begins generally will not be subject to the default PFIC rules discussed above with respect to its shares. Rather, a U.S. Holder that makes a timely and valid QEF election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of our ordinary earnings and net capital gain, if any. A U.S. Holder that makes a QEF election will be subject to U.S. federal income tax on such amounts for each tax year in which the company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the company. However, for any tax year in which the company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF election would not have any income inclusions as a result of the QEF election. If a U.S. Holder that made a QEF election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.
A U.S. Holder that makes a timely and effective QEF election with respect to the company generally (a) may receive a tax-free distribution from the company to the extent that such distribution represents “earnings and profits” of the company that were previously included in income by the U.S. Holder because of such QEF election and (b) will adjust such U.S. Holder’s tax basis in the shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF election. In addition, a U.S. Holder that makes a QEF election generally will recognize capital gain or loss on the sale or other taxable disposition of shares. A QEF election will be treated as “timely” if such QEF election is made for the first year in the U.S. Holder’s holding period for the shares in which the company was a PFIC. A U.S. Holder may generally make a timely QEF election by filing a completed IRS Form 8621, including a PFIC Annual Information Statement, with its U.S. federal income tax return for such year. A retroactive QEF election generally may be made only by filing a protective statement with such return and if certain other requirements are met or with the consent of the IRS. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the subsidiary PFIC for the QEF rules to apply to both PFICs.
A QEF election will apply to the tax year for which such QEF election is timely made and to all subsequent tax years, unless such QEF election is invalidated or terminated or the IRS consents to revocation of such QEF election. If a U.S. Holder makes a QEF election and, in a subsequent tax year, the company ceases to be a PFIC, the QEF election will remain in effect (although it will not be applicable) during those tax years in which the company is not a PFIC. Accordingly, if the company becomes a PFIC in another subsequent tax year, the QEF election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the company qualifies as a PFIC.
We will use commercially reasonable efforts to make available to U.S. Holders such information with respect to the company as is necessary for U.S. Holders to make QEF elections with respect to the company if we are classified as a PFIC. We may elect to provide such information on our website. Each

U.S. Holder should consult its own tax advisors regarding the availability of, procedure for making, and consequences of a QEF election with respect to the company’s shares.
Each U.S. Holder who is a shareholder of a PFIC must file an annual information report on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.
The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of these rules on the purchase, ownership and disposition of our ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to the ordinary shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the ordinary shares.
Medicare Tax
Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ordinary shares. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our ordinary shares.
Backup Withholding Tax and Information Reporting Requirements
U.S. backup withholding tax and information reporting requirements may apply to certain payments to certain holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, our ordinary shares made within the United States, or by a U.S. payor or U.S. middleman, to a holder of our ordinary shares, other than an exempt recipient (including a payee that is not a U.S. person that provides an appropriate certification and certain other persons). A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares within the United States, or by a U.S. payor or U.S. middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.
Foreign Asset Reporting
Certain U.S. Holders who are individuals are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.
The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of our ordinary shares. You should consult your tax advisor concerning the tax consequences of your particular situation.

UNDERWRITING
We are offering the ordinary shares described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Barclays Capital Inc. and Jefferies LLC are acting as book‑running managers of the offering and as representatives of the underwriters. We expect to enter into an underwriting agreement with the representatives on behalf of the underwriters. Subject to the terms and conditions of the underwriting agreement, we will agree to sell to the underwriters, and each underwriter will severally agree to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of ordinary shares listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Barclays Capital Inc.
Jefferies LLC
Oppenheimer & Co. Inc.
Piper Jaffray & Co.
Stifel, Nicolaus & Company, Incorporated
William Blair & Company, L.L.C.
Total

The underwriters will be committed to purchase all the ordinary shares offered by us if they purchase any shares. The underwriting agreement will also provide that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.
The underwriters propose to offer the ordinary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per share. After the initial offering of the shares to the public, if all of the ordinary shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters will have an option to buy up to 1,155,000 additional ordinary shares from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters will have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional ordinary shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per ordinary share less the amount paid by the underwriters to us per ordinary share. The underwriting fee is $      per share. The following table shows the per share and total underwriting discounts to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by the Company
	Without exercise of option to purchase additional shares exercise	With full exercise of option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts, will be approximately $2,224,542. We have agreed to reimburse the underwriters for certain expenses incurred in connection with, among others, the review and clearance by the Financial Industry Regulatory Authority, Inc. in an amount of up to $30,000. In addition, the underwriters have agreed to reimburse us for certain of the expenses incurred by us in connection with this offering.
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We will agree that we will not, subject to limited exceptions, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ordinary shares or securities convertible into or exchangeable or exercisable for any ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ordinary shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of our ordinary shares or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 180 days after the date of this prospectus, other than the ordinary shares to be sold hereunder and any ordinary shares issued upon the exercise of options granted under our existing share option plans.
Our directors and executive officers, and substantially all of our shareholders will enter into lock‑up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares (including, without limitation, ordinary shares or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a share option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of our ordinary shares or any security convertible into or exercisable or exchangeable for our ordinary shares.
We will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
We have applied to have our ordinary shares approved for listing on the NYSE under the symbol “TUFN.”
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling our ordinary shares in the open market for the purpose of preventing or retarding a decline in the market price of our ordinary shares while this offering is in progress. These stabilizing transactions may include making short sales of the ordinary shares, which involves the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in this offering, and purchasing ordinary shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ordinary shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase ordinary shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares, and, as a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over‑the‑counter market or otherwise.
Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded ordinary shares of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.
Neither we nor the underwriters can assure investors that an active trading market will develop for our ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of ordinary shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
Notice to Prospective Investors in the United Kingdom
In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order 2005, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order 2005 (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to Prospective Investors in Israel
This document does not constitute a prospectus under the Israel Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority nor have the securities offered under this document been approved or disapproved by the Israel Securities Authority or registered for sale in Israel. The ordinary shares will not be offered or sold to the public in Israel, except that the underwriters may offer and sell such shares, and distribute this prospectus to investors listed in the first addendum, or the Addendum, to the Israel Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the TASE, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors are required to complete and sign a questionnaire to confirm that they fall within the scope of the Addendum. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israel Securities Law.
Notice to Prospective Investors in Canada
The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES OF THE OFFERING
We estimate that our expenses in connection with this offering, other than underwriting discounts, will be as follows:

Expenses	Amount
SEC registration fee	$15,026
NYSE listing fee	110,420
FINRA filing fee	19,096
Printing and engraving expenses	130,000
Legal fees and expenses	1,700,000
Accounting fees and expenses	200,000
Miscellaneous costs	220,000
Total	$2,394,542

All amounts in the table are estimates except the SEC registration fee, the NYSE listing fee and the FINRA filing fee. We will pay all of the expenses of this offering listed above.

LEGAL MATTERS
The validity of the ordinary shares being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co., Tel Aviv, Israel. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by White & Case LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goldfarb Seligman & Co., Tel Aviv, Israel, with respect to Israeli law, and by Goodwin Procter LLP, Boston, Massachusetts, with respect to U.S. law.
EXPERTS
The consolidated financial statements as of December 31, 2017 and 2018 and for the years then ended included in this prospectus have been so included in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), an independent registered public accounting firm and member firm of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and any Israeli experts named in this registration statement, most of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because a majority of our assets and most of our directors, officers and such Israeli experts are located outside of the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.
We have irrevocably appointed Tufin Software North America, Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.
We have been informed by our legal counsel in Israel, Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws on the basis that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.
Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things, the following key conditions are met:

•
the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the judgment is enforceable according to the law of the foreign state in which the relief was granted;

•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel; and

•	the substance of the judgment and its enforcement is not contrary to the law, public policy, security or sovereignty of the State of Israel.
Even if the above conditions are met, an Israeli court will not enforce a U.S. judgment in a civil matter if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in NIS, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in NIS at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in non-Israeli currency. Pending collection, the amount of the judgment of an Israeli court stated in NIS ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our ordinary shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.
The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at www.sec.gov.
We are not currently subject to the informational requirements of the Exchange Act. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements which will be audited and reported on, with an opinion expressed, by an independent registered public accounting firm, and will furnish to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

TUFIN SOFTWARE TECHNOLOGIES LTD.
CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Tufin Software Technologies Ltd.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Tufin Software Technologies Ltd. and its subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, of redeemable convertible preferred shares and changes in shareholders deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principles
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for revenue recognition and the manner in which it accounts for forfeitures within share-based compensation in 2017.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited
Tel-Aviv, Israel
March 6, 2019, except for the effects of the reverse share split as discussed in Note 2(z) to the consolidated financial statements, as to which the date is April 1, 2019

We have served as the Company’s auditor since 2007.

TUFIN SOFTWARE TECHNOLOGIES LTD.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	December 31,
	2017	2018
Assets
CURRENT ASSETS:
Cash and cash equivalents	$14,700	$15,248
Restricted bank deposits	159	561
Accounts receivable (net of allowance for doubtful accounts of $63 and $97 at December 31, 2017 and December 31, 2018, respectively)	11,492	14,716
Deferred costs	207	288
Prepaid expenses and other current assets	1,257	5,152
Total current assets	27,815	35,965
NON CURRENT ASSETS:
Long-term restricted bank deposits	761	1,789
Property and equipment, net	1,829	2,563
Accrued severance fund	199	144
Deferred costs	3,754	5,025
Deferred tax assets	540	689
Deferred offering costs	—	730
Other non-current assets	228	228
Total non-current assets	7,311	11,168
Total assets	$35,126	$47,133

The accompanying notes are an integral part of the consolidated financial statements.

TUFIN SOFTWARE TECHNOLOGIES LTD.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share and per share data)

	December 31,
	2017	2018	2018 Pro forma Unaudited
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current maturities of long-term loan	$667	$222
Trade payables	640	3,096
Employee and payroll accrued expenses	9,247	9,976
Other accounts payables	2,014	4,890
Deferred revenues	16,690	18,172
Total current liabilities	29,258	36,356
NON-CURRENT LIABILITIES:
Long-term loan	222	—
Long-term deferred revenues	7,267	13,292
Liability for severance pay	287	220
Other non-current liabilities	421	512
Total non-current liabilities	8,197	14,024
Total liabilities	$37,455	$50,380
COMMITMENTS AND CONTINGENCIES (Note 9)
REDEEMABLE CONVERTIBLE PREFERRED SHARES:
Series A preferred shares of NIS 0.015 par value: 10,000,000 preferred shares authorized at December 31, 2017 and 2018; 7,592,803 preferred shares issued and outstanding at December 31, 2017 and 2018; no preferred shares issued and outstanding pro forma (unaudited)	5,073	5,073	—
Series B preferred shares of NIS 0.015 par value: 3,333,333 preferred shares authorized at December 31, 2017 and 2018; 2,668,333 preferred shares issued and outstanding at December 31, 2017 and 2018; no preferred shares issued and outstanding pro forma (unaudited)	4,310	4,310	—
Series C preferred shares of NIS 0.015 par value: 4,666,667 preferred shares authorized at December 31, 2017 and 2018; 4,621,592 preferred shares issued and outstanding at December 31, 2017 and 2018; no preferred shares issued and outstanding pro forma (unaudited)	12,416	12,416	—
Series D preferred shares of NIS 0.015 par value: 1,534,021 preferred shares authorized at December 31, 2017 and 2018; 1,534,021 preferred shares issued and outstanding at December 31, 2017 and 2018; no preferred shares issued and outstanding pro forma (unaudited)	4,900	4,900	—
TOTAL REDEEMABLE CONVERTIBLE PREFERRED SHARES	26,699	26,699	—

SHAREHOLDERS’ DEFICIT :
Ordinary shares of NIS 0.015 par value; 52,666,712 shares authorized at December 31, 2017 and 2018; 7,966,612 and 8,265,988 shares issued and outstanding at December 31, 2017 and 2018; 24,682,737 shares issued and outstanding pro forma (unaudited)	29	30	96
Additional paid-in capital	6,994	10,337	36,970
Accumulated deficit	(36,051)	(40,313)	(40,313)
TOTAL SHAREHOLDERS’ DEFICIT	(29,028)	(29,946)	(3,247)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT	$35,126	$47,133	$47,133

The accompanying notes are an integral part of the consolidated financial statements.

TUFIN SOFTWARE TECHNOLOGIES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except share and per share data)

	Year ended December 31,
	2017	2018
Revenues:
Product	$30,855	$42,554
Maintenance and professional services	33,685	42,427
Total revenues	64,540	84,981
Cost of revenues:
Product	1,702	2,324
Maintenance and professional services	7,778	11,112
Total cost of revenues	9,480	13,436
Gross profit	55,060	71,545
Operating expenses:
Research and development	17,672	21,363
Sales and marketing	35,042	46,092
General and administrative	4,608	6,022
Total operating expenses	57,322	73,477
Operating loss	$(2,262)	$(1,932)
Financial income (loss), net	267	(1,047)
Loss before taxes on income	$(1,995)	$(2,979)
Taxes on income	(797)	(1,283)
Net loss	$(2,792)	$(4,262)
Basic and diluted net loss per ordinary share	$(0.35)	$(0.53)
Weighted average number of shares used in computing net loss per ordinary share, basic and diluted	7,872,545	8,045,647
Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)		$(0.17)
Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)		24,462,397

The accompanying notes are an integral part of the consolidated financial statements.

TUFIN SOFTWARE TECHNOLOGIES LTD.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED SHARES AND CHANGES IN SHAREHOLDERS’ DEFICIT
U.S. dollars in thousands (except share data)

	Redeemable Convertible Preferred Shares		Ordinary shares		Additional paid-in capital	Accumulated deficit	Total capital deficiency
	Number of Shares	Amount	Number of Shares	Amount
Balance as of January 1, 2017	(*) 16,416,749	$26,699	7,631,687	$28	$4,352	$(36,748)	$(32,368)
Cumulative effect adjustment resulting from adoption of new accounting principles (see note 2)					138	3,489	3,627
Issuance of ordinary shares upon exercise of options			334,925	1	394		395
Compensation related to options granted to employees and service providers					2,110		2,110
Net loss						(2,792)	(2,792)
Balance as of December 31, 2017	16,416,749	26,699	7,966,612	29	6,994	(36,051)	(29,028)
Issuance of ordinary shares upon exercise of options			299,376	1	162		163
Compensation related to options granted to employees and service providers					3,181		3,181
Net loss						(4,262)	(4,262)
Balance as of December 31, 2018	16,416,749	$26,699	8,265,988	$30	$10,337	$(40,313)	$(29,946)

(*)	The total number of redeemable convertible preferred shares includes 27,778 shares representing receipt on account of preferred A shares.
The accompanying notes are an integral part of the consolidated financial statements.

TUFIN SOFTWARE TECHNOLOGIES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,
	2017	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,792)	$(4,262)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	368	956
Bad debt expense	63	34
Compensation related to options granted to employees and service providers	2,110	3,181
Liability for employee rights upon retirement	(65)	(67)
Other	—	380
Change in operating assets and liability items:
Accounts receivable	(7,354)	(3,258)
Prepaid expenses and other current assets	36	(3,895)
Deferred costs	(449)	(1,352)
Deferred taxes and other non-current assets	(905)	(149)
Trade payables	(253)	2,456
Employee and payroll accrued expenses	3,380	729
Other accounts payable and non-current liabilities	(43)	2,367
Deferred revenues	5,476	7,507
Net cash provided by (used in) operating activities	(428)	4,627
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(889)	(1,690)
Amounts withdrawn from severance fund	50	55
Net cash used in investing activities	(839)	(1,635)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	395	163
Deferred offering costs	—	(130)
Payment of long-term loan	(668)	(667)
Net cash used in financing activities	(273)	(634)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4)	(380)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(1,544)	1,978
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	17,164	15,620
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$15,620	$17,598

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Property and equipment purchased but not yet paid	$315
Unpaid offering costs	$600

The accompanying notes are an integral part of the consolidated financial statements.

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:	GENERAL
Tufin Software Technologies Ltd. (together with its subsidiaries, “Tufin” or the “Company”) is an Israeli company that develops, markets and sells software-based solutions that help organizations visualize, define and enforce a unified security policy across complex, heterogeneous network environments. Tufin’s solutions automate security policy management, and allow organizations to gain visibility and control over their IT and cloud environments. Substantially all of the Company’s sales of products and services worldwide are made through a global network of distributors and resellers, which sell the products and services to their end-user customers.
Tufin Software Technologies Ltd. (the “Company”) was incorporated as an Israeli company on January 2, 2005 and commenced operations on that date. The Company has incorporated wholly owned subsidiaries in the United States, the United Kingdom, Germany, France and Australia, primarily for marketing or distribution of its products.
The Company has an accumulated deficit of $40 million. The Company expects its operating expenses to increase significantly as it continues to expand sales and marketing efforts, invest in research and development and continue to expand its operations in existing and new geographies and vertical markets. It also expects to continue to devote significant research and development resources to its on-premise and cloud solutions. There can be no assurance that the Company will achieve profitability in the future or that, if the Company does become profitable, it will be able to sustain profitability.
The Company has one operating segment. Entity-wide disclosures on revenues and property, plant and equipment are presented in Note 16.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

a.	Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company evaluates on an ongoing basis its assumptions, including those related to contingencies, income taxes, deferred taxes, share-based compensation, as well as in estimates used in applying the revenue recognition policy. The Company’s management believes that the estimates, judgment and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

b.	Principles of Consolidation
The consolidated financial statements comprise the financial statements of Tufin Software Technologies Ltd. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

c.	Functional Currency
A majority of the Company’s revenues is generated in U.S. dollars. In addition, the investments in the Company have been in U.S. dollars and the substantial majority of the Company’s costs are incurred in U.S. dollars and New Israeli Shekels (“NIS”). The Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the Company and each of its subsidiaries operates. Thus, the functional currency of the Company is the U.S. dollar.

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accordingly, monetary balances maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars in accordance with Statement of the Accounting Standard Codification (“ASC”) No. 830 “Foreign Currency Matters” (“ASC No. 830”). All transaction gains and losses of the re-measured monetary balance sheet items are reflected in the statement of operations as financial income or expenses, as appropriate.

d.	Cash and Cash Equivalents
Cash equivalents are short-term highly liquid deposits that are readily convertible to cash with original maturities of three months or less, at the date acquired.

e.	Restricted Bank Deposits
As of December 31, 2017 and 2018, the Company’s bank deposits were denominated in U.S. dollars and NIS and bore yearly interest at weighted average deposits rates of 0.14%. Bank deposits are presented at their cost, including accrued interest. These deposits are used as security for the rental of premises, credit cards and for the Company's hedging activities.

f.	Accounts Receivable
Accounts receivable are presented in the Company’s consolidated balance sheet net of allowance for doubtful accounts. The Company estimates the collectability of its accounts receivable balances and adjusts its allowance for doubtful accounts accordingly.
On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts based on past write-offs and collections, current credit conditions and the age of the balances. The Company evaluates a number of factors to assess collectability, including an evaluation of the creditworthiness of the specific customer, past due amounts, payment history, and current economic conditions.
When revenue recognition criteria are not met for a sale transaction that has been billed, the Company does not recognize deferred revenues on the balance sheet or the related account receivable. Accordingly, as of December 31, 2017 and 2018, an amount of $16,375 thousand and $25,165 thousand, respectively, were offset from accounts receivable.

g.	Property and Equipment
Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the residual value of the related assets at the following annual rates:

%
Furniture and fixtures	2-6
Computers and software	33
Leasehold improvements	10-33
Electronic equipment	15-33

Leasehold improvements are depreciated by the straight-line method over the term of the lease (including reasonably assured option periods, if applicable), or the estimated useful life of the improvements, whichever is shorter.

h.	Long-Lived Assets
The long-lived assets of the Company are reviewed for impairment in accordance with ASC No. 360, “Property, Plant and Equipment” (“ASC No. 360”), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During the years ended December 31, 2017 and 2018, no impairment triggering events were identified.

i.	Severance Pay
Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances. Pursuant to section 14 of the Severance Compensation Act, 1963 ("Section 14"), all of the Company’s employees in Israel are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies.
Payments under Section 14 relieve the Company from any future severance payment obligation with respect to those employees and, as such, the Company may only utilize the insurance policies for the purpose of disbursement of severance pay. As a result, the Company does not recognize an asset nor liability for these employees.
As of December 31, 2017 and 2018, all the Company’s employees in Israel are subject to Section 14.
The accrued severance fund presented an asset and the liability for severance pay presented in the balance sheet reflects employees that began employment prior to Section 14.

j.	Revenue Recognition
Effective January 1, 2017, the Company elected to early adopt the requirements of Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (“Topic 606”) on a modified retrospective basis and applied the new standard only to contracts that were not completed contracts as of January 1, 2017.
The Company follows five steps to record revenue under Topic 606: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies its performance obligations.
For each arrangement the Company assesses whether it is acting as the principal that has promised to provide goods or services to its customers or an agent which arranges for goods or services to be provided by the principal to an end customer. The Company has determined that for its contracts it is the principal since it is primarily responsible for fulfilling the promise to provide the specified good or service. The Company’s revenue is reported net of discounts, sales tax, value added tax and related surcharges.
The Company generates revenues from selling (i) software license (perpetual and term-based), (ii) maintenance, (iii) hardware and (iv) professional services. The Company sells its products and services primarily through distributors and resellers and also through its direct sales force.
The Company determines the appropriate revenue recognition for its contracts with customers by analyzing the type, terms and conditions of each contract or arrangement with a customer. The Company classifies the components of revenue as product or services revenue based on the attributes of the underlying performance obligations. Accordingly, software license and hardware are classified as product revenues.
The most significant impact of Topic 606 related to the accounting treatment for term license arrangements and costs to obtain customer contracts. Under the previous revenue recognition standard, the Company recognized term license revenues ratably over the contract period whereas under the new revenue standard term license revenues are recognized upfront, upon delivery, and the associated maintenance revenues are deferred and recognized over the contract period. As a result, upon adoption of Topic 606 on January 1, 2017, the Company recognized a decrease in its deferred revenues amounting to $1,139 thousand with a corresponding adjustment to retained earnings (which decreased the

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

accumulated deficit). The Company has considered the impact of the guidance in ASC 340-40, “Other Assets and Deferred Costs” under the new standard. Under the Company’s previous accounting policy, sales commissions were expensed as incurred. The new standard requires the capitalization of all incremental costs that the Company incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained, provided the Company expects to recover the costs. Amortization expense is included in sales and marketing expenses in the accompanying consolidated statements of operations and recorded on a straight-line basis over the expected period of benefit, which is the customer relationship period. Additionally, these costs are periodically reviewed for impairment. As a result, upon adoption of Topic 606 on January 1, 2017, the Company recognized a deferred cost asset amounting to $3,512 thousand with a corresponding adjustment to retained earnings (which decreased the accumulated deficit). Furthermore, as a result of the adoption of Topic 606, the Company recognized on January 1, 2017 the related tax effect of $1,024 thousand as an adjustment to retained earnings (which increased the accumulated deficit).
The Company’s contract payment terms typically range between 30 and 120 days. The Company assesses collectability based on several factors, including collection history.
The Company elected to disregard the effects of a financing component when the period between when the entity transfers a promised good or service to the customer and when the customer pays for that good or service is one year or less.
Nature of Products and Services
The Company’s on-premise software licenses are sold through both perpetual and term-based license agreements. These licensing arrangements provide customers with the same product functionality and differ mainly in the duration over which the customer benefits from the software. The Company delivers its software licenses electronically. Electronic delivery occurs when the Company provides the customer with access to the software and license key via a secure portal. Revenue from on-premise software licenses is generally recognized upfront at the point in time when the software is made available to the customer. Hardware revenue is recognized upon delivery which is the point in time at which control has passed.
The Company’s contracts with customers for on-premise software licenses include maintenance services and may also include training and professional services. Maintenance services agreements consist of fees for providing software updates on an if and when available basis and for providing technical support for software products for a specified term. Both software updates and technical support have the same pattern of transfer to the customer. Revenues related to training services are billed on a fixed fee basis and are recognized as the services are performed. Payments received in advance of services performed are deferred and recognized when the related services are performed. Revenues related to professional services are billed on a time and materials basis and are recognized as the services are performed.
In contracts with multiple performance obligations, the Company accounts for individual performance obligations separately if they are distinct. The Company allocates the transaction price to each performance obligation based on its relative standalone selling price out of total consideration of the contract. For maintenance and support, the Company determines the standalone selling price based on the price at which the Company separately sells a renewal contract. The Company determines the standalone selling price for sales of licenses using the residual approach. For professional services, the Company determines the standalone selling prices based on the price at which the Company separately sells those services.

k.	Cost of Revenues
Cost of product revenues consist primarily of costs associated with the processing and the delivery of the Company’s software licenses to the customers as well as third-party hardware and related shipping costs. Cost of maintenance and professional services revenues consist primarily of personnel costs responsible for providing maintenance and support and professional services. The Company sources its hardware from a single third-party provider based in the U.S.

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

l.	Accounting for Share-Based Compensation
The Company accounts for share-based compensation in accordance with ASC No. 718, “Compensation-Stock Compensation” (“ASC 718”). ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an Option-Pricing Model (“OPM”). The grant date fair value of the award is recognized as an expense in the Company’s consolidated statements of operations based on the graded vesting attribution method over the related requisite service period.
Effective January 1, 2017, the Company applies the requirements of Accounting Standards Update (ASU) 2018-07, Improvements to Nonemployee Share-Based Payment Accounting. Accordingly, share based payment transactions with non-employees are accounted for similarly to employees accounted for under ASC 718.
The Company selected the Black-Scholes-Merton option pricing model as the most appropriate fair value method for its stock options awards. The Company’s option pricing model requires the input of highly subjective assumptions, including estimated fair value of ordinary share price, the expected share price volatility and expected term. Any changes in these highly subjective assumptions would significantly impact the share-based compensation expense.
The fair value of options granted to employees and non-employee is estimated at the date of grant using the following assumptions:
The risk-free interest rate assumption is the implied yield currently available on United States treasury zero-coupon issues with a remaining term equal to the expected life of the Company’s options. The dividend yield assumption is based on the Company’s historical experience and expectation of no future dividend payouts and may be subject to substantial changes in the future. The Company has historically not paid cash dividends and has no foreseeable plans to pay cash dividends in the future. The expected share price volatility is based on the historical volatility of the ordinary shares of comparable companies that are publicly traded. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The fair value of the Company’s ordinary shares underlying the share-based awards as of December 31, 2017 and 2018 were estimated using the hybrid method which takes into consideration a probability-weighted of a non-IPO scenario (which is based on the income approach) and an IPO scenario.
Effective as of January 1, 2017, the Company adopted Accounting Standards Update 2016-09, “Compensation—Stock Compensation (Topic 718)” (“ASU 2016-09”) on a modified retrospective basis. ASU 2016-09 permits entities to make an accounting policy election related to how forfeitures will impact the recognition of compensation cost for share-based compensation, which is to estimate the total number of awards for which the requisite service period will not be rendered or to account for forfeitures as they occur. Upon adoption of ASU 2016-09, the Company elected to change its accounting policy to account for forfeitures as they occur. The change was applied on a modified retrospective basis with a cumulative-effect adjustment to retained earnings of $138 thousand (which increased the accumulated deficit) as of January 1, 2017.

m.	Research and Development Costs
ASC 985 requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.
Based on the Company’s product development process, technological feasibility is established upon completion of a working model. The Company does not incur material costs between the completion of the working model and the point at which the products are ready for general release. Therefore, research and development costs are charged to the statement of operations as incurred.

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

n.	Sales and Marketing
Marketing expenses consist primarily of marketing campaigns and tradeshows. Marketing expenses are charged to the statement of operations, as incurred. Marketing expenses for the years ended December 31, 2017 and 2018, amounted to $5,883 thousand and $8,093 thousand, respectively.

o.	Income Taxes
Income taxes are accounted for using the asset and liability approach under ASC-740, “Income Taxes” (“ASC-740”). The asset and liability approach require the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.
The measurement of current and deferred tax liabilities and assets is based on provisions of the relevant tax law. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.
ASC-740 also clarifies the accounting and reporting for uncertainties in income tax. ASC-740 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.
The Company classifies interest and penalties recognized in the financial statements relating to uncertain tax positions within taxes on income.

p.	Basic and Diluted Net Loss Per Share:
Basic net loss per ordinary share is computed by dividing net loss for each reporting period by the weighted-average number of ordinary shares outstanding during the year. Diluted loss per ordinary share is computed by dividing net loss for each reporting period by the weighted average number of ordinary shares outstanding during the period, plus dilutive potential ordinary shares considered outstanding during the period, in accordance with ASC 260-10 “Earnings Per Share”.
The calculation of diluted net loss per share excludes potential share issuances of ordinary shares upon the exercise of share option, warrants to purchase ordinary shares and redeemable preferred shares as the effect is anti-dilutive.
The total number of shares related to outstanding options, warrants to purchase ordinary shares and redeemable preferred shares that have been excluded from the calculation of diluted net loss per share for the years ended December 31, 2017 and 2018 were 6,102,593, 26,667 and 16,416,749 (out of which 27,778 shares represent receipt on account of preferred A shares) and 6,750,259 , 26,667 and 16,416,749 (out of which 27,778 shares represent receipt on account of preferred A shares), respectively.

q.	Concentration of Credit Risks
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, restricted bank deposits, trade receivables and derivative instruments.
The Company's cash and cash equivalents and restricted bank deposits are invested with major banks in Europe, Israel and the United States. Generally, these investments may be redeemed upon demand and the Company believes that the financial institutions that hold the Company’s cash deposits are financially sound and, accordingly, bear minimal risk.
The trade receivables of the Company are mainly derived from sales to a diverse set of customers located primarily in the United States, Europe and Asia. The Company performs credit evaluations of its customers and, to date, has not experienced any significant losses from bad debts.

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2017 and 2018, each of the following distributors comprised more than 10% of the Company’s accounts receivable:

	December 31,
	2017	2018
Customer A	17%	8%
Customer B	13%	11%
Customer C	12%	2%
Customer D	10%	1%
Customer E	10%	—
Customer F	3%	12%
Customer G	—	13%

For purposes of this calculation, the Company assessed distributors by aggregating distributors within the same holding group.
The Company has entered into foreign currency exchange derivatives with major banks to protect against the risk of changes in exchange rates. The derivative instruments hedge a portion of the Company’s non-dollar currency exposure.

r.	Derivative Instruments and Hedging Activities
The Company is exposed to global market risks and to the risk that its earnings, cash flows and equity could be adversely impacted by fluctuations in foreign exchange rates. As part of the Company’s risk management strategy, it uses foreign currency exchange forward contracts and other derivative to hedge against certain foreign currency exposures. The Company does not enter into derivative transactions for trading purposes. The Company recognizes these derivative instruments as either assets or liabilities in the consolidated balance sheets at their fair value. Derivatives in a gain position are reported in other current assets in the consolidated balance sheets and derivatives in a loss position are recorded in other accounts payables in the consolidated balance sheets, on a gross basis.
All derivative contracts enter into by the Company are classified as non-hedging instruments and accordingly the Company records the changes in fair value of derivative instruments in financial income, net in the consolidated statements of operations.

s.	Comprehensive Loss
There are no items of other comprehensive income or loss generated or incurred by the Company other than net loss. Thus, there are no differences between net loss and comprehensive loss.

t.	Statement of Cash Flows
On January 1, 2017, the Company early adopted ASU 2016-18 “Statement of Cash Flows (Topic 230): Restricted Cash”, which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows.

u.	Fair Value of Financial Instruments
The Company applies ASC No. 820, “Fair Value Measurements and Disclosures” (“ASC 820”), with respect to fair value measurements of all financial assets and liabilities.
The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of foreign currency contracts (used for hedging purposes) is estimated by obtaining current quotes from banks.
Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:
Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.
Level 2 - Inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the assets or liabilities, either directly or indirectly through market corroboration, for substantially the full term of the financial instruments.
Level 3 - Inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. The inputs require significant management judgment or estimation.
In accordance with ASC 820, the Company measures its foreign currency derivative instruments, at fair value using the market approach valuation technique. Foreign currency derivative contracts as detailed in note 3 are classified within the Level 2 value hierarchy, as the valuation inputs are based on quoted prices and market observable data of similar instruments.

v.	Legal Contingencies
From time to time, the Company becomes involved in legal proceedings or is subject to claims arising in its ordinary course of business. Such matters are generally subject to many uncertainties and outcomes are not predictable with assurance. The Company accrues for contingencies when the loss is probable, and it can reasonably estimate the amount of any such loss. The Company is currently not a party to any material legal or administrative proceedings and, is not aware of any material pending or threatened material legal or administrative proceedings against the Company.

w.	Unaudited Pro Forma Consolidated Balance Sheet
The unaudited pro forma consolidated balance sheet information has been prepared assuming the automatic conversion of all of the outstanding shares of redeemable convertible preferred stock into 16,416,749 ordinary shares upon the closing of an initial public offering contemplated by the Company (“IPO”). The unaudited pro forma consolidated balance sheet as of December 31, 2018 (unaudited) has been prepared as though the conversion and reclassification had occurred as of that date.

x.	Unaudited Pro Forma Net Loss Per Share Attributable to Common Stockholders
In contemplation of an IPO, the unaudited pro forma net loss per share attributable to common stockholders, basic and diluted, have been calculated assuming the automatic conversion of all series of the Company’s outstanding redeemable convertible preferred stock (using the as-if converted method) into ordinary shares.

y.	Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-12, Leases (Topic 842) including following updates and amendments which were issued during 2017 and 2018 (the standard and its amendments - “ASC 842” or “The new standard”). The new standard requires the lessees to put most leases on their balance sheet. The new standard states that the lessee will recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. Expenses related to leases determined to be operating leases will be recognized on a straight-line basis, while those determined to be financing leases will be recognized

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

following a front-loaded expense profile in which interest and amortization are presented separately in the income statement. The new standard also enhances the disclosures about leasing arrangements.
The new standard is effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within those annual reporting periods, with early adoption permitted. The Company will adopt the new standard on January 1, 2019, using the modified retrospective approach, at the effective date, without adjusting the comparative periods.
The new standard provides a number of optional practical expedients and the Company expects to elect the following:

a.
Transition practical expedients: The Company expects to elect the package of practical expedients that permits it not reassess under the new standard its prior conclusions about lease identification, lease classification, and initial direct costs, as well as the practical expedient that permits it not to assess existing land elements under the new standard. In addition, the Company expects to apply the practical expedient that allows using hindsight with respect to determining the lease term and in assessing any impairment of right-of-use assets for existing leases.

b.	Ongoing accounting policy expedients - The Company expects to elect the following expedients:

a.	the short-term lease recognition exemption whereby right-of-use (“ROU”) assets and lease liabilities will not be recognized for leasing arrangements with terms less than one year, and

b.	not separating lease and non-lease components for all real estate assets.
In addition, the Company expects to apply the portfolio approach under the new standard, mainly with respect to determination of incremental borrowing rate.
Under all of the Company’s lease arrangements, the Company is the lessee (for assets such as real estates and vehicles), in an operating lease.
The Company currently expects to recognize on January 1, 2019 additional operating lease liabilities ranging from $14 million to $15 million, with corresponding ROU assets. Furthermore, the ROU assets will be adjusted and reduced for accrued rent liability amounting to $700 thousand.
In June 2016, the FASB Issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The new standard requires financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The standard will be effective for the Company beginning January 1, 2020, with early adoption permitted. The Company is evaluating the impact of adopting this new accounting standard on its consolidated financial statements.
In August 2017, the FASB issued ASU 2017-12, “Targeted Improvements to Accounting for Hedging Activities.” The standard better aligns an entity’s hedging activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results in the financial statements. The standard will prospectively make hedge accounting easier to apply to hedging activities and also enhances disclosure requirements for how hedge transactions are reflected in the financial statements when hedge accounting is elected. The standard is effective for fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact of adopting this new accounting standard on its consolidated financial statements; however, such impact, if any, is not expected to be material.

z.	Reverse Share Split
On March 21, 2019, the shareholder general meeting of the Company approved a 1.5:1 reverse share split, which was effected on the date thereof.

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

References made to outstanding shares or per share amounts in the accompanying consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect this one for one and half (1:1.5) reverse stock split.
The number of authorized shares as reflected on the Consolidated Balance Sheets was affected by the reverse stock split and accordingly has been adjusted. See Note 13 for additional information.

NOTE 3:	FAIR VALUE MEASUREMENT
The following tables summarize the Company’s financial assets and liabilities that are carried at fair value on a recurring basis, by fair value hierarchy, on the consolidated balance sheet:

	December 31,
	2017	2018
	(U.S. $ in thousands)
	Level 2	Level 2
Assets:
Foreign exchange contracts not designated as hedging instruments	$40	$90
Liabilities:
Foreign exchange contracts not designated as hedging instruments	1	388
	$39	$(298)

The Company’s foreign exchange forward contracts are classified as Level 2, as they are not actively traded and are valued using pricing models that use observable market inputs, including interest rate curves and both forward and spot prices for currencies (Level 2 inputs).
Other financial instruments consist mainly of cash and cash equivalents, restricted bank deposits, accounts receivable, bank loan, accounts payable and other accounts payables. The fair value of these financial instruments approximates their carrying values.

NOTE 4:	CASH, CASH EQUIVALENTS AND RESTRICTED CASH
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the statement of financial position that sum to the total of the same such amounts shown in the statement of cash flows.

	December 31,
	2017	2018
	(U.S. $ in thousands)
Cash and cash equivalents	$14,700	$15,248
Restricted bank deposits	159	561
Long-term restricted bank deposits	761	1,789
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$15,620	$17,598

Amounts included in restricted cash represent those required to be set aside by a contractual agreement with lease, hedging and credit card transactions.
Total interest paid for the years ended December 31, 2017 and 2018 were $137 thousand and $95 thousand, respectively.

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total taxes paid for the years ended December 31, 2017 and 2018 were $1,386 thousand and $1,027 thousand, respectively.

NOTE 5:	PROPERTY AND EQUIPMENT, NET

	December 31,
	2017	2018
	(U.S. $ in thousands)
Property and equipment, net:
Cost:
Furniture and fixtures	$471	$1,057
Computers and software	2,531	3,175
Leasehold improvements	684	852
Electronic equipment	1,127	1,419
	4,813	6,503
Less - Accumulated depreciation	2,984	3,940
	$1,829	$2,563

In July 2018, the Company entered into a long-term lease agreement for new offices in Israel until January 31, 2029 with an option to extend until January 31, 2034 (note 9c). As a result, the Company recognized accelerated depreciation for furniture and fixtures and leasehold improvements that belong to the old offices. The start date of the accelerated depreciation applied at July 1, 2018 until March 31, 2019, which reflects the remaining useful life of those assets.

NOTE 6:	OTHER ACCOUNTS PAYABLES

	December 31,
	2017	2018
	(U.S. $ in thousands)
Accrued expenses	$1,622	$4,116
Accrued taxes	369	468
Other	23	306
	$2,014	$4,890

As of December 31, 2018 accrued expenses included an amount of $2,816 thousand related to the Company’s lease agreement for new offices as described in note 9c.

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7:	DEFERRED REVENUES AND DEFERRED COSTS

	December 31,
	2017	2018
	(U.S. $ in thousands)
Deferred revenues:
Deferred product revenues	$1,281	$917
Deferred maintenance and professional services revenues	39,051	55,712
	40,332	56,629
Less - amounts offset from accounts receivable	(16,375)	(25,165)
Deferred revenues	23,957	31,464
The change in deferred revenues:
Balance at beginning of year	30,061	40,332
Adoption of ASC 606	(1,139)	—
Deferred revenue relating to new sales	34,393	44,667
Revenue recognition during the year	(22,983)	(28,370)
Balance at end of year	40,332	56,629
Less - amounts offset from accounts receivable	(16,375)	(25,165)
Deferred revenues	$23,957	$31,464

As of December 31, 2017 and 2018, the total remaining performance obligation amounted to $40,332 thousand and $56,629 thousand, respectively. The Company expects that it will satisfy its remaining performance obligations over a period of three years during which, on December 31, 2017 and 2018, an amount of $27,504 thousand and $31,461 thousand, respectively, will be recognized in the next twelve months, which constitutes 68% and 56%, respectively, of total deferred revenues.
Assets Recognized from the Costs to Obtain a Contract with a Customer
The Company determined that certain costs related to its sales incentive programs meet the requirements to be capitalized and deferred. These assets are recorded as current and non-current assets. The Company amortizes these deferred costs over the benefit period, currently estimated to be four years. The Company considers the benefit period to exceed the initial contract term for certain costs because of anticipated renewals and because sales commission rates for renewal contracts are not commensurate with sales commissions for initial contracts.

	December 31,
	2017	2018
	(U.S. $ in thousands)
Balance at beginning of year	$—	$3,961
Adoption of ASC 606	3,512	—
Additional costs deferred	2,634	3,111
Amortization of deferred costs	(2,185)	(1,759)
Balance at end of year	$3,961	$5,313

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8:	LOAN AND CREDIT LINE
On August 4, 2015, the Company and its wholly owned US subsidiary entered into a Loan and Credit Agreement (hereafter, the “Agreements").
The Agreements provided the Company the following:

1)
A loan in the amount of $2 million accruing interest at a floating per annum rate equal to the Wall Street Journal prime rate plus 2.75%, and to be repaid in 36 equal monthly installments of principal plus the accrued interest. As of December 31, 2017, the total outstanding amount of the principal amount was $889 thousand, out of which $667 thousand were presented as current to be repaid in 2018 and $222 thousand presented as a long-term loan to be repaid in 2019. Total interest expenses in respect to the loan during 2017 and 2018 amounted to approximately $137 thousand and $218 thousand, respectively.

2)
An accounts receivable revolving line of credit of up to $6 million (the “Credit Line”). Based on several conditions the Company may draw under the Credit Line amounts of up to 80% of its eligible receivables, but not more than $6 million. Effective interest rates on the used credit line vary between 4.5% and 7.125% annually, based on meeting certain covenants set in the Credit Line agreements.

In January 2017, the Company increased the Credit Line to an amount of up to $10 million along with a one-year term extension to January 2018.
Upon expiration of the Credit Line term, the principal sum of any outstanding Credit Line, together with accrued and unpaid interest payable, will become due and payable. As of December 31, 2017 and 2018, the Company has not drawn any credit from this Credit Line facility.

3)
In 2018, the Company increased its available accounts receivable Credit Line facility to $15 million and extended its term through September 2019. Applicable interest rates have substantially remained the same.

4)	The agreements are subject to meeting certain covenants. As of December 31, 2017 and 2018, the Company was in compliance with these covenants.

NOTE 9:	COMMITMENTS AND CONTINGENT LIABILITIES

a.
Liens and Pledges: Against the Credit Line facilities described in Note 8, to secure the repayment of all amounts due or which may become due in connection with the Credit Line by the Company, the Company and its US subsidiary created a fixed and floating first-priority security interest on all assets of the Company and its subsidiaries (including non-tangible assets), as well as share pledges on the Company’s holdings in its subsidiaries. Furthermore, in accordance with the Agreements, the Company shall not pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock or shares.

b.	The Company has various liens granted to financial institutions to secure various operating lease agreements in connection with its office space.

c.
Lease commitments: The Company leases its facilities under various lease agreements which expire through 2029. In addition, the Company leases certain motor vehicles under certain car operating lease agreements which expire through 2020.

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2018, the Company entered into a long-term lease agreement for new offices in Israel until January 31, 2029 with an option to extend until January 31, 2034. The Company granted an additional lien to a financial institution to secure this operating lease agreement in an amount of $1,467 thousand. The aggregate minimum lease commitments under such new lease agreement are as follows:

(U.S. $ in thousands)
Year ending December 31:
2019	$1,013
2020	2,025
2021	2,025
2022	2,025
2023 and thereafter	12,320
$19,408

The aggregate minimum lease commitments under operating leases as of December 31, 2018 (including the amounts presented in the table above) are as follows:

(U.S. $ in thousands)
Year ending December 31:
2019	$1,457
2020	2,478
2021	2,486
2022	2,495
2023 and thereafter	12,528
$21,444

Rent expense for the years ended December 31, 2017 and 2018 was approximately $1,251 thousand and $2,396 thousand, respectively.

NOTE 10:	HEDGING ACTIVITIES
The Company carries out transactions involving foreign currency exchange derivative financial instruments. The transactions are designed to hedge the Company’s exposure in currencies other than the U.S. dollar, but are not designated as an accounting hedge. The Company is primarily exposed to foreign exchange risk with respect to recognized assets and liabilities and forecasted transactions denominated in NIS, Euro and GBP.

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2017 and 2018, the notional amounts of the Company’s outstanding exchange forward and zero cost collar contracts and other derivatives, not designated as accounting hedging instruments, were $2.9 million and $29.34 million, respectively, and were used to reduce foreign currency exposures of the NIS, Euro and GBP. With respect to such derivatives, for the years ended December 31, 2017 and 2018, losses of $1 thousand and $388 thousand, respectively, and gains of $40 thousand and $90 thousand, respectively, were recognized under financial expense, net.

	Balance sheet location	Notional Amount	Fair Value
		December 31, 2018	December 31, 2018
		(U.S. $ in thousands)
Assets derivatives - Foreign exchange contracts	Other current assets	17,081	$90
Liability derivatives - Foreign exchange contracts	Other accounts payables	12,265	$388

	Balance sheet location	Notional Amount	Fair Value
		December 31, 2017	December 31, 2017
		(U.S. $ in thousands)
Assets derivatives - Foreign exchange contracts	Other current assets	$2,307	40
Liability derivatives - Foreign exchange contracts	Other accounts payables	$631	1

NOTE 11:	REDEEMABLE CONVERTIBLE PREFERRED SHARES

a.	Between December 2007 and September 2014, the Company entered into four Preferred Share Purchase Agreements with certain investors.
As of December 31, 2017 and 2018, the Company’s redeemable convertible preferred shares of NIS 0.015 par value, amounted to $26,699 thousand.
Shares of redeemable convertible preferred stock are not mandatorily or currently redeemable. However, a liquidation or deemed liquidation events would constitute a redemption event that is outside of the Company’s control. As such, all shares of redeemable convertible preferred stock have been presented outside of permanent equity. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to the deemed liquidation values of such shares since a liquidation event was not probable at any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur.

b.	The rights, preferences and privileges with respect to the preferred shares are stipulated in the Company’s Articles of Association and a summary of significant provisions are as follows:

i.
Right of First Refusal: Until an IPO, each preferred shareholder shall have a right of first refusal with respect to a transfer of all or any of the shares or other securities of the Company by any shareholder with certain specified exceptions.

ii.
Bring Along: If, at any time prior to an IPO, shareholders holding at least 70% of the total preferred shares of all series (“Preferred Majority”) accept an offer to sell all of their shares to a third party pursuant to a purchase offer from such third party, and such offer is conditioned upon

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the sale of all remaining outstanding shares to such third party, then all remaining shareholders, including the founders of the Company, shall be required to sell their shares in such transaction, on the same terms and conditions of such purchase offer, provided that such purchase offer shall be allocated in accordance with the liquidation preferences.

iii.	Liquidation Preference: Until a qualified IPO, in the event of any liquidation or deemed liquidation, the assets shall be distributed among the shareholders as follows:

i.
The holders of preferred D shares shall be entitled to receive from the distributable proceeds an amount equal to 1.5 times their investment reduced by any amounts already paid to such holders in respect of their preferred D shares. In the event that the distributable proceeds shall be insufficient for such distribution as described above, then the distributable proceeds shall be distributed or allocated to the holders of preferred D shares on a pro-rata basis.

ii.
The holders of preferred C shares shall be entitled to receive from the remaining distributable proceeds (if any) their investment plus any declared but unpaid dividends, reduced by any amounts already paid to such holders in respect of their preferred C shares;

iii.
The holders of preferred B shares shall be entitled to receive from the remaining distributable proceeds (if any) an amount equal to 1.55 times their investment plus any declared but unpaid dividends, reduced by any amounts already paid to such holders in respect of their preferred B shares;

iv.
The holders of preferred A shares shall be entitled to receive from the remaining distributable proceeds (if any) an amount equal to 1.33 times their investment plus any declared but unpaid dividends, reduced by any amounts already paid to such holders in respect of their preferred A shares.

v.	Any remaining distributable proceeds available for distribution, if any, shall be distributed among all the holders of ordinary shares of the Company, including holders of preferred shares.

vi.
In the event the distributable proceeds in a liquidation or deemed liquidation shall equal or exceed $136.9 million then the foregoing liquidation preferences for preferred A, B and C shares shall be disregarded, and in the event the distributable proceeds in a liquidation or deemed liquidation shall provide the holders of the preferred D shares an amount per each preferred D share equal to three (3) times their investment then the liquidation preference shall also be disregarded with respect to the preferred D shares.

iv.
Dividend Preference: The preferred shareholders will be entitled to receive, at a dividend distribution, an amount equal to the total amount paid by each preferred shareholder in consideration of its preferred shares according to the order of preference and ratio specified in the liquidation reference section above.

v.
Protective provisions: In addition, until a qualified IPO, the Preferred Majority will have certain protective provision in decisions with regard to the amendment of the Articles of Association of the Company, the recapitalization of its shares, effecting a liquidation event, declaring dividends, or performing a merger or IPO.

vi.
Conversion and conversion price adjustment: Each preferred share shall be convertible, at the option of the holder of such share, at any time after the purchase date of such share, into such number of fully paid and nonassessable ordinary shares of the Company as is determined by dividing the applicable original issue price for such class of shares by the conversion price at the time in effect for such class of shares. The initial conversion price per each preferred share shall be the original issue price for such class of shares, such that the initial conversion rate shall be one to one; provided, however, that the conversion price for each preferred share shall be subject

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to adjustment in accordance with any recapitalization event and pursuant to the anti-dilution provisions set forth herein.
Notwithstanding anything to the contrary herein, each preferred share shall automatically be converted into fully paid and non-assessable ordinary shares at the then applicable conversion rate, upon: (i) a qualified IPO which is defined in the Company’s Articles of Association as an IPO at a minimum pre-money valuation of $250 million and resulting in minimum gross proceeds to the Company of $50 million, or (ii) upon the consent in writing of the majority of the outstanding preferred shares (including the holders of two thirds or more of the preferred D shares).

NOTE 12:	SHAREHOLDERS' EQUITY
As of December 31, 2017 and 2018, the Company had 7,966,612 and 8,265,988 ordinary shares, respectively, of NIS 0.015 par value issued and outstanding and 26,667 warrants to purchase ordinary shares. Each ordinary share is entitled to one vote and to receive dividends as declared by the Board of Directors, subject to the priority rights of holders of preferred shares.

NOTE 13:	STOCK OPTION PLAN

a.
Under the Company’s 2007 Stock Option Plan, as amended in August 2014, September 2015 and July 2017, and its 2008 and 2018 US Equity Incentive Plans (collectively, the “Plans”), stock options exercisable for an ordinary share of NIS 0.015 par value, may be granted to employees, officers, non-employee consultants and directors of the Company.

In April 2018, the Board of Directors of the Company approved an increase in the number of unissued ordinary shares reserved for issuance to the Company’s employees, officers, consultants and directors under the Plans by 666,667 ordinary shares.
Under the Plans, as of December 31, 2017 and 2018, total stock options outstanding were 6,102,593 and   6,750,259 , respectively, and an aggregate of 500,880 and 134,349, respectively, stock options were still available for future grant. Each option granted under the Plans expires no later than 10-20 years from the date of grant. The vesting period of the options is generally four years vesting either quarterly or annually, unless the Board of Directors or the Compensation Committee of the Board determines otherwise. Any stock option which is forfeited or cancelled before expiration becomes available for future grants.
A summary of the Company’s options activity for the year ended December 31, 2017 and 2018 is as follows:

	December 31,
	2017	2018
	(U.S. $ in thousands)
Cost of revenues	$332	$634
Research and development	660	731
Sales and marketing	765	1,458
General and administrative	353	358
Total share-based compensation expense	$2,110	$3,181

In May 2017, the board of directors of the Company approved a 10-year extension of the remaining contractual term of 3,473,515 options originally granted to approximately 240 employees. The total incremental compensation cost resulting from this modification amounted to $895 thousand, out of which $783 thousand was recorded as compensation expense during the year ended December 31, 2017.
As of December 31, 2017 and 2018, the Company had 2,973,051 and 3,026,549 unvested options, respectively. As of December 31, 2017 and 2018, the unrecognized compensation cost related to all

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

unvested, equity-classified stock options of $2,583 thousand and $4,842 thousand is expected to be recognized as an expense over a weighted-average period of 2.78 and 2.66 years, respectively.
For the years ended December 31, 2017 and 2018, the weighted average grant date fair value of options granted was $1.19 per option and $2.72 per option, respectively. For the years ended December 31, 2017 and 2018, the total intrinsic value of the options exercised was $144 thousand and $1,772 thousand, respectively.

b.	A summary of the activity in options granted to employees for the year ended December 31, 2017 is as follows, as adjusted for the reverse Stock Split:

	Amount of Options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
				(U.S. $ in thousands)
Balance as of January 1, 2017	5,082,752	$1.28	13
Granted	1,888,901	$1.41	13
Exercised	(334,925)	$1.19	6
Forfeited	(534,135)	$1.40	11
Balance as of December 31, 2017	6,102,593	$1.29	13	$11,555
Exercisable as of December 31, 2017	3,129,542	$1.17	13	$6,279

The fair value of stock options granted was estimated using the Black-Scholes option-pricing model. The assumptions used to value options granted during 2017 were as follows:

Risk-free interest rate	2.08%-2.21%
Fair value of ordinary shares	$1.35-3.18
Expected term (in years)	6-11
Dividend yield	0%
Volatility	70%

c.	A summary of the activity in options granted to employees for the year ended December 31, 2018 is as follows, as adjusted for the reverse Stock Split:

	Amount of Options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
				(U.S. $ in thousands)
Balance as of January 1, 2018	6,102,593	$1.29	13
Granted	1,476,667	$3.45	16
Exercised	(299,376)	$0.54	9
Forfeited	(529,625)	$1.59	15
Balance as of December 31, 2018	6,750,259	$1.77	13	$45,461
Exercisable as of December 31, 2018	3,723,710	$1.29	12	$26,880

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of stock options granted was estimated using the Black-Scholes option-pricing model. The assumptions used to value options granted during 2018 were as follows:

Risk-free interest rate	2.68%-3.03%
Fair value of ordinary shares	$3.9-7.83
Expected term (in years)	6
Dividend yield	0%
Volatility	65%-66%

d.	The following table summarizes the Company’s outstanding and exercisable options granted as of December 31, 2017 and 2018, as adjusted for the reverse Stock Split:

Exercise Price	Options outstanding as of December 31, 2017	Weighted average remaining contractual term	Options exercisable as of December 31, 2017	Weighted average remaining contractual term
		(years)		(years)
$0.004	189,336	9	189,336	9
$0.60	114,587	9	114,587	9
$0.641	309,840	12	309,840	12
$0.795	173,336	12	173,336	12
$0.891	50,000	13	50,000	13
$1.406	5,265,494	14	2,292,443	13
	6,102,593		3,129,542

Exercise Price	Options outstanding as of December 31, 2018	Weighted average remaining contractual term	Options exercisable as of December 31, 2018	Weighted average remaining contractual term
		(years)		(years)
$0.004	22,668	8	22,668	8
$0.60	97,916	10	97,916	10
$0.641	309,840	11	309,840	11
$0.795	150,000	11	150,000	11
$0.891	50,000	12	50,000	12
$1.406	4,714,473	12	3,033,410	12
$1.755	984,693	15	59,876	16
$7.545	420,669	17	—	—
	6,750,259		3,723,710

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14:	INCOME TAXES

a.	Deferred Tax Assets and Liabilities
The components of the Company’s deferred tax assets and liabilities as of December 31, 2017 and 2018 were as follows:

	As of December 31,
	2017	2018
	(U.S. $ in thousands)
Deferred tax assets:
Tax loss carryforwards	$5,454	$4,703
Research and development	3,741	4,216
Deferred revenue	847	1,334
Employee and payroll accrued expenses	975	684
Other	36	—
Total deferred tax assets	11,053	10,937
Deferred tax liabilities:
Depreciation	(31)	(129)
Deferred costs	(971)	(1,352)
Other	—	(5)
Total deferred tax liabilities	(1,002)	(1,486)
Total deferred tax assets, net	10,051	9,451
Less valuation allowance for deferred tax assets	(9,511)	(8,762)
Deferred tax assets	$540	$689

The Company’s deferred tax assets are classified entirely in the consolidated balance sheet as non-current assets.
Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considered all available evidence, including past operating results, the most recent projections for taxable income, and prudent and feasible tax planning strategies. The Company reassess its valuation allowance periodically and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.
As of December 31, 2017 and 2018, the Company had recorded a full valuation allowance of $9,511 thousand and $8,762 thousand, respectively, with regard to its deferred taxes, consisting primarily of tax loss carryforwards generated in Israel.
On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was enacted into law. The new legislation represents fundamental modifications to the U.S. tax system. The Act contains several key tax provisions that will impact the Company’s U.S. subsidiary, including the reduction of the maximum U.S. federal corporate income tax rate from 35% to 21%, effective January 1, 2018. The Act also repeals the corporate alternative minimum tax for tax years beginning after December 31, 2017.
U.S. GAAP requires that the impact of tax legislation be recognized in the period in which the law was enacted. The Company revalued its deferred tax assets at the statutory rate of 21% as of December 31, 2017 that will be in effect in 2018 and forward.

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company believes that all future profits of its subsidiaries will be indefinitely reinvested or that there is no expectation to distribute any taxable dividends from these subsidiaries.

b.	Provision for Income Taxes
Loss (Income) before taxes on income for the years ended December 31, 2017 and 2018 were as follows:

	December 31,
	2017	2018
	(U.S. $ in thousands)
Israeli	$3,319	$4,879
Non-Israeli	(1,324)	(1,900)
	$1,995	$2,979

The components of taxes on income for the years ended December 31, 2017 and 2018 were as follows:

	December 31,
	2017	2018
	(U.S. $ in thousands)
Current
Israeli	$109	$105
Non-Israeli	1,277	1,328
	1,386	1,433
Deferred
Israeli	88	(1)
Non-Israeli	(677)	(149)
	(589)	(150)
Total taxes on income	$797	$1,283

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the theoretical tax benefit and actual taxes on income for the years ended December 31, 2017 and 2018 is set forth below:

	December 31,
	2017	2018
	(U.S. $ in thousands)
Loss before taxes on income	$1,995	$2,979
Statutory tax rate in Israel	24%	23%
Theoretical tax benefit	479	685
Increase (decrease) in taxes resulting from:
Effect of different tax rates applicable in foreign jurisdictions	185	(399)
Changes in valuation allowance	(546)	(708)
Permanent differences	(462)	(756)
Uncertain tax position	(91)	(91)
Change in tax rate	(255)	—
Non-recoverable taxes for excessive expenses	(89)	1
Other	(18)	(15)
Actual taxes on income	$(797)	$(1,283)

Uncertain tax positions
Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite its belief that its tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of a tax audit or changes in the tax law. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.

	Year ended December 31,
	2017	2018
	(U.S. $ in thousands)
Balance at beginning of year	$330	$421
Additions for tax positions related to the current year	91	91
Balance at end of year	$421	$512

The Company is subject to income taxes in the U.S., Israel and certain other foreign jurisdictions. The Company files income tax returns in various jurisdictions with varying statutes of limitations. Tax returns of the U.S. subsidiary submitted in the United States through 2014 tax year are considered to be final following the completion of an Internal Revenue Service examination. Tax returns of the Israel entity submitted in Israel through the 2013 tax year are considered to be final following the completion of an Israeli Tax Authorities examination. The expiration of the statute of limitations related to the various other foreign and state income tax returns that the Company and its subsidiaries file vary by state and foreign jurisdiction.

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

c.	Basis of taxation
Company incorporated in the U.S. — tax rate of 35% through December 31, 2017 and 21% beginning 2018.
Company incorporated in Germany — tax rate of 33%.
Company incorporated in UK — tax rate of 19%.
Company incorporated in France — tax rate of 33%.
Tax rates in Israel
Company incorporated in Israel — tax rate of 24% for 2017 and 23% beginning in 2018.
Tax benefits in Israel
Under Israel law, including Amendment No. 60 to the Israel law, the Company may be entitled to various tax benefits such as "approved enterprise" or “benefited enterprise” status, subject to meeting certain conditions, including generating taxable income. As of December 31, 2018, the Company does not anticipate taxable income in the foreseeable future.
The main potential tax benefits available are the following:

1)
In respect of income derived from the benefited enterprises, the Company is entitled to tax exempt during a period of two years from the year in which the Company first earns taxable income (limited to twelve years from the commencement date).

2)	In the event of distribution of a cash dividend from income which was tax exempt as above, the Company would have to pay 25% tax in respect of the amount distributed.

3)
Entitlement to the above benefits is conditioned upon the Company’s fulfilling the conditions stipulated by the above law, regulations published thereunder and the certificate of approval for the specific investments in approved enterprises or benefited enterprises. In the event of failure to comply with these conditions, the benefits may be cancelled, and the Company may be required to refund the amount of the benefits, in whole or in part, with the addition of linkage differences to the Israeli CPI and interest.

Israel tax loss carryforwards
Accumulated losses for tax purposes as of December 31, 2018 amounted to $20,449 thousand, and were generated in Israel. These losses may be carried forward and offset against taxable income in the future for an indefinite period. A full valuation allowance was created against the Company’s deferred tax assets generated in Israel, consisting mostly of net operating loss carryovers. Management currently believes that it is more likely than not that the deferred taxes generated in Israel will not be realized in the foreseeable future.

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15:	FINANCIAL INCOME (LOSS), NET

	Year ended December 31,
	2017	2018
	(U.S. $ in thousands)
Hedging instrument gains (loss), net	$88	$(337)
Bank charges	(18)	(89)
Exchange rate gain (loss), net	336	(418)
Interest expense	(137)	(218)
Other, net	(2)	15
Total financial income (expenses), net	$267	$(1,047)

NOTE 16:	ENTITY WIDE DISCLOSURES
ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments. The Company manages its business based on one operating segment and derives revenues from licensing of software, sales of hardware, providing maintenance and technical support and sales of professional services.
The following is a summary of revenues within geographic areas:

	Year ended December 31,
	2017	2018
	(U.S. $ in thousands)
Geography:
Americas:
United States	$34,718	$47,860
Other	302	407
	35,020	48,267
Israel	757	1,161
EMEA (excluding Germany)	18,380	23,181
Germany	6,962	8,253
APAC	3,421	4,119
Total	$64,540	$84,981

Net sales are attributed to geographic areas based on the location of customer.
As of December 31, 2017 and 2018, each of the following distributors comprised more than 10% of the Company’s revenue:

	December 31,
	2017	2018
Customer A	16%	13%
Customer B	13%	10%

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Disaggregation of Revenue
The Company generates revenue from the sale of software products, hardware products, maintenance and support, and professional services. All revenue recognized in the consolidated statement of operations is considered to be revenue from contracts with customers. The following table sets for the disaggregated revenue by revenue type and is consistent with how the Company evaluates its performance obligations:

	Year ended December 31,
	2017	2018
	(U.S. $ in thousands)
Revenues:
Software products	$28,655	$39,300
Hardware products	2,200	3,254
Support and maintenance	27,966	37,155
Professional services	5,719	5,272
Total revenues	$64,540	$84,981

Property, plant and equipment, net by geographical area were as follows as of December 31, 2017:

	December 31,
	2017	2018
	(U.S. $ in thousands)
Americas (primarily the United States)	$210	$496
EMEA	46	81
Israel	1,573	1,986
	$1,829	$2,563

NOTE 17:	SUBSEQUENT EVENTS

a)
In 2019, the Company entered into a long-term lease agreement for additional office and parking space in Tel Aviv, Israel until January 31, 2029 with an option to extend until January 31, 2034.The Company granted an additional lien to a financial institution to secure this operating lease agreement. The aggregate minimum lease commitments under such new lease agreement are as follows:

2019: $34
2020: $815
2021: $815
2022: $815
2023 and thereafter: $4,960

b)	In 2019, the Company signed an extension of the lease of its offices in Ramat Gan for an additional three months in an amount of $373 thousand.

c)
In February 2019, the Shareholders of the Company approved an increase in the number of unissued ordinary shares reserved for issuance to the Company’s employees, officers, consultants and directors under the Plans by 1,000,000 ordinary shares.

TUFIN SOFTWARE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

d)	In January 2019, the Company granted a total of 388 thousand stock options with an exercise price of $8.51 per share to employees and service providers.

e)	On February 28, 2019 , the Board of Directors of the Company approved a 1.5:1 reverse share split, which became effective upon shareholder approval on March 21, 2019.

f)
Subsequent events were evaluated until March 6, 2019, which is the issuance date of the financial statements. In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through April 1, 2019, the date the financial statements were available to be reissued.

tufin

The Security Policy Company

$85M Total Revenue[1]	2000+ Global Customers[2]	30%+ Revenue Growth[1]	90%+ Maintenance Renewal Rates[1]	424 Employees[1]	80%+ Gross Margin[1]

[1] 12 months ended December 31, 2018
[2] Since inception

tufin

The Security Policy Company

Until , 2019 (25 days after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.  Indemnification of Directors and Officers
Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association to be effective immediately prior to the closing of this offering include such a provision. The company may not exculpate in advance a director from liability arising from a breach of his or her duty of care in connection with a prohibited dividend or distribution to shareholders.
As permitted under the Israeli Companies Law, our amended and restated articles of association provide that we may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event:

•
a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding, (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent or (iii) in connection with a monetary sanction;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

•
expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws if applicable, and payments made to injured persons under specific circumstances thereunder; and

•	any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an office holder in the company.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a monetary liability imposed on the office holder in favor of a third party;
Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.
Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.
Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.
We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is the greater of (1) 25% of our total shareholders’ equity pursuant to our most recent financial statements as of the time of the actual payment of indemnification and (2) $40.0 million (as may be increased from time to time by shareholders’ approval); provided, however, that in relation to indemnification claimed in connection with a public offering of our securities, the amount, if higher, shall be equal to the aggregate proceeds from the sale by the Company and/or any shareholder of the Company in connection with such public offering . Such indemnification amounts are in addition to any insurance amounts. Each office holder who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7.  Recent Sales of Unregistered Securities
The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act:

•
Since April 1, 2016 , we have granted share options to employees, directors and consultants under our share option plans covering an aggregate of 4,332,235 shares, with a weighted average exercise price of $2.74 per share. As of the date of this registration statement, 34,958 of these options have been exercised, while 711,624 of these options have been forfeited and canceled without being exercised. Options that are forfeited or canceled are returned to the option pool and become eligible for reallocation. Such issuances were exempt from registration under the Securities Act in reliance on Section 4(a)(2), Rule 701 and/or Regulation S under the Securities Act.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth in Item 7.
Item 8.  Exhibits and Financial Statement Schedules

(a)	Exhibits.
See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules.
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 9.  Undertakings
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Association of the Registrant
3.2	Form of Amended and Restated Articles of Association of the Registrant, which will become effective upon the closing of this offering
4.1	Specimen share certificate
5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co., Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent)
10.1	Amended and Restated Investors’ Rights Agreement, dated March 6, 2019, by and among the Registrant and the other parties thereto
10.2	Form of Letter of Indemnification**
10.3	Office Lease Agreement, dated July 2, 2018, by and between the Registrant and Amot Investment Ltd. and Bayside Land Corporation Ltd, and amendments thereto∞**
10.4	Office Lease Agreement, dated September 18, 2007, by and between the Registrant and Mazal and Bracha (1970) Ltd, and amendments thereto∞**
10.5	Office Lease Agreement, dated August 22, 2017, by and between Tufin Software North America, Inc. and NS Two Oliver LLC**
10.6	Commencement Agreement, dated December 18, 2017, by and between Tufin Software North America, Inc. and NS Two Oliver LLC**
10.7	2007 Israeli Share Option Plan**
10.8	Global Addendum (Non-Israeli and Non-U.S. Taxpayers) to the 2007 Israeli Share Option Plan**
10.9	2008 U.S. Stock Plan**
10.10	2018 Equity-Based Incentive Plan**
10.11	2019 Equity-Based Incentive Plan
10.12	Amended and Restated Loan and Security Agreement, dated September 27, 2018, by and among the Registrant, Silicon Valley Bank, and Tufin Software North America, Inc.**
10.13	Compensation Policy
21.1	List of subsidiaries of the Registrant**
23.1	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited
23.2	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page to Registration Statement)**
99.1	Consent of Dafna Gruber as director nominee**
99.2	Consent of Peter Campbell as director nominee

*	To be filed by amendment.

**	Previously filed.

∞	English summary of original Hebrew document.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F‑1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ramat-Gan, Israel on April 1, 2019 .

TUFIN SOFTWARE TECHNOLOGIES LTD.

By:	/s/ Reuven Kitov
Name: Reuven Kitov
Title: Chief Executive Officer, Co-Founder and Chairman of the Board
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on April 1, 2019 in the capacities indicated:

Signatures	Title

/s/ Reuven Kitov	Chief Executive Officer, Co-Founder, Chairman of the Board (Principal Executive Officer)
Reuven Kitov

/s/ Jack Wakileh	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Jack Wakileh

*	Chief Technology Officer, Co-Founder and Director
Reuven Harrison

*	Director
Ohad Finkelstein

*	Director
Edouard Cukierman

*	Director
Yair Shamir

*	Director
Ronni Zehavi

*	Director
Yuval Shachar

*By:	/s/ Reuven Kitov
Name: Reuven Kitov
Title: Attorney-in-fact

TUFIN SOFTWARE NORTH AMERICA, INC.		Authorized Representative in the United States

By:	/s/ Reuven Kitov
Name: Reuven Kitov
Title: Chief Executive Officer, Co-Founder and Chairman of the Board